UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Unum Group
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2018

Proxy Statement

Notice of Annual Meeting of Shareholders

Thursday, May 24, 2018

TABLE OF CONTENTS

NOTICE OF 2018 ANNUAL MEETING	5	Compensation Program Structure
PROXY SUMMARY	6	and Committee Decisions	50
Performance Highlights	6	Individual Performance Assessments	55
Capital Generation for Shareholders	8	Company Performance Targets	58
Total Shareholder Return	9	Compensation Decisions	63
2017 Say-on-Pay Vote and Shareholder		Severance and Change in Control Arrangements	72
Outreach	10	Compensation Policies and Practices	73
Key Corporate Governance and Executive		REPORT OF THE HUMAN CAPITAL COMMITTEE	75
Compensation Practices	11	COMPENSATION TABLES	76
Voting Items	12	2017 Summary Compensation Table	76
CORPORATE GOVERNANCE	13	2017 Grants of Plan-Based Awards	79
Board Overview	13	2017 Outstanding Equity Awards at Fiscal
Board Evaluation Process	16	Year-End	80
Process for Selecting and Nominating Directors	17	Vesting Schedule for Unvested Restricted
INFORMATION ABOUT THE BOARD OF DIRECTORS	19	Stock Units	81
Director Nominees	19	2017 Option Exercises and Stock Vested	81
Additional Current Director - Retiring at the		POST-EMPLOYMENT COMPENSATION	82
2018 Annual Meeting	24	Pension Benefits	82
Summary of Director Qualifications and Experience	25	Non-Qualified Deferred Compensation	85
Director Independence	26	Other Post-Employment Payments	86
Director Compensation	26	CEO PAY RATIO	92
BOARD AND COMMITTEE GOVERNANCE	30	OWNERSHIP OF COMPANY SECURITIES	93
Corporate Governance Guidelines	30	Security Ownership of Certain Shareholders	94
Board Leadership Structure	30	Section 16(a) - Beneficial Ownership
Board Meetings and Attendance	31	Reporting Compliance	95
Committees of the Board	32	ITEMS TO BE VOTED ON	96
Limits on Board and Audit Committee Service	34	Election of Directors	96
The Board's Role in Risk Oversight	34	Advisory Vote to Approve Executive
Director Retirement Policy	35	Compensation	96
Compensation Committee Interlocks		Ratification of Appointment of Independent
and Insider Participation	36	Registered Public Accounting Firm	97
Related Party Transactions and Policy	36	Approval of an Amended and Restated Certificate
Codes of Conduct and Ethics	37	of Incorporation including the elimination of
OTHER GOVERNANCE MATTERS	38	Supermajority Voting Requirements	98
Shareholder Engagement	38	ABOUT THE 2018 ANNUAL MEETING	100
Corporate Social Responsibility	38	ADDITIONAL INFORMATION	104
REPORT OF THE AUDIT COMMITTEE	41	APPENDIX A	107
COMPENSATION DISCUSSION AND ANALYSIS	44	Reconciliation of Non-GAAP Financial Measures	107
Business and Performance Review	44	APPENDIX B	113
Executive Compensation	49	Amended and Restated Certificate of Incorporation	113
Key Practices	49
2017 Say-on-Pay Vote and Shareholder
Outreach	49
We are furnishing proxy materials, including this proxy statement, in connection with the solicitation of proxies on behalf of the Board of Directors, to be voted at the 2018 Annual Meeting of Shareholders of Unum Group and at any adjournment or postponement thereof. Our proxy materials are first being mailed and made available electronically to shareholders on or about April 12, 2018.

2018 PROXY STATEMENT	3

A LETTER FROM OUR BOARD OF DIRECTORS

April 12, 2018
Dear Fellow Shareholder:

We’re pleased to report that Unum delivered record earnings in 2017, continuing our tradition of delivering strong results for our shareholders and customers. This performance translated into another profitable year for our shareholders. We saw healthy growth in our stock price, generated significant capital in our businesses and executed a robust program of returning value to our investors. As a result, our total shareholder return outpaced our peers and the broader S&P 500, not only for 2017 but over longer periods of time.
We achieved these results by remaining focused on what we do best - providing benefits that protect the livelihoods of individuals and their families. We’re an integral part of the safety net for more than 35 million people, and our disciplined approach to running our business is why people have counted on us for 170 years.
A central role of our Board is to ensure the company maintains good governance practices, and that starts with strong leadership. In 2017, we continued the orderly leadership transition begun a few years ago with the election of Kevin Kabat as our Chairman at last year’s Annual Meeting. Through this leadership transition and others in the past, Unum has always maintained a thorough approach to corporate governance that assesses risk, ensures regulatory compliance, and provides oversight of compensation, investment activity and other financial matters. We also conduct a regular outreach and engagement program that ensures we receive valuable feedback from our shareholders on a variety of topics.
Corporate sustainability is one topic that is getting more attention among investors these days, however, it's not new to us. With millions of people depending on the coverage we provide, Unum understands the importance of helping others. That philosophy permeates everything we do - from advocating for access to benefits and investing in the wellbeing of our people, to improving our local communities and minimizing the impact we have on our environment. You can learn more about our responsibility efforts on our website.
While 2017 was a banner year, we look forward with even greater confidence. The leadership positions we enjoy in our markets and the investments we’re making in our products and customer experience allow us to operate from a position of strength. We’re also poised to capitalize on what we believe are good growth opportunities for the future.
Our success as a company depends on our 10,000 employees who support our customers every day, and they deserve all our thanks for a job well done. On behalf of them, we thank you for your investment in Unum and for the trust you place in us to represent your interests as a shareholder.

4	2018 PROXY STATEMENT

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Voting Items
DATE: Thursday, May 24, 2018	☑	Election of directors	p. 96
TIME: 10 a.m. Eastern Daylight Time
LOCATION: 1 Fountain Square,	☑	Advisory vote to approve executive compensation	p. 96
Chattanooga, TN 37402
WEBSITE: www.envisionreports.com/unm	☑	Ratification of appointment of independent public accounting firm	p. 97

	☑	Approval of an Amended and Restated Certificate of Incorporation, including the elimination of supermajority voting requirements	p. 98

We mailed this Proxy Statement or a Notice of Internet Availability of Proxy Materials on April 12, 2018.
How to vote

Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card, voting instructions form or Notice of Internet Availability in hand and follow the instructions below.

Attending	Mail

You will be asked to provide photo identification and appropriate proof of ownership to attend the meeting. You can find more information under "About the Annual Meeting" in the attached proxy statement.
Who can vote
Shareholders of record of the company’s common stock (NYSE: UNM) at the close of business on March 26, 2018, are entitled to vote at the meeting and any adjournments or postponements of the meeting.

Proxy Services, c/o Computershare Investor Services,
P.O. Box 43126, Providence, Rhode Island 02940-5138

Deadline: Close of business day on May 23, 2018

Telephone
1-800-652-VOTE (8683)

Deadline: 2:00 a.m. Eastern Daylight Time, May 24, 2018

Internet
www.envisionreports.com/unm

Deadline: 2:00 a.m. Eastern Daylight Time, May 24, 2018

Shareholders also will transact any other business that may properly come before the meeting.
Management will also review the company’s 2017 performance and its outlook for the future.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 24, 2018: The proxy statement and annual report to shareholders are available at www.envisionreports.com/unm.

J. Paul Jullienne
Vice President, Managing Counsel and Corporate Secretary
April 12, 2018

2018 PROXY STATEMENT	5

PROXY SUMMARY

PROXY SUMMARY
This summary is intended to highlight certain key information contained in this proxy statement that we believe will assist your review of the business items to be voted on at the 2018 Annual Meeting of Shareholders of Unum Group (the "2018 Annual Meeting"). As it is only a summary, we encourage you to review the full proxy statement and our annual report on Form 10-K for the year ended December 31, 2017 (the "2017 Form 10-K") for more complete information about these topics.
Performance Highlights
Unum had a very successful year in 2017 as we delivered consistent financial and operating performance, and continued our growth trends, leading to record after-tax adjusted operating earnings per share. We maintained market-leading positions and a strong value proposition with customers and brokers, and focused on expanding our product and geographic footprint. Our disciplined business approach helped us maintain attractive profit margins and a high level of customer satisfaction. These results were despite a challenging environment, including the pressure of continued low interest rates and uncertainty in the U.K. due to Brexit.
Financial Highlights1
Below are financial highlights from 2017.

Record earnings
Unum achieved record after-tax adjusted operating earnings, continuing our recent history of strong financial performance. For the year, we delivered strong after-tax adjusted operating income of $976.2 million, based on total revenue of $11.3 billion. Adjusted operating earnings per share (EPS) were at an all-time high of $4.29, a significant increase over the prior year and the twelfth consecutive year of after-tax adjusted operating EPS growth.

Return on equity
We continued to put our shareholders' capital to good use. Consolidated adjusted operating return on equity (ROE) was 11.6%, while ROE in our core operating segments was 15.9%.
Book value
Our book value per share at the end of 2017 was up 8.2% from 2016 (excluding accumulated other comprehensive income, or AOCI). It was the ninth consecutive year of shareholder equity growth.
______________________
(1) Operating results referenced in this document are non-GAAP financial measures that exclude certain specified items. For 2017, these excluded items were net realized investment gains, loss from a guaranty fund assessment, an unclaimed death benefits reserve increase, and a net tax benefit from the impacts of U.S. Tax Reform. For reconciliations of the non-GAAP financial measures, including after-tax adjusted operating income, after-tax adjusted operating earnings per share, adjusted operating return on equity and book value per share (excluding accumulated other comprehensive income, or AOCI), to the most directly comparable GAAP measures, refer to Appendix A. Effective December 31, 2017, to more clearly differentiate between the GAAP and non-GAAP financial measures, we changed the naming convention for our non-GAAP financial measures from "operating" measures to "adjusted operating" measures, which includes a change from "after-tax operating income" to "after-tax adjusted operating income", and "operating return on equity" to "adjusted operating return on equity". The definition of these labels remains unchanged.

6	2018 PROXY STATEMENT

PROXY SUMMARY

Operating Highlights
Unum delivered on our mission of supporting our customers in 2017. We paid approximately $7.1 billion in benefits to people facing illness, injury or loss of life. Satisfaction metrics measuring our interaction with customers and partners were high and generally exceeded our plan benchmarks.
We saw impressive sales and healthy premium growth throughout our core businesses, compared with 2016 results. This growth was achieved while maintaining our pricing and risk discipline, and demonstrates that our value story continues to resonate with customers.
We managed our investment portfolio well despite the continued low interest rate environment. Due to the nature of our business, we invest for the long term with an investment philosophy emphasizing sound risk management and credit quality.
Strategic Positioning
We have recently taken a number of steps to fuel our growth and position us for the future.

•
Acquisitions: Unum's acquisitions in 2015 and 2016 of dental providers in the U.K. and U.S. have accelerated our expansion into the dental market and have been positively received. We have also announced our intent to acquire a financial protection provider based in Poland by the end of 2018, expanding our footprint in Europe.

•	Growth initiatives: We have enhanced our product portfolio with the introduction of dental, vision, stop-loss and new voluntary offerings. Planned geographic expansion is also driving growth.

•
Business investments: Current and planned investments in technology, customer experience, business development, facilities and our people are designed to further enhance our service capabilities, identify future opportunities for growth, and attract and retain talent.

In addition, we view these key developments in the external environment as likely having a positive impact on our business.

•
Tax reform: We expect tax legislation enacted by the U.S. federal government in December 2017 to significantly lower our overall effective tax rate in future periods. While there are other offsets in the short-term, we expect the ongoing benefit due to the lower corporate income tax rate to free up capital to reinvest in our business and add value to shareholders.

•
Business confidence: As a provider of employee benefits offered through the workplace, we expect to benefit as employers gain more confidence in the economic environment, particularly in the U.S. We anticipate these positive trends will translate to greater hiring and wage growth, business investments and investments in employees.

2018 PROXY STATEMENT	7

PROXY SUMMARY

Capital Generation for Shareholders
Our strong statutory earnings result in solid capital generation, which we have deployed in a number of ways.
In addition, our credit ratings remain high as a result of our strong balance sheet, our favorable operating results and our highly respected brand in the employee benefits market.

8	2018 PROXY STATEMENT

PROXY SUMMARY

Total Shareholder Return
Unum continues to outperform our peers and the broader S&P 500 in total shareholder return (TSR). Over the last decade, we have been an excellent long-term investment during one of the worst financial crises in memory, with a 10.8% compound annual return to shareholders during the last 10 years.
We saw our TSR grow by more than 27 percent during 2017, despite a continued low interest rate environment. This outpaced the performance of the S&P 500, our peers in the S&P Life and Health Index and the average of our Proxy Peer Group (as defined on page 53) during the same time period. Over the most recent three-, five- and 10-year periods, we exceeded the TSR performance of every index group. This strong performance is due primarily to our market-leading positions, prudent underwriting and risk management discipline, and effective capital management.

2018 PROXY STATEMENT	9

PROXY SUMMARY

2017 Say-on-Pay Vote and Shareholder Outreach

Our 2017 shareholder advisory vote to approve executive compensation passed with 96% support. As we have done for several years, we continued our shareholder engagement through an extensive outreach effort, contacting each of our top 50 investors, representing over 70% of our outstanding shares. Additionally, during 2017, based on feedback received from shareholders in the prior year, our independent Board Chairman joined us for meetings with our largest shareholders.

Seven investors, representing more than 36% of our outstanding shares, accepted our invitation for engagement and we met with each of them. Another six investors, representing approximately 8% of our outstanding shares, responded that a meeting was not necessary.
During the meetings, shareholders provided feedback on a variety of topics though we did not receive any suggestions for changes to our compensation programs. Overall, the shareholders we spoke with generally had favorable comments about our practices and programs including:

•	Our thoughtful approach to governance practices such as:

◦	Board leadership succession planning; and

◦	Our responsiveness to shareholder feedback, including the adoption of special meeting rights;

•	Clearly designed programs with an appropriate mix of compensation for executives; and

•	The smooth transition of management and Board leadership during 2015 and 2016.
Through these meetings, we identified opportunities for further enhancements to the disclosures in our proxy statement and discussed governance topics that some shareholders asked us to consider, including:

•	Adding a matrix showing key qualifications and attributes of our directors;

•	Eliminating supermajority voting requirements; and

•	Highlighting some of our work in the area of social responsibility in our proxy statement given its importance in driving retention and engagement.
In addition to our meetings with shareholders, we also met with two large proxy advisory firms to provide an update on our shareholder engagement efforts and gain further insight into their views regarding our compensation and governance practices and disclosures.
Overall, shareholders told us they appreciated the opportunity to engage in these discussions and the company’s willingness to consider their input.

10	2018 PROXY STATEMENT

PROXY SUMMARY

Key Corporate Governance and Executive Compensation Practices

Executive Compensation Practices	Board Practices
A pay for performance philosophy	All directors other than the CEO are independent, including the Board Chairman
Annual say-on-pay votes	All Board Committees fully independent
Programs that mitigate undue risk taking in compensation	Commitment to diversity at the Board level and within the enterprise
Independent compensation consultant to the Human Capital Committee	High meeting attendance by directors (average attendance of 98% in 2017)
Elimination of golden parachute excise tax gross-ups	Limits on outside board and audit committee service
Minimal perquisites
No NEOs have employment agreements	Governance Practices
Double-trigger provisions for severance	Annual election of directors
Restrictive covenants in our long-term incentive grant agreements	Majority vote requirement for directors (in uncontested elections)
Clawback provisions	Proxy access bylaws
A balance of short- and long-term incentives	Shareholder right to call special meetings
Robust stock ownership and retention requirements	Annual, proactive shareholder engagement
Relevant peer groups for benchmarking compensation	Anti-pledging and anti-hedging policies applicable to executives and directors
Robust individual performance assessments of executives and directors	Annual Board, committee, and individual director evaluations
Regular executive sessions of independent directors
No poison pill
In addition, at the 2018 Annual Meeting, the Board is requesting that shareholders approve an amended and restated certificate of incorporation. The requested amendments to our certificate of incorporation include the elimination of supermajority voting requirements that currently require the affirmative vote of at least 80% of outstanding shares to remove a director, amend our bylaws, approve certain business combinations, or amend the supermajority voting requirements of the certificate of incorporation. For further information, please refer to Voting Item 4 on page 98.

2018 PROXY STATEMENT	11

PROXY SUMMARY

Voting Items
The following items will be voted on at the 2018 Annual Meeting:

Voting Item			Page	Board Recommends
Item 1: Election of Directors			96	FOR EACH NOMINEE
Eleven director nominees are standing for election this year, each for a one-year term expiring at the 2019 Annual Meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal from office. The Board and the Governance Committee believe that each director nominee possesses the necessary skills and qualifications to provide effective oversight of the business. The director nominees are:

Theodore H. Bunting, Jr. E. Michael Caulfield Susan D. DeVore Joseph J. Echevarria	Cynthia L. Egan Kevin T. Kabat Timothy F. Keaney Gloria C. Larson	Richard P. McKenney Ronald P. O’Hanley Francis J. Shammo
Item 2: Advisory vote to approve executive compensation			96	FOR
We are seeking a non-binding advisory vote to approve the compensation of our named executive officers. We describe our compensation programs in the Compensation Discussion and Analysis section of this proxy statement. The Human Capital Committee believes these programs reward performance and align the long-term interests of management and shareholders. Although non-binding, the Human Capital Committee will take into account the outcome of the advisory vote and shareholder feedback when making future executive compensation decisions.

Item 3: Ratification of appointment of independent registered public accounting firm			97	FOR
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2018, and shareholders are being asked to ratify the appointment.
Item 4: Approval of an Amended and Restated Certificate of Incorporation, including the elimination of supermajority voting requirements			98	FOR
The Board has approved an Amended and Restated Certificate of Incorporation, and shareholders are now being asked to approve it. The amendments reflected in the Amended and Restated Certificate of Incorporation include the elimination of supermajority voting requirements and other non-material changes.

12	2018 PROXY STATEMENT

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE
Board Overview
The Board of Directors is elected by shareholders to oversee management and assure that the long-term interests of shareholders are being served. The Board oversees the CEO and other senior management, who are responsible for carrying out the company's day-to-day operations in a responsible and ethical manner. The Board and its committees meet regularly to review and discuss the company's strategy, business, and performance, as well as important issues that it faces. These discussions take place with management and with appropriate outside advisers who provide independent expertise, perspectives and insights. In addition, the independent members of the Board and its committees hold regular executive sessions to discuss matters free of the presence or influence of management. Board members are also kept apprised of significant developments that arise between meetings.
Board Composition and Refreshment
The Board believes that a critical component of its effectiveness in serving the long-term interests of shareholders is to ensure that its membership remains diverse, possessing a variety of backgrounds, experiences and skill sets from which to draw upon. Fresh views and ideas help the Board to maintain a broad perspective and forward-looking vision capable of anticipating and adapting to the rapid pace of change, just as experience and continuity provide necessary context and stability for important decisions. With that in mind, the Governance Committee periodically reviews the composition of the Board to assure an appropriate balance of experiences, skills, tenure and diversity. This is an ongoing, year-round process.
The Board is committed to effective board succession planning and refreshment, including having honest and difficult conversations with individual directors when necessary. These conversations may arise in connection with the Board evaluation process, succession planning or consideration of the annual slate of Board nominees. As a result of these processes, directors may decide (for personal or professional reasons) or be asked (for reasons related to their ongoing contributions to the Board) not to stand for re-election at the next Annual Meeting. It is expected that these refreshment practices will continue in the future.
Since the beginning of 2015, we have experienced a healthy level of turnover on the Board, with five new directors joining the Board and six retiring. While some companies have tenure limits on Board service, we believe our balanced approach which places a limit on age but not on tenure delivers the right mix of directors with new ideas and perspectives along with those possessing deep knowledge of the company.

2018 PROXY STATEMENT	13

CORPORATE GOVERNANCE

Board Qualifications
The Board strives to maintain independence of thought and diverse professional experience among its membership. The Board and the Governance Committee look for directors who have qualifications and attributes in key areas relevant to Unum, and that align with our business strategy. The table below summarizes why these qualifications and attributes are important to Unum and how the composition of our Board, as a whole, meets these needs.

Qualifications and Attributes	Relevance to Unum	Board Composition
Accounting/Auditing	We operate in a complex financial and regulatory environment with disclosure requirements, detailed business processes and internal controls.
Business Operations	We have significant operations focused on customer service, claims management, sales, marketing and various back-house functions.
Capital Management	We allocate capital in various ways to run our operations, grow our core businesses and return value to shareholders.
Corporate Governance Leadership	As a public company, we expect effective oversight and transparency, and our stakeholders demand it.
Financial Expertise/Literacy	Our business involves complex financial transactions and reporting requirements.
Independence	Independent directors have no material relationships with us and are essential in providing unbiased oversight.
Industry Experience	Experience in the insurance and financial services industry provides a relevant understanding of our business, strategy, and marketplace dynamics.
International	With global operations in several countries and prospects for further expansion, international experience helps us understand opportunities and challenges.
Investment Markets	We manage a large and long-term investment portfolio to uphold our promises to pay the future claims of our policyholders.
Public Company Executive Experience	Experience leading a large, widely-held organization provides practical insights on need for transparency, accountability, and integrity.
Recent Public Board Experience	We value individuals who understand public company reporting responsibilities and have experience with the issues commonly faced by public companies.
Regulatory/Risk Management	A complex regulatory and risk environment requires us to develop policies and procedures that effectively manage compliance and risk.
Technology	We rely on technology to manage customer data, deliver products and services to the market, and pay claims.

14	2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Board Tenure
Directors with varied tenure contribute to a range of perspectives and ensure we transition knowledge and experience from longer-serving members to those newer to our Board. We have a good mix of new and long-standing directors, with our 11 director nominees averaging 5.5 years of service on our Board as of the 2018 Annual Meeting.
Board Diversity
Our directors represent a range of backgrounds and overall experience. More than one-third are women or represent a diverse group, which places Unum's Board among the top of our industry in gender and racial/ethnic diversity. In recent years, our Governance Committee has focused on ensuring continued diversity on the Board during refreshment activities by requiring that candidate pools include diverse individuals meeting the recruitment criteria. Our director nominees range from 49 to 71 years of age, with the average age being 60.4 years, as of the 2018 Annual Meeting.

2018 PROXY STATEMENT	15

CORPORATE GOVERNANCE

Board Evaluation Process
A healthy and vigorous Board evaluation process is an essential part of good corporate governance. At Unum, this process includes annual evaluations of the Board, each committee, and individual directors.
The Governance Committee establishes and oversees the evaluation process, which focuses on identifying areas where Board, committee and director performance is most effective, as well as opportunities for further development or improvement. Each year, the Governance Committee reviews the format and effectiveness of the evaluation process in identifying actionable feedback for directors to consider, recommending changes in process as appropriate. Determining whether to engage a third-party facilitator is also part of the review.
This past year, the evaluation process was conducted in two phases. The first phase focused on the evaluation of the performance of each committee and the Board as a whole. The second phase focused on the evaluation of each director’s performance, and was led by the Chairman of the Board in advance and in anticipation of the director nomination process. This two-phased approach generates robust discussions at all levels of the Board, and has resulted in changes that have improved Board efficiency and effectiveness.
BOARD AND COMMITTEE EVALUATIONS

Evaluation Forms	ð	Board/Committee Meetings	ð	Feedback Incorporated
Each director evaluates various measures of performance for the Board and each committee on which the director serves. Topics include composition, structure and engagement.		The full Board and each committee conduct separate closed self-assessment sessions, where results from evaluations and additional feedback are discussed.		Based on evaluation results, changes are considered and implemented, as appropriate.
DIRECTOR PERFORMANCE EVALUATIONS

Peer Evaluation Guide	ð	Individual Interviews	ð	Review Meetings
A guide provided to each director in advance of individual discussions with the Chairman.		The Chairman conducts individual interviews to solicit feedback from directors on their peers.		Full Board feedback is provided to each director by the Chairman, including discussion around performance strengths and opportunities for growth.

16	2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Process for Selecting and Nominating Directors
Director Nominee and Selection
The Governance Committee is responsible for identifying and evaluating director candidates and recommending to the Board a slate of nominees for election at each Annual Meeting. The Committee has engaged a third-party search firm to assist with recruitment efforts. This firm identifies candidates who meet the criteria of our search, provides requested background and other relevant information regarding candidates, and coordinates arrangements for interviews as necessary. Nominees may also be suggested by directors, management, or shareholders. Ms. DeVore, who was elected to the Board in February 2018, was recommended to the Governance Committee by a third-party search firm.
Shareholders who wish to recommend director candidates for consideration by the Governance Committee must submit to the Corporate Secretary at Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402 the same information that would be required to nominate a director candidate as described on page 104 in the section titled "Shareholder proposals and nominations for our 2019 Annual Meeting." The Governance Committee’s policy is to consider candidates recommended by shareholders in the same manner as other candidates.
In addition, our bylaws permit shareholders to nominate directors for inclusion in our proxy materials or directly at an Annual Meeting in accordance with the procedures in our bylaws, as described on page 104 in the section titled "Shareholder proposals and nominations for our 2019 Annual Meeting."
Our corporate governance guidelines specify the following criteria to be used in evaluating the candidacy of a prospective nominee:

•	Reputation for high ethical conduct, integrity, sound judgment, and accountability;

•	Current knowledge and experience in one or more core competencies identified in the corporate governance guidelines;

•	Ability to commit sufficient time to the Board and its committees;

•	Collegial effectiveness; and

•	Diversity, whether in viewpoints, gender, ethnic background, age, professional experience or other demographics.
The core competencies sought in any particular candidate depend on the current and future needs of the Board based on an assessment of the composition of the Board and the mix of attributes and qualifications represented. In addition, the Governance Committee considers other specific qualifications that may be desired or required of nominees, including their independence and ability to satisfy specific Audit Committee or Human Capital Committee requirements. As part of the director selection and nomination process, the Governance Committee assesses the effectiveness of its Board membership criteria.
In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s interest in continuing to serve, past attendance at meetings, contributions to the Board and committees on which the director serves, the skills, experience and background that the director brings to the Board relative to the Board’s needs and existing composition, and the results of the most recent Board, committee and individual director evaluations.

2018 PROXY STATEMENT	17

CORPORATE GOVERNANCE

Annual Election of Directors
Directors are elected each year at the Annual Meeting, to hold office until the next Annual Meeting and until their successors are elected, or until their earlier death, resignation, disqualification, or removal from office. Other than requiring retirement from the Board at the next Annual Meeting after a director reaches the age of 72, there are no term limits. However, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.
Majority Voting Standard
Our bylaws provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected (an "uncontested election"), each nominee must receive a majority of the votes cast with respect to that nominee to be elected as a director (i.e., the number of shares voted "for" a nominee must exceed the number voted "against" that nominee). If an incumbent director is not re-elected under this majority voting standard, the director must submit an irrevocable letter of resignation to the Board, which will become effective upon acceptance by the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. If the director submitting the resignation is a member of the Governance Committee, that director will not participate in the Governance Committee’s recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date of the certification of the election results.

18	2018 PROXY STATEMENT

INFORMATION ABOUT THE BOARD OF DIRECTORS

INFORMATION ABOUT THE BOARD OF DIRECTORS
Below are brief biographies for each of our current directors and descriptions of the directors’ key qualifications, skills, and experiences that contribute to the Board’s effectiveness as a whole.
Director Nominees

Director since 2013 Age 59 Independent Director Committees Audit Human Capital	Theodore H. Bunting, Jr.

Mr. Bunting retired as the Group President, Utility Operations of Entergy Corporation, an integrated energy company, and previously served as Senior Vice President and Chief Accounting Officer for Entergy. He has extensive financial, accounting and operational experience as a senior executive with a public company in a regulated industry. Mr. Bunting has been a director at another publicly traded company, is an audit committee financial expert under SEC regulations, and is also a certified public accountant.

	Career Experience	Qualifications

Entergy Corporation
Group President, Utility Operations (2012-2017)
Senior Vice President and Chief Accounting Officer (2007-2012)
Numerous executive roles with Entergy, which he joined in 1983

Public Company Board Experience

Imation Corp. (2012-2014)
Accounting/Auditing Business Operations Capital Management Financial Expertise/Literacy Other Public Company Board Experience Public Company Executive Experience Regulatory/Risk Management

Director since 2007 (also 2004-2005) Age 71 Independent Director Committees Audit (chair) Risk and Finance	E. Michael Caulfield

Mr. Caulfield retired as the President of Mercer Human Resources Consulting, prior to which he held numerous executive positions at Prudential Insurance Company. He brings to the Board senior leadership experience in finance, investments and executive management in both the insurance and broader financial services industry. He serves as our Audit Committee chairman and is an audit committee financial expert under SEC regulations.

	Career Experience	Qualifications

Mercer Human Resource Consulting
President (2005-2006)
Chief Operating Officer (2005)
Prudential Insurance Company
Executive Vice President, Financial Management
CEO of Prudential Investments
President of Prudential Preferred Financial Services and Prudential Property and Casualty Company

Accounting/Auditing
Business Operations
Capital Management
Corporate Governance Leadership
Financial Expertise/Literacy
Industry Experience
International
Investment Markets
Public Company Executive Experience
Regulatory/Risk Management

2018 PROXY STATEMENT	19

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2018 Age 59 Independent Director Committee Audit	Susan D. DeVore

Ms. DeVore has served as the President and Chief Executive Officer of Premier, Inc., a leading health care improvement company, since its initial public offering in 2013. She served in the same capacity for Premier Healthcare Solutions, Inc. prior to its reorganization and also served as the Chief Operating Officer for a number of Premier entities. Prior to joining Premier, Ms. DeVore had two decades of finance, strategy and healthcare consulting experience. She also qualifies as an audit committee financial expert under SEC regulations.

	Career Experience	Qualifications

Premier, Inc.
President and CEO (since 2013)
Premier Healthcare Solutions, Inc.
President and CEO (2009-2013)
COO (2006-2009)
Significant consulting experience with Ernst & Young LLP, including service as a Partner, Executive Committee member and Senior Healthcare Industry Management Practice Leader

Public Company Board Experience

Premier, Inc., since 2009

Accounting/Auditing
Business Operations
Capital Management
Corporate Governance Leadership
Financial Expertise/Literacy
Industry Experience
International
Other Public Company Board Experience
Public Company Executive Experience
Regulatory/Risk Management
Technology

Director since 2016 Age 61 Independent Director Committees Audit Governance	Joseph J. Echevarria

Mr. Echevarria retired as the Chief Executive Officer of Deloitte LLP, a global provider of professional services, prior to which he served in increasingly senior leadership positions with Deloitte. He brings to the Board significant experience in finance, accounting, global operations, executive management and corporate governance. Mr. Echevarria has experience as a director at other publicly traded companies, and is a certified public accountant and an audit committee financial expert under SEC regulations.

	Career Experience	Qualifications

Deloitte LLP
CEO (2011-2014)
Various executive positions during his 36 years with the company
My Brother's Keeper Alliance
Chair Emeritus
President's Export Council
Private sector member

Public Company Board Experience

Xerox, since 2007
Bank of New York Mellon Corporation, since 2015 (Lead Independent Director since 2016)
Pfizer, since 2015

Accounting/Auditing
Business Operations
Capital Management
Corporate Governance Leadership
Financial Expertise/Literacy
Industry Experience
International
Other Public Company Board Experience
Regulatory/Risk Management

20	2018 PROXY STATEMENT

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2014 Age 62 Independent Director Committees Human Capital (chair) Regulatory Compliance	Cynthia L. Egan

Ms. Egan retired as the President of T. Rowe Price Retirement Plan Services, Inc., a subsidiary of the global investment management firm T. Rowe Price Group, Inc. Prior to her work at T. Rowe Price, she held various executive positions at Fidelity Investments. She has significant operational experience in delivering complex financial products and services on a large scale, as well as experience in using technology to lead businesses through growth and operational transitions. Ms. Egan is and has been a director at other publicly traded companies.

	Career Experience	Public Company Board Experience

U.S. Department of the Treasury
Senior Advisor on the development of a Treasury-sponsored retirement savings program (2014-2015)
T. Rowe Price Retirement Plan Services, Inc.
President (2007-2012)
Fidelity Investments
Various leadership and executive positions, including President of the Fidelity Charitable Gift Fund (1989-2007)

BlackRock Closed-End Funds, since 2016
The Hanover Insurance Group, Inc.,
since 2015
Envestnet, Inc. (2013-2016)

Qualifications

Business Operations
Corporate Governance Leadership
Financial Expertise/Literacy
Industry Experience
Investment Markets
Other Public Company Board Experience
Public Company Executive Experience
Regulatory/Risk Management
Technology

Director since 2008 Age 61 Independent Director Chairman of the Board of Directors Committees Governance (chair) Human Capital	Kevin T. Kabat

Mr. Kabat is the Chairman of Unum’s Board of Directors, and the retired Chief Executive Officer and Vice Chairman of Fifth Third Bancorp, a diversified financial services company. He also served in numerous executive positions with Fifth Third. He has executive leadership experience, extensive financial, operating and strategic planning expertise and understands the importance of risk management and the challenges of managing a business in a highly regulated industry. Mr. Kabat also has experience serving on boards of publicly traded companies.

	Career Experience	Qualifications

Fifth Third Bancorp
CEO (2007-2015)
President (2006-2012)
Other executive roles, including with predecessor companies

Public Company Board Experience

E*TRADE Financial Corporation, since 2016
NiSource Inc., since 2015 (Vice Chairman since 2018)
Fifth Third Bancorp (2007-2016, including Executive Chairman from 2008-2010 and Executive Vice Chairman from 2012-2016)

Business Operations
Capital Management
Corporate Governance Leadership
Financial Expertise/Literacy
Industry Experience
Other Public Company Board Experience
Public Company Executive Experience
Regulatory/Risk Management

2018 PROXY STATEMENT	21

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2012 Age 56 Independent Director Committees Risk and Finance (chair) Audit	Timothy F. Keaney

Mr. Keaney retired as the Vice Chairman of the Bank of New York Mellon Corporation (BNY Mellon), a global investments company, prior to which he held various executive positions within the organization. He possesses significant operational, investment and financial experience with a public company in a highly regulated industry, including lengthy periods of executive leadership service in the U.K. Mr. Keaney is considered an Audit Committee Financial Expert under SEC regulations.

	Career Experience	Qualifications
The Bank of New York Mellon Corporation Vice Chairman (2010-2014) CEO, Investment Services (2013-2014) CEO and co-CEO, Asset Servicing (2007-2012) Other executive roles
Accounting/Auditing
Business Operations
Capital Management
Corporate Governance Leadership
Financial Expertise/Literacy
Industry Experience
International
Investment Markets
Public Company Executive Experience
Regulatory/Risk Management

Director since 2004 Age 68 Independent Director Committees Regulatory Compliance (chair) Governance	Gloria C. Larson

Ms. Larson is the President of Bentley University, one of the leading business schools in the U.S. Prior to her tenure at Bentley, she held numerous leadership positions in the legal, public policy and business fields. She possesses extensive experience in public service and regulatory issues, corporate governance and advising clients in the course of practicing law. Ms. Larson also has experience serving on boards of publicly traded companies.

	Career Experience	Public Company Board Experience

Bentley University
President (since 2007)
Foley Hoag LLP
Law firm partner and Co-Chair of Governmental Practices Group
Other leadership positions with the Commonwealth of Massachusetts (Secretary of Economic Affairs) and the Federal Trade Commission (Deputy Director of Consumer Protection)

Boston Private Financial Holdings, Inc., since 2015 Qualifications Corporate Governance Leadership Financial Expertise/Literacy Other Public Company Board Experience Regulatory/Risk Management

22	2018 PROXY STATEMENT

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2015 Age 49 Director President and CEO	Richard P. McKenney

Mr. McKenney is the President and Chief Executive Officer of Unum, previously having served as Executive Vice President and Chief Financial Officer. He has significant executive management, financial and insurance industry experience through his prior service as CFO of Unum and other public insurance companies, and through his current service as CEO. He has an intimate knowledge of all aspects of our business and industry, including operational, risk management and public policy, and close working relationships with senior management. Mr. McKenney also has experience serving on boards of publicly traded companies.

	Career Experience	Qualifications

Unum
President and CEO (since 2015)
Chief Financial Officer (2009-2015)
Sun Life Financial, Inc.
Executive Vice President and Chief Financial Officer

Public Company Board Experience

U.S. Bancorp, since 2017

Accounting/Auditing
Business Operations
Capital Management
Corporate Governance Leadership
Financial Expertise/Literacy
Industry Experience
International
Other Public Company Board Experience
Public Company Executive Experience
Regulatory/Risk Management

Director since 2015 Age 61 Independent Director Committees Human Capital Risk and Finance	Ronald P. O'Hanley

Mr. O’Hanley is the President and Chief Operating Officer of State Street Corporation, a provider of financial services to institutional investors worldwide, having previously served as the President and Chief Executive Officer of State Street Global Advisors, the investment management arm of State Street Corporation. He has deep executive management and operational experience within the financial services industry, both domestically and internationally, as well as experience leading investment, financial and risk functions at large, global organizations.

	Career Experience	Qualifications

State Street Corporation
President and COO (since 2017)
Vice Chairman (during 2017)
President and CEO, State Street Global Advisors (2015-2017)
Fidelity Investments
President of Asset Management and Corporate Services, and member of Executive Committee (2010-2014)
Other senior leadership positions with The Bank of New York Mellon Corporation and McKinsey & Company, Inc.

Accounting/Auditing
Business Operations
Capital Management
Corporate Governance Leadership
Financial Expertise/Literacy
Industry Experience
International
Investment Markets
Public Company Executive Experience
Regulatory/Risk Management

2018 PROXY STATEMENT	23

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2015 Age 57 Independent Director Committees Audit Regulatory Compliance	Francis J. Shammo

Mr. Shammo retired as the Executive Vice President and Chief Financial Officer of Verizon Communications, Inc., a leading communications provider, prior to which he held increasingly senior leadership positions within the organization. He has significant executive management, financial, operational and risk management experience in the technology-heavy telecommunications industry, and has led business units with responsibility for sales, marketing and customer service for customers worldwide. He is also a certified public accountant and qualifies as an audit committee financial expert under SEC regulations.

	Career Experience	Qualifications

Verizon Communications, Inc.
EVP and CFO (2010-2016)
President and CEO, Verizon Telecom and Business (2010)
President – Wireline (2009-2010)
Other executive positions with Verizon and its predecessor, which he joined in 1989

Accounting/Auditing Business Operations Capital Management Financial Expertise/Literacy International Public Company Executive Experience Regulatory/Risk Management Technology
Additional Current Director - Retiring at the Annual Meeting

Director since 2004 Age 69 Independent Director Committees Governance Risk and Finance	Pamela H. Godwin

Ms. Godwin is President of Change Partners, Inc., a consulting firm specializing in organizational change and growth initiatives. She has executive management and operating experience, and risk assessment skills, from her extensive career in the insurance industry. Ms. Godwin also served as a director of the Federal Home Loan Bank of Pittsburgh from January 2013 through December 2017.

	Career Experience	Public Company Board Experience
	Change Partners, Inc. President (since 2001) Various executive positions at GMAC Insurance, Advanta, Academy Insurance Group (a unit of Providian Corporation), and Colonial Penn Group, Inc.	Federal Home Loan Bank of Pittsburgh (2013-2017) Qualifications Business Operations Financial Expertise/Literacy Industry Experience Regulatory/Risk Management

24	2018 PROXY STATEMENT

INFORMATION ABOUT THE BOARD OF DIRECTORS

Summary of Director Qualifications and Experience
This table provides a summary view of the qualifications and attributes of each director nominee as of the 2018 Annual Meeting.

2018 PROXY STATEMENT	25

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Independence
Our corporate governance guidelines provide that a substantial majority of the Board will be independent. For a director to be considered independent, the Board must determine that the director has no material relationship with our company, and the director must meet the requirements for independence under the listing standards of the New York Stock Exchange (NYSE). The Board has also determined that certain categories of relationships are not considered to be material relationships that would impair a director’s independence. These independence standards are listed in our corporate governance guidelines.
The Governance Committee reviews information about the directors’ relationships and affiliations that might affect their independence and makes recommendations to the Board as to the independence of the directors. In making independence determinations, the Board considers all relevant facts and circumstances. In this regard, the Board considered that each of the non-employee directors (other than Mr. Keaney), or one of their immediate family members, is or was during the last three fiscal years a director, trustee, advisor, or executive or served in a similar position at another business that had dealings with our company during those years. In each case, these have been ordinary course dealings (business where the other business obtains insurance policies from us or we receive interest on debt security investments or make payments for trustee, depository and commercial banking business relationships) involving amounts less than 1% of both our and the other business’ total consolidated revenues for such fiscal year or in which the director's only interest arose only from his or her position as a director of the other business. In addition, each of Mses. DeVore and Larson, or one their immediate family members, is or was during the last three fiscal years, a director, executive, or employee of a charitable organization or university that received contributions from us (other than non-discretionary matching contributions) of less than $120,000 in any one fiscal year.
Based on a review of the findings and recommendations of the Governance Committee and applying the standards described above, the Board has determined that each of Messrs. Bunting, Caulfield, Echevarria, Kabat, Keaney, O’Hanley and Shammo and Mses. DeVore, Egan, Godwin and Larson is (as well as Mr. Muhl who retired in 2017, was during his tenure) an independent director.
Mr. McKenney, our President and CEO, is not an independent director.
Director Compensation
The Human Capital Committee (the "Committee") reviews our non-employee director compensation annually and makes recommendations to the Board as appropriate.
Benchmarking
With the assistance of its independent third-party compensation consultant, Pay Governance LLC, the Committee reviews peer group data to understand market practices for director compensation.
Our non-employee director compensation is compared to that of companies in two peer groups: (1) the Proxy Peer Group described beginning on page 53 of this proxy statement; and (2) a general industry peer group, which consisted of 140 companies for the review completed in December 2017. The Committee believes the companies in the general industry peer group provide appropriate comparisons given that their market capitalizations and revenues are well aligned with those of the company (data below as of December 2016):

•	Market capitalizations ranging from $5.5 billion at the 25th percentile to $15 billion at the 75th percentile (compared to Unum market capitalization of $10.2 billion); and

26	2018 PROXY STATEMENT

INFORMATION ABOUT THE BOARD OF DIRECTORS

•	Revenues ranging from $4 billion at the 25th percentile to $11 billion at the 75th percentile (compared to Unum revenues of $11 billion).
The use of two peer groups provides an indication of director pay levels both within the insurance industry as well as the broader market. The Committee uses the approximate median of these peer groups as a reference point for setting director compensation.
The Committee’s consultant provided its annual analysis of non-employee director compensation at the December 2017 Committee meeting. Given the competitive positioning of the Board's annual cash retainer and equity grant relative to peers, no increase was recommended. However, the consultant advised that the committee chair retainers were below the Proxy Peer Group median. After discussion, the Committee approved increases to chair retainers to be effective in May 2018, as outlined in the table below.
Elements of Non-Employee Director Compensation in 2017
Non-employee directors receive cash retainers and equity awards as outlined in the following table:

NON-EMPLOYEE DIRECTOR COMPENSATION
	2018 Pay	2017 Pay
All Directors:
Annual cash retainer	$110,000	$110,000
Annual restricted stock unit award	150,000	150,000
Committee Chairs:
Additional annual cash retainer - Audit Committee	25,000	22,500
Additional annual cash retainer - Human Capital Committee	20,000	17,500
Additional annual cash retainer - Risk and Finance Committee	20,000	10,000
Additional annual cash retainer - Governance Committee	15,000	10,000
Additional annual cash retainer - Regulatory Compliance Committee	15,000	10,000
Board Chairman:
Additional annual cash retainer (paid in quarterly installments)	200,000	200,000
For new Board members, these amounts are prorated for partial-year service based on the date of election to the Board. Amounts may be deferred at the election of each director for payment in company common stock at a future date. Directors deferring cash compensation receive a number of deferred share rights equal to the number of whole shares of common stock that could be purchased for the deferred amount, based on the closing price of a share of common stock on the date the cash compensation would otherwise be payable.
Directors’ expenses of attending Board and committee meetings, or other meetings relating to company business, are paid by the company. Directors are eligible to participate in our employee matching gifts program. Under this program, we match up to $10,000 each year for eligible gifts to non-profit organizations.
Mr. McKenney is employed by the company and receives no additional compensation for his Board service.

2018 PROXY STATEMENT	27

INFORMATION ABOUT THE BOARD OF DIRECTORS

2017 Compensation
Our Board compensation year starts at the Annual Meeting each year and runs to the next Annual Meeting. The annual Board and committee chair cash retainers and restricted stock unit award are paid/granted annually in advance. The additional cash retainer for the Board Chairman is paid quarterly in advance. The following table provides details of the compensation of each person who served as a non-employee director during 2017. Ms. DeVore did not join the Board until February 2018 and therefore did not receive any compensation during 2017. Mr. Kabat was elected as the Chairman of the Board in May following the 2017 Annual Meeting. In addition, Mr. Kabat served as the chair of the Human Capital Committee until August 2017 and was elected as the chair of the Governance Committee in September 2017. Therefore, his compensation reflects the prorated cash retainer for service as Board Chairman as well as the prorated cash retainers for service as chair of the Human Capital Committee and the Governance Committee. Ms. Egan was elected as the chair for the Human Capital Committee in August 2017 and her compensation reflects a prorated committee chair cash retainer.

NON-EMPLOYEE DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Theodore H. Bunting, Jr.	$110,000	$150,002	—	$260,002
E. Michael Caulfield	132,500	150,002	10,000	292,502
Joseph J. Echevarria	109,959	150,002	—	259,961
Cynthia L. Egan	123,354	150,002	10,000	283,356
Pamela H. Godwin	120,000	150,002	—	270,002
Kevin T. Kabat	260,647	150,002	—	410,649
Timothy F. Keaney	120,000	150,002	—	270,002
Gloria C. Larson	119,992	150,002	10,000	279,994
Edward J. Muhl	—	—	5,000	5,000
Ronald P. O'Hanley	109,959	150,002	10,000	269,961
Francis J. Shammo	110,000	150,002	—	260,002
Thomas R. Watjen	80,000	—	5,000	85,000

(1)
Amounts represent retainers, including for service as Board Chairman and committee chairs, which were paid in 2017, either in cash or deferred shares, for 2017/2018 Board service. Messrs. Echevarria and O'Hanley and Ms. Larson each elected to defer their cash retainers, which were converted to deferred share rights with the value reflected in the table.

(2)
On May 25, 2017, each then serving non-employee director was granted 3,304 restricted stock units (RSUs) under our Stock Incentive Plan of 2017. The amounts shown are the grant date fair market values of these units. Messrs. Muhl and Watjen retired from the Board at the 2017 Annual Meeting and did not receive a grant of RSUs for the 2017/2018 Board year.

We account for stock-based payments under the requirements of Accounting Standards Codification Topic 718 Compensation Stock Compensation (ASC 718). A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 11 of the Consolidated Financial Statements in Part II, Item 8 of our 2017 Form 10-K.

28	2018 PROXY STATEMENT

INFORMATION ABOUT THE BOARD OF DIRECTORS

The following table provides details of the unvested RSUs, including dividend equivalent units, held by each non-employee director as of December 31, 2017.

Director Name	Number of Unvested Restricted Stock Units at Fiscal Year End	Director Name	Number of Unvested Restricted Stock Units at Fiscal Year End
Theodore H. Bunting, Jr.	3,334	Kevin T. Kabat	3,334
E. Michael Caulfield	3,334	Timothy F. Keaney	3,334
Joseph J. Echevarria	3,334	Gloria C. Larson	3,334
Cynthia L. Egan	3,334	Ronald P. O'Hanley	3,334
Pamela H. Godwin	3,334	Francis J. Shammo	3,334

(3)
With the exception of Messrs. Muhl and Watjen, who both retired from the company in 2017, the amounts shown represent the company’s matching gifts resulting from the directors’ charitable gifts. For Messrs. Muhl and Watjen, in recognition of their respective retirements from the Board, the company made a $5,000 charitable contribution on behalf of each director.

Director Stock Ownership and Retention Requirements
Each non-employee director is required to own Unum equity securities with an aggregate value of five times the director’s annual cash retainer (for a total current retention requirement of $550,000 ). New directors have five years from the date of their election to meet the ownership requirement.
In addition, each non-employee director is required to retain 60% of Unum equity securities received as a result of director compensation for at least one year from the time they vest, and to retain at least the amount of equity securities necessary to meet his or her ownership requirement until retirement from the Board.
The Committee annually reviews each director’s stock ownership level. If a director does not reach his or her ownership requirement within the time period provided, the Committee will determine whether action is appropriate. As of December 31, 2017, all of the non-employee directors serving on the Board at that time had met the ownership requirement.

2018 PROXY STATEMENT	29

BOARD AND COMMITTEE GOVERNANCE

BOARD AND COMMITTEE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors has adopted corporate governance guidelines on a number of significant matters, including director selection and independence, director responsibilities, Board leadership, and management succession. The corporate governance guidelines are available on our investor relations website under the "Corporate Governance" heading at www.investors.unum.com. The Governance Committee regularly reviews developments in corporate governance and recommends updates to the corporate governance guidelines and other documents as necessary or appropriate in response to regulatory requirements and evolving practices.
As a reflection of the Board's continuing commitment to strong governance practices, shareholders are being asked to approve an Amended and Restated Certificate of Incorporation at the 2018 Annual Meeting, which includes amendments to eliminate supermajority voting requirements and other non-material changes. For further information please refer to Voting Item 4 on page 98.
Board Leadership Structure
Kevin T. Kabat serves as non-executive Chairman of the Board and Richard P. McKenney serves as President and CEO of the Company. Following a deliberate and transparent succession process, members of the Board elected Mr. Kabat to this position effective upon the retirement of its former Chairman at the 2017 Annual Meeting.
As the non-executive Chairman, Mr. Kabat is also deemed the Lead Independent Director and, as such, has the responsibilities outlined in our corporate governance guidelines, including:

•	Presiding at all meetings of the Board, including executive sessions of the non-management and independent directors;

•	Communicating actions/issues arising from executive sessions to the CEO, as appropriate;

•	Authority to call meetings of the independent directors;

•	Authority to approve meeting schedules, agendas and information provided to the Board;

•	Advising the Board on Board development, including Board and committee leadership succession planning;

•	Unless otherwise determined by the Board, meeting with each director to evaluate the Board and committees and reporting this evaluation to the Governance Committee;

•	When requested by the independent directors, hiring advisors to the independent directors, to be paid by the company;

•	Receiving, through the Corporate Secretary, communications from shareholders seeking to communicate with the Board;

•	Serving as a liaison to the independent directors; and

•	If requested by major shareholders, ensuring that he is available for consultation and direct communication.
The Board believes the current leadership structure provides significant independent oversight of management, as Mr. McKenney (our CEO and an employee of the company) is the only member of the Board

30	2018 PROXY STATEMENT

CORPORATE GOVERNANCE

who is not an independent director. The Board holds executive sessions, without management present, at each regularly scheduled in-person Board meeting. In 2017, the independent directors met alone in executive session five times, and each session was chaired by Mr. Kabat.
Our bylaws and corporate governance guidelines allow the offices of Chairman and CEO to be filled by the same or different individuals. This allows the Board flexibility to select the appropriate leadership for our company based on a number of factors, including the specific needs of the business and what best serves the company and shareholders at a given time. The independent directors of the Board will continue to review the Board’s leadership structure periodically and may modify this structure from time to time as they determine appropriate and in the best interests of the company and shareholders.
Board Meetings and Attendance
The Board of Directors met six times during 2017. Depending upon committee assignments, a director generally would have had 17 to 22 meetings to attend in 2017. Average director attendance at Board and committee meetings was 98%, and each incumbent director attended at least 89% of the total number of meetings of the Board and committees on which he or she served during the period of the director’s service in 2017.
Directors are expected to attend Annual Meetings. All current directors serving on the Board at the time of the 2017 Annual Meeting attended that meeting.

2018 PROXY STATEMENT	31

BOARD AND COMMITTEE GOVERNANCE

Committees of the Board
The Board of Directors has five standing committees: Audit, Risk and Finance, Governance, Human Capital, and Regulatory Compliance. Each committee has a charter that is available on our investor relations website under the "Corporate Governance" heading at www.investors.unum.com. In addition to the duties contained in their respective charters, each committee may be assigned additional tasks by the Board, and each is charged with reporting its activities to the Board.
BOARD MEMBERS AND COMMITTEES

Name	Term Expires	Audit	Risk & Finance	Governance	Human Capital	Regulatory Compliance
Theodore H. Bunting, Jr.	2018	●			●
E. Michael Caulfield	2018	Chair	●
Susan D. DeVore(1)	2018	●
Joseph J. Echevarria(2)	2018		●	●
Cynthia L. Egan(3)	2018				Chair	●
Pamela H. Godwin(4)(5)	2018			●		●
Kevin T. Kabat(6)	2018			Chair	●
Timothy F. Keaney	2018	●	Chair
Gloria C. Larson	2018			●		Chair
Richard P. McKenney	2018
Ronald P. O'Hanley	2018		●		●
Francis J. Shammo	2018	●				●
2017 Committee Meetings		10	6	6	7	5

(1)	Ms. DeVore joined the Board effective February 22, 2018.

(2)	Mr. Echevarria rotated from the Audit Committee to the Risk & Finance Committee in May 2017.

(3)	Ms. Egan was named the Chair of the Human Capital Committee in August 2017.

(4)	Ms. Godwin rotated from the Risk & Finance Committee to the Regulatory Compliance Committee in May 2017.

(5)	As noted on page 24, Ms. Godwin will not stand for re-election at the 2018 Annual Meeting.

(6)	Mr. Kabat was named Chairman of the Board in May 2017 and the Chair of the Governance Committee in September 2017.
Audit Committee
The Audit Committee assists the Board in oversight of financial statement and disclosure matters, the effectiveness of internal control over financial reporting, the relationship with our independent auditor, the internal audit function, compliance with legal and regulatory requirements, and financial risk. The Audit Committee has the sole authority to appoint, oversee and, if necessary, replace the company’s independent auditors. A more complete description of the responsibilities of the Audit Committee is included in the Report of the Audit Committee beginning on page 41.

32	2018 PROXY STATEMENT

BOARD AND COMMITTEE GOVERNANCE

All members of the Audit Committee meet the independence requirements of the SEC and the NYSE for audit committee members and our corporate governance guidelines. The Board has further determined that all five members of the Audit Committee, Theodore H. Bunting, Jr., E. Michael Caulfield, Susan D. DeVore, Timothy F. Keaney, and Francis J. Shammo, are "audit committee financial experts" under SEC regulations, and are "financially literate" as required by the NYSE.
Governance Committee
The Governance Committee assists the Board in implementation and oversight of our corporate governance policies. Among other responsibilities, the Governance Committee:

•	Identifies qualified candidates for the Board, consistent with criteria approved by the Board, and recommends the individuals to be nominated by the Board for election as directors;

•	Develops and recommends to the Board our corporate governance guidelines;

•	Oversees the process for Board and committee evaluations; and

•	Advises the Board on corporate governance matters, including with respect to the size, composition, operations, leadership, succession plans and the needs of the Board and its committees.
All members of the Governance Committee meet the independence requirements of the NYSE and our corporate governance guidelines.
Human Capital Committee
The Human Capital Committee assists the Board in oversight of our compensation and benefit programs and related risks to support business plans, attract and retain key executives and tie compensation to performance. Among other responsibilities, the Human Capital Committee:

•	Establishes our general compensation philosophy, principles and practices;

•	Takes into consideration the results of the company’s most recent say-on-pay vote;

•	Evaluates and approves compensation and benefit plans;

•	Annually reviews performance and approves compensation of the CEO and other executive officers;

•	Reviews and recommends to the Board the form and amount of director compensation; and

•	Reviews the Compensation Discussion and Analysis and related disclosures in our proxy statements.
All members of the Human Capital Committee meet the independence requirements of the NYSE for directors and compensation committee members and our corporate governance guidelines and are "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code.
Regulatory Compliance Committee
The Regulatory Compliance Committee assists the Board in its oversight of regulatory, compliance, policy and legal matters and related risks and compliance with laws and regulations. Among other responsibilities, the Regulatory Compliance Committee:

•	Monitors the effectiveness of our compliance efforts concerning applicable regulatory and legal requirements and internal policy;

2018 PROXY STATEMENT	33

BOARD AND COMMITTEE GOVERNANCE

•
Reviews and discusses with management any communication to or from regulators or governmental agencies and any complaints, reports and legal matters that raise significant issues regarding our compliance with applicable laws or regulations; and

•	Monitors the investigation and resolution of any significant instances of noncompliance or potential compliance violations.
All members of the Regulatory Compliance Committee meet the independence requirements of our corporate governance guidelines.
Risk and Finance Committee
The Risk and Finance Committee assists the Board in oversight of our investments, capital and financing plans and activities, including dividends and borrowings, and related financial matters and the associated risks. It also oversees our enterprise risk management activities and other risks not specifically allocated to another committee. Among other responsibilities, the Risk and Finance Committee:

•	Monitors, evaluates and recommends to the Board capital and financing plans, activities, requirements and opportunities;

•	Oversees implementation of and compliance with investment strategies, guidelines and policies;

•	Authorizes loans and investments of the company;

•	Reviews, assesses and reports on the impact of various finance activities on our debt ratings; and

•
Monitors, evaluates and makes recommendations regarding matters pertaining to our Closed Block segment, including the long-term care business, that could have a meaningful impact upon any of the matters for which the Risk and Finance Committee has oversight responsibility.

All members of the Risk and Finance Committee meet the independence requirements of our corporate governance guidelines.
Limits on Board and Audit Committee Service
While we recognize that Board members benefit from service on the boards of other companies and such service is encouraged, the Board believes it is critical that directors be able to dedicate sufficient time to their service on our Board. To that end, no director may serve on more than three public company boards in addition to our Board, or on more than two audit committees of public companies in addition to our Audit Committee.
The Board’s Role in Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board is responsible for managing strategic risk, and it regularly reviews information regarding our capital, liquidity and operations, as well as the risks associated with each. The Risk and Finance Committee is responsible for oversight of the company’s enterprise risk management program and receives a report on these activities at least quarterly. The Risk and Finance Committee is also responsible for overseeing risks associated with investments and related financial matters, including those pertaining to our Closed Block segment, and any other risks not specifically allocated to another committee for oversight. The Audit Committee is responsible for oversight of financial risk and continues to fulfill its NYSE-mandated responsibility to discuss guidelines and policies with respect to the process by which the company undertakes risk assessment and risk management. The Audit Committee and Risk and Finance Committee also meet jointly as

34	2018 PROXY STATEMENT

BOARD AND COMMITTEE GOVERNANCE

appropriate to oversee certain risks for which they have overlapping responsibility, including operational risks relating to data privacy, cybersecurity and business continuity. The Human Capital Committee is responsible for overseeing the management of risks relating to our compensation plans and programs and, as more fully described below, receives an annual report from the company’s chief risk officer with respect to these risks. The Regulatory Compliance Committee oversees management of risks related to regulatory, compliance, policy and legal matters, both current and emerging and whether of a local, state, federal or international nature. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks in addition to the risk information it receives directly.
Compensation Risk
Each year, the company’s chief risk officer, in consultation with the Human Capital Committee, undertakes a risk assessment of our compensation programs and practices. This year’s process included the following steps:

•	Review of the overall design and philosophy of the incentive compensation programs.

•	Review and assessment of the 2017 annual incentive program and long-term incentive program performance measures for alignment between actual results and achievement payout levels.

•	Identification of fundamental principles to test, including the SEC’s non-exclusive list of situations where compensation programs may have the potential to raise material risks to the company.

•	Assessment of the incentive programs in light of the company’s primary risks (as disclosed in the company’s 2017 Form 10-K) and the company’s annual financial and capital plans.

•	Assessment of proposed design changes to the 2018 incentive plans.

•	Assessment of the sales compensation programs to identify behaviors incented, inherent risks and existing safeguards.
Based on this assessment, the following conclusions were reached by the chief risk officer and presented to the Human Capital Committee:

•	The company’s incentive program targets, thresholds, caps, metric weightings and payout curves are effective control mechanisms.

•	The incentive plans are balanced and align the long-term interests of stakeholders and management.

•	The program’s goals are effectively balanced and consistent with the risk levels embedded in the company’s financial and capital plans.

•	All potential awards are subject to Human Capital Committee discretion and the company has a recoupment policy in place in the event of a material earnings restatement.
Accordingly, our chief risk officer and the Human Capital Committee do not believe the company’s compensation programs create risks that are reasonably likely to have a material adverse effect on the company, and that the programs fall within the range of the company's risk appetite.
Director Retirement Policy
Our bylaws do not allow any person to serve as a director beyond the date of the annual meeting of shareholders immediately following his or her 72nd birthday.

2018 PROXY STATEMENT	35

BOARD AND COMMITTEE GOVERNANCE

Compensation Committee Interlocks and Insider Participation
During 2017, Ms. Egan and Messrs. Bunting, Kabat, Muhl, and O'Hanley each served as a member of our Human Capital Committee. None of the members has served as an officer of the company, and during 2017 none of the members was an employee of the company. None of our executive officers served as a member of a board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Human Capital Committee.
Related Party Transactions and Policy
The Board has adopted a written policy concerning related party transactions. This policy covers any transaction in which the company was or is to be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. A "related party" means any of our directors, director nominees, executive officers, persons known to us to beneficially own more than 5% of our outstanding common stock, and any of their respective immediate family members, and any entity in which any of these persons has an interest as an employee, principal or 10% or greater beneficial owner or other material financial interest.
Prior to entering into a transaction that may be viewed as a related party transaction, the related party must notify our general counsel of the facts and circumstances of the transaction. If the general counsel determines that the proposed transaction is a related party transaction, it is submitted to the disinterested members of the Audit Committee for consideration at the next Committee meeting (or to the chair of the Committee if it is not practical to wait until the next meeting and the chair is not a related party to the transaction). The Committee considers all relevant facts and circumstances, including the benefits to the company, if the related party is an independent director or nominee, the potential effect of entering into the transaction on the director’s or nominee’s independence, any improper conflict of interest that may exist, the availability of other sources for the products and services, the terms of the transaction, and the terms available from or to unrelated third parties generally.
The transaction may be approved if it is determined in good faith not to be inconsistent with the best interests of the company and shareholders. Certain types of transactions are deemed to be pre-approved by the Audit Committee, including executive officer and director compensation arrangements approved by the Board of Directors or the Human Capital Committee, indemnification payments and any transaction between the company and any entity in which a related party has a relationship solely as a director, less than 10% equity holder, or employee (other than an executive officer), or all of these relationships.
Transactions with Related Persons
The company employs a sister-in-law of Michael Q. Simonds, Executive Vice President, President and Chief Executive Officer of Unum US. Charlene Glidden serves as Vice President, Business Planning and Technology Strategy for Colonial Life and does not report within the Unum US organization. Her compensation for 2017 was approximately $461,736, and she participated in compensation and benefit arrangements generally applicable to similarly-situated employees.

36	2018 PROXY STATEMENT

BOARD AND COMMITTEE GOVERNANCE

Codes of Conduct and Ethics
The Board has adopted a Code of Conduct establishing certain business practices and ethics applicable to all of our directors, officers and employees. Our Code guides employees on how to abide by the company's principles and access the resources available to address any ethical issues that arise. We provide online and toll-free access to report ethical issues confidentially, conduct annual training and offer self-service access to a variety of educational materials related to issues covered in our Code. The Board has also implemented a separate Code of Ethics applicable to our CEO and certain of our senior financial officers.
We expect all employees and officers of Unum to abide by the principles and policies set forth in our codes. Both of these codes, together with any information on certain amendments or any waivers applicable to certain of our executive officers, are available on our investor relations website under the "Corporate Governance" heading at www.investors.unum.com.

2018 PROXY STATEMENT	37

OTHER GOVERNANCE MATTERS

OTHER GOVERNANCE MATTERS
Shareholder Engagement
In line with our commitment to open communication and transparency, we have a robust shareholder engagement process that occurs throughout the year.

In the late summer and early fall, we begin our shareholder engagement efforts by contacting each of our top 50 investors, which in 2017 represented over 70% of our outstanding shares. The focus of these meetings is to discuss our business strategy and our governance and compensation practices, as well as to learn about any other topics that are important to our shareholders. In addition, during 2017, based on feedback from shareholders in the prior year, our independent Board Chairman joined management for the meetings with our largest shareholders. In the late fall, we also meet with key proxy advisory firms to provide an update on our shareholder engagement efforts and gain further insight into their views regarding our compensation and governance practices and proxy disclosures. These communications promote greater engagement with our shareholders on various corporate governance issues and provide an open forum to share perspectives on our policies and practices.
Summer Review current trends in global compensation and governance practices. Schedule fall meetings with top shareholders.	ð	Fall Conduct meetings with shareholders to discuss key issues and solicit shareholder feedback.
ñ		ò
Spring Hold follow-up conversations with top shareholders, as necessary, to address important annual meeting issues.	ï	Winter Review shareholder feedback with the Board. Enhance proxy disclosures and adjust our compensation and governance practices as appropriate.

During the winter, we review with our Governance and Human Capital Committees, and with the full Board, the feedback we received during these shareholder meetings and use it to enhance proxy disclosures and make any recommended governance and compensation changes prior to the next Annual Meeting. Following our Annual Meeting in the spring, we review our shareholder voting results, consider compensation and governance trends and current best practices, and conduct follow-up meetings with investors to address any issues.
For additional information on feedback we received from our shareholders during our outreach efforts, refer to page 49.

Corporate Social Responsibility
At Unum, social responsibility has long been integrated into our business. With millions of people depending on the coverage we provide, Unum understands the importance of helping others. That philosophy permeates everything we do - from advocating for access to benefits and investing in the wellbeing of our people, to improving our local communities and minimizing the impact we have on our environment. Here are just a few of the ways that we aspire to integrate social responsibility into our business.

38	2018 PROXY STATEMENT

OTHER GOVERNANCE MATTERS

Advocating for financial protection benefits
We participate in public policy discussions on a variety of issues related to our business and industry. One of our primary areas of focus is advocating for greater access to financial protection benefits for workers and their families in the U.S. and U.K. This is an issue that continues to grow in significance as governmental revenue and funding for public safety net initiatives has declined.
Our engagement in these issues includes:

•	Funding research on disability trends, the economic impact of financial protection benefits and consumer insurance purchasing habits;

•	Sponsoring state legislation to encourage greater participation in financial protection benefits through employee auto-enrollment, with the option to opt-out;

•	Providing expertise to federal and state agencies related to disability benefits; and

•	Active participation in industry associations such as the American Council of Life Insurers.
Through engagement with legislators and other public officials at the state and federal level, we educate policymakers on the importance of making financial protection benefits widely available and easy to enroll in.
Building a great culture
The wellbeing of our employees is one of our top priorities and starts with a dynamic and welcoming workplace that embraces diversity, fosters collaboration and encourages employees to bring their best ideas to work every day.
In 2017, we kicked off a multi-year modernization of our main home offices. This investment will transform our workspaces to spark greater collaboration, innovation and flexibility, and introduce upgraded food service and fitness amenities for employees. We believe the introduction of a more contemporary workplace will support the recruitment of top talent and the delivery of best-in-class customer service.
We are also committing greater resources to foster a workplace that welcomes diverse backgrounds and perspectives, and reflect our customers and our communities. Our commitment starts at the top, and we’re pleased to have been recognized as being a leader in gender diversity at the Board level. We set diversity and inclusion performance goals for the CEO and senior leadership team. We have also committed to creating an office of diversity in 2018 led by a chief diversity officer.
These and other inclusion initiatives have resulted in Unum being recognized for leadership in diversity and inclusion. In 2017, Unum was recognized for gender diversity on our Board by the Women's Forum of New York and the 20% by 2020 campaign for female representation on boards of U.S. companies by the year 2020. We also received a perfect score on the Corporate Equality Index by the Human Rights Campaign Foundation for our corporate policies and practices related to LGBTQ workplace equality. This year, we were named a Top 100 Innovator in Diversity & Inclusion by Mogul.
Work-life balance is a core value of ours, and we provide access to benefits and resources employees need to enhance their health and wellbeing. We offer comprehensive health plans, annual screenings, on-site fitness and health resource centers at our primary facilities and programs that educate employees and help them manage chronic health issues. We also provide generous retirement benefits and support the professional development of our employees through a wide range of training and tuition assistance programs.

2018 PROXY STATEMENT	39

OTHER GOVERNANCE MATTERS

We’re proud to have been named a Forbes Best Places to Work for the last three years, and we will continue to make investments in our people and our culture to create a world-class workplace.
Positively impacting our communities
We’re dedicated to building stronger communities in the places where we live and work. Through financial gifts and employee volunteering, we partner with community organizations to improve educational opportunities, promote health and wellness, and support the arts. We encourage employee engagement in community outreach by providing time off for volunteer activities and matching employee giving to qualified organizations.
In 2017, we and our employees contributed more than $12.8 million to charitable causes, including volunteering nearly 80,000 hours. We partner with dozens of local charities every year and provide significant support in the U.S. to public education, health and wellness, and arts and culture. For more information about our community outreach, visit our website.
Being good stewards of the environment
We’re committed to helping protect the valuable resources that we all depend on to support quality of life for everyone. We do that by striving to effectively manage our impact on the environment. Our facilities account for our biggest environmental impacts, and we have made significant strides in several areas to improve efficiencies. We’ve also developed employee ‘green teams’ that champion initiatives on campus promoting environmentally smart ways of living and working. Because of our efforts, we have reduced energy usage by 16% since 2013 and reduced greenhouse gas emissions by more than 8% during the same time period. In 2017, we scored an A- on the Carbon Disclosure Project Leadership Index. By better managing our impacts today, we are investing in a better future.

40	2018 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE
The Audit Committee (in this report, the "Committee") is appointed by the Board of Directors and operates under a written charter adopted by the Board, a copy of which is available on the company’s investor relations website under the heading "Corporate Governance" at www.investors.unum.com. The Committee is comprised solely of independent directors who meet the independence requirements of the SEC and the NYSE. All members of the Committee are "financially literate" as required by the NYSE, and the Board has determined that all five current members are "audit committee financial experts" under SEC regulations. In August 2017, committee member Joseph J. Echevarria rotated from the Committee to the Risk and Finance Committee. Additionally, in February 2018, Susan D. DeVore became a member of the Committee upon her election to the Board.
The primary purpose of the Committee is to assist the Board in its oversight of the:

•	Integrity of the company’s financial statements and related disclosures;

•	Effectiveness of the company’s internal control over financial reporting;

•	Compliance by the company with legal and regulatory requirements;

•	Qualifications, independence and performance of the company’s independent auditor;

•	Responsibilities and performance of the company’s internal audit function; and

•	Management of the company’s financial risks.
The Committee is also responsible for discussing guidelines and policies with respect to the process by which the company undertakes risk assessment and management, and communicates with the Risk and Finance Committee as necessary for this purpose. The Committee receives regular enterprise risk management (ERM) reports, including results of the Own Risk and Solvency Assessment (ORSA). In 2017, the Committee Chair and another member of the Committee reviewed and provided input in the development of the ORSA Summary Report. This report provides strong evidence of the strengths of the company’s ERM framework, measurement approaches, key assumptions utilized in assessing our risks, and prospective solvency assessments under both normal and stressed conditions.
The Committee met 10 times during 2017. The Committee regularly held executive sessions and met separately with its independent auditor, Ernst & Young, and with the internal auditors without management present.
In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the independent auditor matters relating to the company’s accounting and financial reporting processes, including the internal control over financial reporting; reviewed and discussed with management and the independent auditor the company’s annual and quarterly financial statements and related disclosures in reports filed with the SEC; pre-approved all audit services and permitted non-audit services to be performed by the company’s independent auditor; reviewed and discussed with management the responsibilities and performance of the internal audit function; discussed with management policies relating to risk assessment and risk management, as well as specific financial risks; and obtained and reviewed reports concerning the company’s policies and procedures for ensuring compliance with legal and regulatory requirements.
Management is primarily responsible for the preparation, presentation and integrity of the company’s financial statements and for the reporting process, including the establishment and effectiveness of the company’s internal control over financial reporting. The company’s independent auditor is responsible for performing an

2018 PROXY STATEMENT	41

REPORT OF THE AUDIT COMMITTEE

independent audit of the financial statements and of the effectiveness of the company’s internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board (PCAOB). The independent auditor reports directly to the Committee, which is responsible for the appointment, compensation, retention and oversight of the work performed by the independent auditor.
The Committee reviewed and discussed with management the company’s audited financial statements for the year ended December 31, 2017, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and assumptions which could impact the amounts reported in the company’s financial statements, and the clarity of disclosures in the financial statements. The Committee reviewed and discussed with the independent auditor the overall scope and results of the independent audit and its judgments of the quality and acceptability of the company’s accounting principles. The Committee also engaged in discussions with management and the independent auditor, among other matters, concerning management’s assessment of reserve adequacy across all major business lines, which is presented to the Committee each year. The Committee discussed with the independent auditor the matters required to be discussed by applicable standards of the PCAOB. The Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the auditor’s communications with the Committee concerning independence. The Committee also discussed with the independent auditor matters relating to its independence, including consideration of whether the independent auditor’s provision of non-audit services to the company is compatible with the auditor’s independence. In order to assure continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent auditor.
The company’s internal audit function, under the direction of the chief auditor, reports directly to the Committee, which is responsible for the oversight of the work performed by the internal auditors. The internal auditors are responsible for, among other matters, conducting internal audits designed to evaluate the company’s system of internal controls. The Committee reviewed and discussed with the company’s internal auditors, and received regular status reports from them concerning, the overall scope and plans for their audits. The Committee met with the internal auditors, with and without management present, to discuss their audit observations and findings, and management’s responses, and their evaluation of the effectiveness of the company’s internal control over financial reporting.
The Committee evaluates the performance of its independent auditor, including the senior audit engagement team, each year and considers whether to retain the current independent auditor or consider other audit firms. In doing so, the Committee took into consideration a number of factors, including the professional qualifications of the firm and the lead audit partner, the quality and candor of the firm’s communications with the Committee and the company, and evidence supporting the firm’s independence, objectivity, and professional skepticism. The Committee also reviewed the 2016 PCAOB inspection report of Ernst & Young which was published in 2017 and discussed its findings with the independent auditor. In conjunction with the mandated rotation of the independent auditor’s lead engagement partner, the Committee and its chair are directly involved in the selection of the independent auditor’s lead engagement partner, including the current partner who assumed this role in 2014 after meeting with a subgroup of the Committee during which his qualifications were discussed.
Based on this evaluation, the Committee has determined that the continued retention of Ernst & Young to serve as the company’s independent auditor is in the best interests of the company and its shareholders. Accordingly, the Committee appointed Ernst & Young as the company’s independent auditor for 2017. Ernst & Young has served as the company’s independent auditor since the merger of Unum and Provident in 1999, and before that served at various times as the independent auditor for the company and certain predecessor companies. Although the Committee has sole authority to appoint the independent auditor, the Committee

42	2018 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

recommended that the Board of Directors seek shareholder ratification of the appointment at the Annual Meeting as a matter of good corporate governance.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the company’s audited financial statements for the year ended December 31, 2017 be included in the company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
2017 Audit Committee1:
E. Michael Caulfield, Chair
Theodore H. Bunting, Jr.
Timothy F. Keaney
Francis J. Shammo

1Joseph J. Echevarria rotated from the Audit Committee to the Risk and Finance Committee in August 2017, and therefore did not participate in Committee actions with respect to the Report of the Audit Committee contained in this proxy statement. In addition, Susan D. DeVore became a member of the Audit Committee following her election to the Board in February 2018, and therefore did not participate in Committee actions with respect to the Report of the Audit Committee contained in this proxy statement.

2018 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide an overview of our compensation philosophy and processes, and explain how the Human Capital Committee of our Board (referenced throughout this section as the "Committee") arrived at its compensation decisions for the below named executive officers (NEOs) for 2017.

•	Richard P. McKenney, President and Chief Executive Officer

•	John F. McGarry, Executive Vice President and Chief Financial Officer

•	Michael Q. Simonds, President and Chief Executive Officer, Unum US

•	Breege A. Farrell, Executive Vice President and Chief Investment Officer

•	Lisa G. Iglesias, Executive Vice President and General Counsel
Business and Performance Review
Our Business
We are a leading provider of financial protection benefits in the United States and United Kingdom. Our products include disability, life, accident, critical illness, dental and vision insurance. These products, primarily offered through the workplace, help protect millions of working people and their families from the financial hardships that can occur in the event of illness, injury, or loss of life.
Our business operations are divided into three primary segments – Unum US, Unum UK, and Colonial Life – and a Closed Block of business that includes products we service and support but no longer actively market.
2017 Performance
Unum had a very successful year in 2017 as we delivered consistent financial and operating performance, and continued our growth trends, leading to record after-tax adjusted operating earnings per share. We maintained market-leading positions and a strong value proposition with customers and brokers, and focused on expanding our product and geographic footprint. Our disciplined business approach helped us maintain attractive profit margins and a high level of customer satisfaction. These results were despite a challenging environment, including the pressure of continued low interest rates and uncertainty in the U.K. due to Brexit.

44	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Financial Highlights1

Record earnings
Unum achieved record after-tax adjusted operating earnings, continuing our recent history of strong financial performance. For the year, we delivered strong after-tax adjusted operating income of $976.2 million, based on total revenue of $11.3 billion. Adjusted operating earnings per share (EPS) were at an all-time high of $4.29, a significant increase over the prior year and the twelfth consecutive year of after-tax adjusted operating EPS growth.

Return on equity
We continued to put our shareholders' capital to good use. Consolidated adjusted operating return on equity (ROE) was 11.6%, while ROE in our core operating segments was 15.9%.
Book value
Our book value per share at the end of 2017 was up 8.2% from 2016 (excluding accumulated other comprehensive income, or AOCI). It was the ninth consecutive year of shareholder equity growth.
Operating Highlights
Unum delivered on our mission of supporting our customers in 2017. We paid approximately $7.1 billion in benefits to people facing illness, injury or loss of life. Satisfaction metrics measuring our interaction with customers and partners were high and generally exceeded our plan benchmarks.
We saw impressive sales and healthy premium growth throughout our core businesses, compared with 2016 results. This growth was achieved while maintaining our pricing and risk discipline, and demonstrates that our value story continues to resonate with customers.
We managed our investment portfolio well despite the continued low interest rate environment. Due to the nature of our business, we invest for the long term with an investment philosophy emphasizing sound risk management and credit quality.

______________________
(1) Operating results referenced in this document are non-GAAP financial measures that exclude certain specified items. For 2017, these excluded items were net realized investment gains, loss from a guaranty fund assessment, an unclaimed death benefits reserve increase, and a net tax benefit from the impacts of U.S. Tax Reform. For reconciliations of the non-GAAP financial measures, including after-tax adjusted operating income, after-tax adjusted operating earnings per share, adjusted operating return on equity and book value per share (excluding accumulated other comprehensive income, or AOCI), to the most directly comparable GAAP measures, refer to Appendix A. Effective December 31, 2017, to more clearly differentiate between the GAAP and non-GAAP financial measures, we changed the naming convention for our non-GAAP financial measures from "operating" measures to "adjusted operating" measures, which includes a change from "after-tax operating income" to "after-tax adjusted operating income", and "operating return on equity" to "adjusted operating return on equity". The definition of these labels remains unchanged.

2018 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Positioning
We have recently taken a number of steps to fuel our growth and position us for the future.

•
Acquisitions: Unum's acquisitions in 2015 and 2016 of dental providers in the U.K. and U.S. have accelerated our expansion into the dental market and have been positively received. We have also announced our intent to acquire a financial protection provider based in Poland by the end of 2018, expanding our footprint in Europe.

•	Growth initiatives: We have enhanced our product portfolio with the introduction of dental, vision, stop-loss and new voluntary offerings. Planned geographic expansion is also driving growth.

•
Business investments: Current and planned investments in technology, customer experience, business development, facilities and our people are designed to further enhance our service capabilities, identify future opportunities for growth, and attract and retain talent.

In addition, we view these key developments in the external environment as likely having a positive impact on our business.

•
Tax reform: We expect tax legislation enacted by the U.S. federal government in December 2017 to significantly lower our overall effective tax rate in future periods. While there are other offsets in the short-term, we expect the ongoing benefit due to the lower corporate income tax rate to free up capital to reinvest in our business and add value to shareholders.

•
Business confidence: As a provider of employee benefits offered through the workplace, we expect to benefit as employers gain more confidence in the economic environment, particularly in the U.S. We anticipate these positive trends will translate to greater hiring and wage growth, business investments and investments in employees.

Capital Generation for Shareholders
Our strong statutory earnings results in solid capital generation, which we have deployed in a number of ways.
In addition, our credit ratings remain high as a result of our strong balance sheet, our favorable operating results and our highly respected brand in the employee benefits market.

46	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Business Highlights
The following are 2017 performance highlights within our primary business segments and other key areas of the company:

Unum US

10.4%
OPERATING INCOME

15.9%
OPERATING ROE

3.9%
PREMIUM INCOME

19.6%
SALES

Our Unum US segment, representing 63.3% of our consolidated premium income in 2017, continued its trend of profitable growth. The business delivered record-breaking sales and healthy premium growth, and launched our new dental and vision offerings across the U.S. These results, combined with favorable benefits experience and effective expense management, drove adjusted operating income higher compared to 2016.

Unum UK

-8.6%

OPERATING INCOME (£)

15.2%

OPERATING ROE (£)

1.9%

PREMIUM INCOME (£)

6.5%

SALES(£)

Our Unum UK segment, representing 6.0% of our consolidated premium income in 2017, faced continued headwinds from the uncertain environment due to that country's vote to leave the European Union. While adjusted operating income declined, due in part to less favorable benefits experience, the business did see steady sales and modest premium growth.

Colonial Life

3.4%
OPERATING INCOME

16.2%
OPERATING ROE

6.7%
PREMIUM INCOME

7.5%
SALES

Our Colonial Life segment, representing 17.6% of our consolidated premium income in 2017, had another good year. The business continued its trend of strong sales and premium growth. Consistent with past years, Colonial Life continues to generate solid margins and returns.

Closed Block
Our Closed Block segment, representing 13.1% of our consolidated premium income in 2017, delivered stable performance, with a decrease in adjusted operating income of 4.3%. We continue to see consistent results from this block of business largely as a result of our continued investments in management resources and capabilities.
Investments
Our investment results remained solid, generally exceeding our plan benchmarks. Although we recorded lower net investment income in 2017, our asset quality remains strong and our portfolio provides a consistent source of income for our business.

2018 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

Total Shareholder Return
Total shareholder return is used as part of the company's long-term incentive program as outlined on page 61. Unum continues to outperform our peers and the broader S&P 500 in total shareholder return. Over the last decade, we have been an excellent long-term investment during one of the worst financial crises in memory, with a 10.8% compound annual return to shareholders during the last 10 years.
We saw our TSR grow by more than 27 percent during 2017, despite a continued low interest rate environment. This outpaced the performance of the S&P 500, our peers in the S&P Life and Health Index and the average of our Proxy Peer Group (as defined on page 53) during the same time period. Over the most recent three-, five- and 10-year periods, we exceeded the TSR performance of every index group. This strong performance is due primarily to our market-leading positions, prudent underwriting and risk management discipline, and effective capital management.

48	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation
Key Practices
We are committed to executive compensation programs that align with best practices. A list of notable practices we have implemented is below.

A pay for performance philosophy	Double-trigger provisions for severance
Annual say-on-pay votes	Clawback provisions
Programs that mitigate undue risk taking in compensation	Restrictive covenants in our long-term incentive grant agreements
Independent compensation consultant to the Committee	Relevant peer groups for benchmarking compensation
Elimination of golden parachute excise tax gross-ups	A balance of short- and long-term incentives
Minimal perquisites	Robust stock ownership and retention requirements
No NEOs have employment agreements	Anti-pledging and anti-hedging policies
Robust individual performance assessment and compensation evaluation for executives
2017 Say-on-Pay Vote and Shareholder Outreach

Our 2017 shareholder advisory vote to approve executive compensation passed with 96% support. As we have done for several years, we continued our shareholder engagement through an extensive outreach effort, contacting each of our top 50 investors, representing over 70% of our outstanding shares. Additionally, during 2017, based on feedback received from shareholders in the prior year, our independent Board Chairman joined us for meetings with our largest shareholders.

Seven investors, representing more than 36% of our outstanding shares, accepted our invitation for engagement and we met with each of them. Another six investors, representing approximately 8% of our outstanding shares, responded that a meeting was not necessary.
During the meetings, shareholders provided feedback on a variety of topics though we did not receive any suggestions for changes to our compensation programs. Overall, the shareholders we spoke with generally had favorable comments about our practices and programs including:

•	Our clearly designed programs with an appropriate mix of compensation for executives; and

•	The smooth transition of management during 2015 and 2016.
Following consideration of the results of our say-on-pay vote and feedback we received through these meetings, we did not make any changes to our executive compensation program but we identified opportunities for further enhancements to our proxy statement disclosures and discussed other governance topics, as described under the Proxy Summary on page 10.

2018 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS

In addition to our meetings with shareholders, we also met with two large proxy advisory firms to provide an update on our shareholder engagement efforts and gain further insight into their views regarding our compensation and governance practices and disclosures.
Overall, shareholders told us they appreciated the opportunity to engage in these discussions and the company’s willingness to consider their input with respect to both executive compensation and governance practices.
Compensation Program Structure and Committee Decisions
Our executive compensation philosophy is to reward performance that helps us achieve our corporate objectives, increase shareholder returns, attract and retain talented individuals, and promote a culture of ownership and accountability in the company. We do this by:

•	Offering base salaries that reflect the competitive market as well as the roles, skills, abilities, experience, and performance of employees;

•	Providing incentive opportunities for all employees based on the achievement of corporate and individual performance goals; and

•
Aligning the long-term interests of management and shareholders by offering performance-based equity compensation opportunities and requiring senior officers to own a specified value of shares and retain equity awards for a specified period of time after vesting.

Elements of Pay
There are five primary elements of pay in our executive compensation program, which are summarized in the following table.

	BASE PAY	ANNUAL INCENTIVE	PERFORMANCE-BASED RSUs	PSUs	RETIREMENT & WORKPLACE BENEFITS
Primary Purpose	Reflects the market for similar positions as well as individual skills, abilities & performance	Rewards short-term performance	Rewards long-term performance, aligns interest with stockholders & promotes a culture of ownership and accountability		Addresses health, welfare & retirement needs
Performance Period	Ongoing	1 year	1 year (vests over 3 years)	3 years prospective	N/A
Form	<--------------- Cash --------------->		<--------------- Equity --------------->		N/A
Payment/Grant Date	Ongoing	<----- In March based on prior year performance ----->			Ongoing

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COMPENSATION DISCUSSION AND ANALYSIS

Those pay elements that are "at risk," or contingent upon individual or corporate performance, are noted in the charts below. Our NEOs, as the most senior officers of the company, have a majority of their targeted total direct compensation (i.e., fixed salary and variable annual and long-term incentive awards) at risk. This design creates an incentive for achievement of performance goals (short- and long-term) and aligns the interests of our executives with those of our shareholders. For 2017, 88% of Mr. McKenney’s targeted total direct compensation was at risk. For the remaining NEOs, an average of 71% of their aggregate targeted total direct compensation was at risk.
Roles of the Committee, Executive Officers and Consultants
The Committee, CEO, and compensation consultant each have important roles in our compensation program. The Committee, with input from the CEO, and compensation consultant, has the final authority to:

•	Evaluate, design, and administer a compensation program for our executive officers that appropriately links pay, company and individual performance, and the creation of shareholder value;

•	Establish performance goals and certify whether they have been attained;

•	Review the performance of the CEO, with input from the full Board, and determine his compensation; and

•	Determine compensation for each of the other NEOs.
The CEO provides to the Committee:

•	A self-assessment outlining his own performance for the year;

•	Performance assessments and compensation recommendations for executives who report directly to him, which includes all of the NEOs; and

•	His perspective on the business environment and the company’s performance.
The CEO does not participate in any decisions related to his own compensation.
Pay Governance LLC, as independent compensation consultant to the Committee, provides objective, expert analyses, independent advice, and comparative data across peer companies on executive and director

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COMPENSATION DISCUSSION AND ANALYSIS

compensation. Pay Governance reports directly to the Committee, which is responsible for the appointment, compensation, retention, and oversight of the work performed by the consultant. A senior representative of the compensation consultant generally attends Committee meetings, participates in executive sessions of the Committee without management present, and communicates directly with Committee members outside of meetings. Management interacts with the compensation consultant only when doing so on behalf of the Committee or concerning proposals the Committee will review for approval.
The Committee has adopted a policy requiring that its compensation consultant be independent. During 2017, the Committee completed its annual assessment of the independence of Pay Governance, taking into account the following factors:

•	Compliance with the Committee’s independence policy;

•	Other services, if any, provided to the company by the consultant;

•	The amount of fees paid by the company to the consultant as a percentage of the consultant’s total revenues;

•	Any business or personal relationships between the consultant (including its representatives) and the company’s directors or senior officers; and

•	The policies and procedures the consultant has in place to prevent conflicts of interest, which include a prohibition against stock ownership in the company.
Pay Governance has attested to its independence and does not provide any services to the company other than those related to director and executive compensation consulting. Fees paid to Pay Governance for such services provided in 2017 totaled $195,191.
Based on its assessment, the Committee concluded that Pay Governance is independent under the Committee’s policy and that Pay Governance's work has not raised any conflict of interest.
The company’s finance, human resources, and legal staff, including the chief financial officer, support the Committee in its work. Employees from these departments discuss various executive compensation topics with the Committee and Pay Governance, including how compensation plans fit in with other programs and business objectives. Although these staff members may make recommendations, the final decision on all executive compensation matters rests solely with the Committee.
Compensation Benchmarking
The Committee compares the compensation of our NEOs to the median pay of executives in similar positions at peer companies. By generally targeting each pay element to the approximate median of the applicable comparator group (as described below), we ensure that the balance among the elements is competitive, while at the same time allowing company and individual performance to determine a majority of the compensation received by our NEOs. Overall, these benchmarking comparisons are used as points of reference and are secondary to the primary factors considered by the Committee when making compensation decisions. The primary factors are: company performance; individual performance; the executive’s level of responsibility and tenure; internal equity considerations; the creation of shareholder value; our executive compensation philosophy; and the results of the most recent shareholder say-on-pay vote and engagement with shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

The two sources used by the Committee for benchmarking executive compensation are:

•
For CEO and CFO compensation, a proxy peer group comprised of insurance and financial services companies that are either our business competitors or primary competitors for talent (the "Proxy Peer Group"). The Proxy Peer Group is also a reference for compensation programs and practices. The composition of the Proxy Peer Group is determined by the Committee and reviewed annually as outlined below; and

•
For the compensation of our other NEOs, the Willis Towers Watson Diversified Insurance Study of Executive Compensation (the "Diversified Insurance Study"). This source is used because responsibilities of our other NEOs may not be directly comparable with those of named executives at other companies in the Proxy Peer Group.

In addition to benchmarking executive compensation, the Committee uses a subset of the Proxy Peer Group (which we refer to as the "PSU Peer Group") for purposes of measuring relative TSR for our PSU awards (see page 61 for details on these awards). This subset is selected because they are considered to be direct business competitors of Unum.
The Committee evaluates the composition of the Proxy Peer Group every year. Peer companies are determined based on five primary criteria (life and health GICS code; reasonable range of: assets, revenues, and market capitalization; and competition with Unum for talent and/or market share). Based on the most recent peer review in August 2017, on average, the companies in the Proxy Peer Group met three of the five criteria. Overall, Unum is at 29% of the median asset level and approximately 90% of the revenue median (as of the 12 months ended March 31, 2017). Additionally, 8 of the 11 peers (73%) selected Unum as a peer for compensation benchmarking purposes in their 2017 proxy statements.
During its annual Proxy Peer Group analysis in August 2017, the Committee with its consultant, Pay Governance, considered other insurance and financial services companies and determined that no companies should be removed and no additional companies were appropriate for inclusion in the Proxy Peer Group at the time.
The following table lists the companies in the Diversified Insurance Study (DIS), PSU Peer Group and Proxy Peer Group.

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COMPENSATION DISCUSSION AND ANALYSIS

BENCHMARKING EXECUTIVE COMPENSATION

Proxy Peer Group Indicators(1)(2)
Company	DIS Survey Partici- pant(1)	PSU Peer Group(3)	2017 Proxy Peer Group(2)	Life & Health GICS	0.4x to 2.5x Unum Revenues	0.4x to 2.5x Unum Assets	0.5x to 5.0x Unum Market Capitalization	List Unum as a Peer
Aflac	●	●	●	●	●	●	●	●
Allstate	●
AXA Group	●
Cigna	●
CNO Financial Group	●		●	●	●	●	●	●
Genworth Financial	●		●	●	●	●		●
Guardian Life	●
Hartford Financial Services Group	●	●	●		●		●	●
John Hancock	●
Lincoln National Corporation	●	●	●	●	●		●	●
Massachusetts Mutual	●
MetLife	●	●	●	●
Nationwide	●
New York Life	●
Northwestern Mutual	●
OneAmerica Financial	●
Pacific Life	●
Phoenix Companies	●
Principal Financial Group	●	●	●	●	●		●
Prudential Financial	●	●	●	●			●
Reinsurance Group of America			●		●	●	●	●
Securian Financial	●
Sun Life Financial	●
Thrivent Financial	●
TIAA-CREF	●
Torchmark Corporation		●	●	●	●		●	●
Transamerica	●
USAA	●
Voya Financial	●	●	●		●		●	●

(1)
For compensation decisions made in early 2017, benchmarking comparisons were made using the 2017 Proxy Peer Group and the 2016 DIS (the latest data available at the time). Although Unum participates in the DIS, we are excluded from this table. The number of participants in the DIS remained the same as the prior year.

(2)
The Proxy Peer Group includes both property and casualty insurers and life and health insurers, with Unum’s assets equal to 29% of the peer median as of December 31, 2016, and our revenue at 89% of the peer median for the year ended December 31, 2016. Unum is not part of the Proxy Peer Group.

(3)
This peer group will be used for the relative TSR comparison under the 2017 PSU grant. These companies are our direct competitors, are generally followed by the same sell-side research analysts, and generally compete with us for talent.

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Individual Performance Assessments
The Committee uses individual performance assessments as a factor in its determination of compensation for each NEO.
Individual Performance Goal Areas
Individual performance is evaluated against the NEO's goals and metrics, specific to his or her respective business area. These goals and metrics are set at the beginning of the year and include the following performance categories:

•	Business and financial objectives the Board approved for the company;

•	Strategic objectives by business area;

•	Talent management initiatives; and

•	Operational effectiveness and efficiency.
Evaluation Criteria
In evaluating how effectively each NEO met their goals, the Committee considered:

•	Company performance;

•	For the CEO, the Board’s assessment of his performance, as well as his self-assessment;

•
For NEOs other than the CEO, the performance assessments of the NEOs. For each individual, the performance assessment is based on a combination of performance feedback from the individual’s direct manager (the CEO), peers, direct reports, and other partners, as well as the individual’s self-assessment; and

•	Written assessments by all Board members of each NEO against their stated goals in the areas listed below:

○ Ability to balance complex and competing factors	○ Board relations
○ Balance of putting the company first with appropriate self-care and resilience	○ Demonstrated performance
○ Building and sustaining a high-functioning organization and team	○ Humility and ego maturity
○ Commitment to the enterprise and their business unit	○ Leadership
○ Strategic planning, succession planning, and leadership development	○ Statesmanship
Based on the NEOs' individual performance goals and Board assessment in combination with the CEO's assessment of those reporting to him, the Committee awarded each an individual performance percentage which is used to adjust the earned annual incentive and long-term incentive awards between 0% and 125%. These percentages were used to calculate the final payout of 2017 annual incentives and long-term incentive awards granted in 2018, as described later in this section.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Performance Assessment and Highlights
The NEOs’ achievement levels, for purposes of the 2017 annual incentive paid in March 2018 and long-term incentive awards granted in March 2018, were determined in part based on the following performance goals.
Individual performance highlights for each NEO, and their respective awarded performance percentages, are included below:
Richard P. McKenney
President and Chief Executive Officer
In assessing Mr. McKenney’s performance for 2017, the Committee noted that he:

•
Led the company to record levels of financial performance that exceeded plan in 2017, continuing a consistent pattern of outstanding results that have created significant shareholder value. Results were well-balanced across core business segments and included ongoing stability in Closed Block operations. Total shareholder return has outperformed peers and benchmarks over the most recent three-, five- and 10-year periods;

•
Has taken actions and delivered statutory results to ensure the Company maintains a very strong balance sheet and capital position. This capital position has allowed the company to invest in the business, pursue acquisitions and expansion, and return capital to shareholders. Importantly, it provides the company with the flexibility to respond to future challenges and opportunities;

•
Has undertaken a number of strategic initiatives designed to position the company for ongoing success. These include an aggressive change management agenda focused on enhancing capabilities and customer experience as well as product and geographic expansion;

•
Has taken actions to be certain the Company has a strong brand with a variety of constituents. In particular, the company has been a leading voice for our industry in building partnerships with policymakers and groups to further the goal of protecting the financial security of more workers and their families; and

•
Continuously exhibits effective leadership and has demonstrated impressive personal development as CEO since being named to the position. He has focused on the development of his leadership team while maintaining employee engagement at levels exceeding industry leading benchmarks. In 2017, he accelerated programs and actions to further diversity in the organization and build a culture of inclusion.

Given these accomplishments and the company’s overall performance achievement of 120%, the Committee awarded Mr. McKenney an individual performance percentage of 115% for his 2017 annual incentive award and 120% as the individual performance modifier for his long-term incentive award granted in March 2018.
John F. McGarry
Executive Vice President and Chief Financial Officer
In assessing Mr. McGarry’s performance for 2017, the Committee noted that he:

•	Provided strong leadership as CFO during 2017 as the company exceeded most financial objectives, with each business segment generally meeting or exceeding its goals for the year;

•	Has ensured the company maintains a strong capital position, which allowed the company to continue to invest in the growth of the business, fund product expansion, and return capital to shareholders

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COMPENSATION DISCUSSION AND ANALYSIS

through dividend increases and share repurchases. This financial flexibility also positions the company for future opportunities and challenges;

•
Continued his focus on the Closed Block which includes financial performance within expectations, internal actions to better position the business for the future, and representing the company effectively with external constituents as a very credible expert;

•	Has been an important contributor to our strategic assessment and actions. His effective balance of growth while managing a strong balance sheet is a critical element of our strategy; and

•	Worked closely with the Finance leadership team to drive change, strengthen talent and create a more efficient organization.
Given these accomplishments, the Committee applied an individual performance percentage of 110% for Mr. McGarry’s 2017 annual incentive award and 105% as the individual performance modifier for his long-term incentive award granted in March 2018.
Michael Q. Simonds
Executive Vice President, President and Chief Executive Officer, Unum US
In assessing Mr. Simonds’ performance for 2017, the Committee noted that he:

•	Led Unum US to very strong financial results that exceeded expectations, including record levels of before-tax adjusted operating income;

•
Delivered strong premium growth and solid sales results, while maintaining risk and pricing discipline. Premium growth was 3.9% and sales growth was 19.6%. Margins and return on equity remain at the very top of the industry;

•	Launched work in Unum US to drive operational improvement and an enhanced customer experience;

•
Has been a significant contributor to our strategic efforts. This includes effectively integrating our new dental acquisition, launching a new stop loss product, and identifying future opportunities for growth; and

•	Continued to focus on talent development across the enterprise including support for our diversity and inclusions efforts.
Given these accomplishments, the Committee applied an individual performance percentage of 120% for Mr. Simonds’ 2017 annual incentive award and 115% as the individual performance modifier for his long-term incentive award granted in March 2018.
Breege A. Farrell
Executive Vice President and Chief Investment Officer
In assessing Ms. Farrell’s performance for 2017, the Committee noted that she:

•	Led the investment team to a very successful year in 2017 despite a difficult environment with very low interest rates;

•	Delivered results that exceeded all of our internal investment metrics;

•	Remained disciplined in credit selection. The overall quality of our portfolio is strong with minimal credit impacts during the year;

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COMPENSATION DISCUSSION AND ANALYSIS

•	Continued to develop the investment team with good balance between the senior group and an impressive junior cohort; and

•	Brings an important perspective to the company’s change agenda.
Given these accomplishments, the Committee applied an individual performance percentage of 100% for Ms. Farrell’s 2017 annual incentive award and 100% as the individual performance modifier for her long-term incentive award granted in March 2018.
Lisa G. Iglesias
Executive Vice President and General Counsel
In assessing Ms. Iglesias’ performance for 2017, the Committee noted that she:

•	Provided effective leadership for the legal department in the role of General Counsel;

•	Delivered strong performance as the legal team executed on a high volume of work including our expanded growth agenda;

•	Has been an important link to the Board and Governance Committee. Overall support and communication with the Board has been excellent;

•	Led organizational work in the department over the last few years that has created an effective team with a solid set of leaders; and

•	Set the early pace for our diversity and inclusion efforts as both an executive sponsor as well as with her community involvement.
Given these accomplishments, the Committee applied an individual performance percentage of 100% for Ms. Iglesias’ 2017 annual incentive award and 110% as the individual performance modifier for her long-term incentive award granted in March 2018.
Company Performance Targets
Each year, the Committee sets targets for several performance measures that are used to calculate annual and long-term incentive awards. Performance measures and their respective targets are established for the company as a whole as well as for each of our principal operating business segments. Weightings are assigned to each performance measure based on its relative importance to the company or business segment.
For 2017, a change was made to move all employees (other than Investments) into a common plan, the Unum Group incentive plan.  Nearly half of the employees were already in the Unum Group plan and incentivizing everyone on a common set of metrics fosters our collaborative environment.  We increased the weighting of the sales metric from 10% to 15% given the importance to our overall growth plans and correspondingly reduced the weighting assigned to Operating ROE (from 20% to 15%).
The performance targets are aligned with the company’s primary business objectives:

•	Strong operational performance

•	Disciplined growth

•	Effective risk management

•	Consistent capital generation

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COMPENSATION DISCUSSION AND ANALYSIS

The performance goals in our incentive plans are a direct output of our business plans which are approved by the Board each year.
The business plans and the associated metrics carefully balance the current performance of the business and the risk appetite of the enterprise with an appropriate amount of stretch designed to drive consistent growth and improvement. In addition, the Committee considered external economic factors including: (1) the overall economic growth rate, (2) employment and wage growth which impacts our overall premium levels, and (3) the interest rate and investment environment which can have a significant impact on our overall profit margins.
We set challenging business plans and performance measures to ensure that their achievement will drive long-term value for shareholders. In setting the business plans and performance metrics, a number of sensitivity tests are run to determine the possible upside and downside scenarios to the plan. These scenarios are reviewed to be certain we have the appropriate degree of rigor in the plan.
Once the performance measures are established, the incentive payout targets are set to appropriately align pay with performance.
Generally, the payout range for each annual incentive performance measure is set based on what is appropriate for the variability of the metric. The actual ranges for each performance metric can be determined from the table on page 60. The payout range for each metric in 2017 was 0 - 200% and the overall plan maximum payout was capped at 150%. In 2018, the Committee has decided to use 0 -150% as the payout range for each metric which eliminates the need for the additional payout cap.
The ROE performance measure is used under both our annual and long-term incentive plans. The Committee has concluded that ROE is one of the most important metrics for shareholders, over both a near-term and an extended timeframe. The Committee believes that using this metric in incentive plans that pay out over both one-year and three-year periods encourages executives to focus on both short- and long-term results. The Committee also believes that any risk of overemphasizing ROE in the annual and long-term incentive plans is avoided by assigning it only a 15% weighting for the annual incentive performance measure and by weighting it equally with another performance measure in the long-term incentive plan (in recent years, average after-tax adjusted operating earnings per share) with further adjustment based on relative TSR for PSUs awarded under our long-term incentive plan.
Our incentive plans are subject to an annual risk assessment by our chief risk officer, which is discussed with the Committee as described on page 35.
Incentive Funding Performance Requirement
Our annual and long-term incentive plans are conditioned on the company achieving a specified level of performance. We apply an incentive funding performance requirement because we believe employees and officers should receive incentive awards only after our shareholders and creditors are paid. Additionally, for PBRSUs and PSUs granted prior to 2018, the company intended that this incentive funding performance requirement would allow the company to retain certain deductions in accordance with the "qualified performance-based compensation" exemption to Section 162(m) of the Internal Revenue Code (the "Code"). However, for taxable years beginning after December 31, 2017, this exemption has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. The scope of relief for grandfathered arrangements is currently uncertain. As such, there can be no assurance that any compensation awarded in prior years will be fully tax deductible.

2018 PROXY STATEMENT	59

COMPENSATION DISCUSSION AND ANALYSIS

The Annual Incentive Plan specifies a performance requirement of $250 million of statutory after-tax operating earnings to fund the plan. At the time the plan was established, this was approximately enough to cover dividends to shareholders and after-tax interest on our recourse debt. For 2017, the Committee established the same performance requirement to fund grants under the long-term incentive plan. Funds used to attain the performance requirement are derived from statutory after-tax operating earnings and other sources of cash flow available from the company’s insurance and non-insurance subsidiaries.
The company successfully achieved the performance requirement for funding the 2017 annual incentive awards and the long-term incentive grants made in March 2018.
While the "qualified performance-based compensation" exception under Section 162(m) was eliminated in 2017, the Committee has reaffirmed our pay-for-performance alignment and determined that our annual and long-term incentive plans will continue to be predicated upon the company achieving a specified level of performance. Therefore, in 2018, we will continue to use the performance requirement of $250 million of statutory after-tax operating earnings to fund our annual and long-term incentive plans.
Annual Incentive Targets
Depending on their role in the company, the annual incentive awards for our NEOs are tied in various ways to the performance of Unum Group and its business units. The annual incentive awards of Mr. McKenney, Mr. McGarry, Mr. Simonds and Ms. Iglesias are based entirely on Unum Group performance though the individual goals for Mr. Simonds include financial goals related to his business unit. For Ms. Farrell, 25% of her award is based on Unum Group performance and 75% is based on Investment’s performance. The following table outlines the targets for annual incentives awarded for 2017 performance and how the company and business units performed against those targets in 2017.

2017 ANNUAL INCENTIVE AWARD PERFORMANCE TARGETS AND RESULTS ($s/£s IN MILLIONS)
Performance Measure	Component Weighting	Threshold(1)	Target	Maximum	Actual
Unum Group
After-tax adjusted operating income(2)	35%	$688.8	$918.4	$1,056.2	$976.2
Consolidated adjusted operating return on equity(3)	15%	8.22%	10.95%	12.60%	11.6%
Earned premium(4)	15%	$6,355.2	$7,476.7	$8,972.1	$7,467.9
Sales	15%	$1,248.4	$1,664.6	$2,330.4	$1,734.6
Customer experience(5)	10%	270%	300%	450%	307%
Operating expense ratio(6)	10%	19.70%	17.70%	15.70%	17.42%
Investments
Net investment income(7)	50%	$2.299.6	$2,424.6	$2,549.6	$2,454.3
Avoided losses(8)	25%	$(100.0)	$7.4	$150.0	$14.9
Market composite(9)	25%	83%	100%	175%	119.2%

(1)
For each performance measure, there is no payout at or below the threshold. For each performance measure, the payout would be 200% for performance at or above the maximum. However, the overall payout for the aggregate annual incentive plan is capped at 150% of target. For performance between defined levels, the payout is interpolated.

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COMPENSATION DISCUSSION AND ANALYSIS

(2)
After-tax adjusted operating income is defined as net income adjusted to exclude after-tax net realized investment gains or losses and certain other items specified in the reconciliation of non-GAAP (generally accepted accounting principles) financial measures attached hereto as Appendix A.

(3)
Consolidated adjusted operating return on equity is calculated by taking after-tax adjusted operating income and dividing it by the average of the beginning- and end-of-year stockholders’ equity adjusted to exclude the net unrealized gain or loss on securities and the net gain on cash flow hedges.

(4)	Earned premium is calculated for our core operations (Unum US, Unum UK, and Colonial Life).

(5)	Customer Experience is based on the quality of our customers' experiences and includes measures which focus on areas that impact customer loyalty and satisfaction.

(6)
The operating expense ratio is equal to operating expenses as a percentage of earned premium (or total company expense over total company earned premium) inclusive of Closed Block and the Corporate Segment.

(7)
Net investment income reflects the impact of investment results on after-tax adjusted operating income. Net investment income excludes interest on policy loans, investment income on floating rate securities backing floating rate debt, investment income on index-linked securities which support claim reserves that provide for index-linked claim payments, variances to plan for asset levels and specified portions of miscellaneous net investment income, and includes investment income related to investments managed by Unum supporting reserves related to a block of individual disability business assumed through a modified coinsurance agreement.

(8)	Avoided losses are calculated by multiplying an industry standard weighted default rate by Unum’s total credit exposure and comparing to Unum’s actual investment losses.

(9)
Market composite consists of comparing the average of three targets: (1) credit spreads on purchases to a specified benchmark, (2) yields on purchases to a specified benchmark, and (3) realized investment losses to a specified peer group.

Each performance target has been selected because the Committee believes it is an appropriate driver of long-term shareholder value:

Incentive Metric		Purpose
● Sales ● Earned Premium	ð	● Measures growth and competitiveness of the business
● After-Tax Adjusted Operating Income ● Net Investment Income for Investments	ð	● Measures profitability achievement
● Operating Return on Equity	ð	● Measures effectiveness of balancing profitability and capital management priorities
● Customer Experience ● Adjusted Operating Expense Ratio	ð	● Measures effective and efficient customer service
Long-Term Incentive Targets
The achievement of a corporate performance threshold must be met before any award may be granted under the company’s long-term incentive program, as described on page 59. All of our NEOs received a portion of the long-term incentive grant in March 2017 in the form of Performance Share Units (PSUs). The PSUs will vest based on the achievement of three-year, prospective (2017-2019) average adjusted operating earnings per share and average adjusted operating return on equity goals, and the achievement will be modified (up to +/-20%) based on our total shareholder return (TSR) relative to eight members of our "PSU Peer Group." These eight companies (Aflac, Hartford Financial Services, Lincoln Financial, MetLife, Principal Financial, Prudential Financial, Torchmark and Voya Financial) were selected because they are considered to be direct business competitors of Unum (see discussion beginning on page 53 for the differences between our Proxy Peer Group and PSU Peer Group). We believe it is appropriate to modify these awards based on relative TSR performance, since Unum’s individual TSR performance directly affects the value of the equity awards. The table below

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outlines the three-year performance targets established by the Committee for the PSU grants made in March 2017.

TARGETS FOR PERFORMANCE SHARE UNITS (PSUs) GRANTED IN 2017
Corporate Performance Factors	Driver of Shareholder Value	Component Weighting	Threshold	Target	Maximum
Average 3-year Adjusted Operating Return on Equity (2017-2019)	Capital Management Effectiveness	50%	8.10%	10.80%	12.42%
Average 3-year After-Tax Adjusted Operating EPS (2017-2019)	Profitability	50%	$3.22	$4.30	$4.95
Relative Total Shareholder Return		Modifier Percentile	-20% @ 35th	0 @ 50th	+20% @ 75th
Items Excluded When Determining Company Performance
When pre-establishing the performance measures and weightings for 2017, the Committee determined that the effect of certain items not included in the 2017 financial plan would be excluded from the calculation of the company’s performance, for purposes of both the annual and long-term incentive plans, should they occur. These criteria are the same ones that we used in 2016 and the Committee has also approved them for use in the 2018 plans as well. These items are:

•	Unplanned adjustments resulting from accounting policy changes, legal, tax or regulatory rule or law changes;

•	The impact of any unplanned acquisitions, divestitures, or block reinsurance transactions;

•	Unplanned adjustments to the Closed Block of business;

•	The effect of any unplanned regulatory, legal, or tax settlements;

•	The effect of unplanned changes to strategic asset allocation;

•	Unplanned debt issuance, repurchasing or retirement; or stock repurchase or issuance;

•	The effect of differences between actual currency exchange rates versus exchange rates assumed in the financial plan;

•	Unplanned fees or assessments, including tax assessments, from new legislation; and

•	The effect on revenue from unplanned variances from floating rate securities and index-linked securities.
In addition to the above, the Committee also approved the exclusion of the following items for the 2018 plans:

•	The effect of market value adjustments in Net Investment Income; and

•	For the Investment plan only, the effect of lost income from bond calls.
The Committee believes it is appropriate to exclude these items because they: (1) are unusual or infrequent in nature, (2) do not directly reflect company or management performance, or (3) could serve as a disincentive to capital management or other decisions which are in the best interest of the company and shareholders.

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Applying these criteria, the Committee adjusted the annual incentive plan performance calculations for the impact of the following seven items on our 2017 financial results that were not included in the 2017 financial plan from which the targets were initially derived:

•	The effect of revaluation of the net deferred tax liability as a result of tax reform (impact to earnings and equity);

•	The effect of increased sales resulting from an update to the New York disability law for paid family leave (this reduced the sales performance achievement);

•	The effect of unplanned acquisition expenses, the majority of which were related to Pramerica Życie TUiR SA (impact to earnings, operating expense ratio, and equity);

•	The effect of a reserve increase related to the settlement with a third party regarding unclaimed death benefits (UDB) (impact to earnings and equity);

•	The effect of differences between actual stock repurchases and the amount assumed in the financial plan (actual repurchases were slightly higher than plan and the impact was immaterial);

•	The effect of differences between actual foreign currency rates and the exchange rates assumed in the financial plan; and

•	The impact of a loss from a guaranty fund assessment (impact to earnings and equity).
As outlined above, the overall positive impact due to tax reform was removed from our 2017 annual incentive plan results. Expected changes due to tax reform have been built into our 2018 annual incentive plan targets.
Each year, the Committee also undertakes an overall assessment of the results while also maintaining the discretion to make final adjustments. Any adjustments are based on a review of the actual achievement for each performance measure compared to the annual incentive targets listed on page 60, as well as a qualitative assessment of results. For 2017, the Committee also made an adjustment in consideration for the impact of an individual disability income (IDI) reserve release which reduced the aggregate annual incentive payout by approximately 3%. The resulting annual incentive plan achievement levels for 2017 are shown in the table below.
The achievement levels for 2017 were used in calculations for annual incentive awards described in the "Compensation Decisions" section below.

ANNUAL INCENTIVE PLAN ACHIEVEMENT LEVELS
Plan	2017
Unum Group	120%
Investments	118%
Compensation Decisions
Annual Base Salary
Salaries for our NEOs are established based on their position, skills, experience, responsibility, and performance. Competitiveness of salary levels is assessed annually relative to the approximate median of salaries in the marketplace using the sources noted beginning on page 52 for similar executive positions. Increases may be considered for factors such as changes in responsibilities, individual performance, and/or

2018 PROXY STATEMENT	63

COMPENSATION DISCUSSION AND ANALYSIS

changes in the competitive marketplace. In early 2017, the Committee approved base salary increases for NEOs as outlined in the following table. For a discussion of 2018 salary adjustments, see "2018 Compensation Decisions" beginning on page 69.

2017 ANNUAL BASE SALARY DECISIONS
Name	2017	2016	Change
Mr. McKenney	$1,000,000	$1,000,000	–
Mr. McGarry	630,000	600,000	+5.0%
Mr. Simonds	615,000	600,000	+2.5%
Ms. Farrell	460,000	453,000	+1.5%
Ms. Iglesias	505,000	495,000	+2.0%
Setting Incentive Targets
For purposes of determining the amount of annual incentive and long-term incentive awards for our NEOs, the Committee establishes a target amount as a percentage of each executive’s salary, except that the long-term incentive target is set as an absolute dollar amount for the CEO. In establishing each target for 2017 awards, the Committee considered market data from the appropriate peer group as well as each individual’s target relative to other NEOs, given their respective levels of responsibility. In early 2017, the Committee approved annual and long-term incentive target award values for each NEO as outlined in the tables below.

2017 ANNUAL INCENTIVE TARGET DECISIONS
Name	2017	2016	Change
Mr. McKenney	175%	175%	–
Mr. McGarry	100%	100%	–
Mr. Simonds	90%	90%	–
Ms. Farrell	120%	120%	–
Ms. Iglesias	75%	75%	–

2017 LONG-TERM INCENTIVE TARGET DECISIONS
Name	2017	2016	Change
Mr. McKenney	$5,500,000	$5,250,000	+4.8%
Mr. McGarry	175%	150%	+25 pts
Mr. Simonds	160%	150%	+10 pts
Ms. Farrell	110%	100%	+10 pts
Ms. Iglesias	125%	125%	–

64	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Awards
Our annual incentive awards reward performance based on the achievement of both company and individual performance, which the Committee believes aligns compensation with the objectives of shareholders. The Annual Incentive Plan, under which 2017 annual incentive awards were granted, includes:

•	Eligibility for all non-sales employees to receive an annual incentive;

•	An Executive Officer Incentive Plan in which our NEOs participate; and

•
An objective performance threshold of $250 million of statutory after-tax operating earnings and other sources of cash flow available from the company’s insurance and non-insurance subsidiaries for the fiscal performance year that provides funding for incentive payments. This goal must be achieved before participants are eligible to receive an award. If the goal is not achieved, no awards are paid.

The decision making process to determine 2017 annual incentive awards was as follows:

(1)
The Committee exercises discretion as to the final percentage considering all performance factors, including, but not limited to, the quality of financial results. For details on adjustments for 2017, see page 62.

(2)	Individual performance may range from 0% to 125%.
Once it was determined that the performance threshold had been met for 2017, specific awards for our NEOs were arrived at by:

•	Applying the individual annual incentive targets, which had been set in early 2017, to each individual’s base salary;

•
Calculating company and business unit performance percentages by comparing actual results to the performance targets described beginning on page 58 (the Committee may also take into account other factors, including economic considerations as well as non-financial goals);

•	Establishing an individual performance percentage (from 0% to 125%) using the individual assessment process described beginning on page 55; and

•	Multiplying company and business unit performance by individual performance and the NEO’s annual incentive target.
The table below sets forth the target incentive and the actual annual incentive awards approved by the Committee to our NEOs for 2017 performance. For a discussion of 2018 annual incentive award targets, see "2018 Compensation Decisions" beginning on page 69.

2018 PROXY STATEMENT	65

COMPENSATION DISCUSSION AND ANALYSIS

ANNUAL INCENTIVE PAID IN 2018							(for 2017 performance)
Executive	2017 Incentive Target (%)		Eligible Earnings ($)		Company Performance (%)		Individual Performance (%)		2017 Annual Incentive Paid ($)
Mr. McKenney(1)	175%	X	1,000,000	X	120%	X	115%	=	2,415,000
Mr. McGarry(1)	100%	X	623,077	X	120%	X	110%	=	822,462
Mr. Simonds(1)	90%	X	611,538	X	120%	X	120%	=	792,554
Ms. Farrell(2)	120%	X	458,385	X	118.5%	X	100%	=	651,822
Ms. Iglesias(1)	75%	X	502,692	X	120%	X	100%	=	452,423

(1)	Company performance for Messrs. McKenney, McGarry and Simonds and Ms. Iglesias was weighted 100% based on Unum Group performance.

(2)
Company performance for Ms. Farrell was weighted with 75% based on Investments and 25% based on Unum Group performance. Investments achievement was 118% and Unum Group achievement was 120%, resulting in overall achievement of 118.5%.

Long-Term Incentive Awards Granted in 2017
Our long-term incentive plan aligns the long-term interests of management and shareholders by tying a substantial portion of executive compensation directly to the company’s stock price. The grants to the NEOs in March 2017 were based on the Committee’s March 2017 assessment of their performance for the prior year.
The mix of awards for each NEO was 50% performance-based restricted stock units (PBRSUs) and 50% performance share units (PSUs). PBRSUs were awarded in 2017 based on the achievement of an after-tax statutory earnings threshold for 2016, as modified by individual achievement factors for 2016. They vest ratably over three years.
PSUs granted in 2017 vest based upon the achievement of three-year (2017-2019) pre-established average adjusted operating earnings per share and average adjusted operating return on equity goals, modified (up to +/-20%) based on Unum’s relative total shareholder return as described on page 61. Assuming performance above the threshold, PSUs can be paid out at 40% to 180% of target.
All long-term incentive awards in 2017 were granted under the Stock Incentive Plan of 2017. Our long-term incentive award mix is based on a review of peer practices as well as what the Committee believes most appropriately retains and rewards our NEOs and ensures that a significant portion of each executive’s compensation is tied to the increase of our stock price over the long-term.
PBRSUs, which are valued in terms of company stock, do not include any actual stock issued at the time of grant. Instead, company stock is issued only when the grant is settled. During the restricted period, dividend equivalents accrue and vest only when and to the extent that the underlying PBRSUs vest. In addition, there are no shareholder voting rights unless and until the award is settled in shares.
PSUs are notional units that will track the value of our share price over the three-year performance period, and will vest and be settled through the issuance of shares based upon the achievement of the predetermined performance metrics. Dividend equivalents accrue during the three-year performance period and will vest only when and to the extent that the underlying PSUs vest.

66	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The decision-making process to determine long-term incentive awards granted in March 2017 was as follows:

(1)	Individual performance may range from 0% to 125%.

As outlined in the previous diagram, once it was determined that the performance threshold had been met, the total value of the long-term incentive awards for our NEOs were determined by:

•
Applying the individual long-term incentive targets, which were set in early 2016 by considering the market data from the appropriate comparator group (as described beginning on page 52) as well as each individual’s target relative to other NEOs, given their respective levels of responsibility, to each individual’s base salary, except that, the long-term incentive target is set as a dollar amount for Mr. McKenney;

•
Establishing an individual performance percentage (from 0% to 125%) using the individual assessment process described beginning on page 55 (for a discussion of the individual NEO performance assessments for 2016 that determined the individual performance percentage for these 2017 grants, see page 50 of our 2017 Proxy Statement); and

•	Multiplying each NEO’s long-term incentive target by his or her individual performance percentage.
Once the long-term incentive award value was determined, it was awarded as described below:

•	The 2017 long-term incentive award was divided evenly between PBRSUs (50%) and PSUs (50%) for each NEO; and

•
The PBRSUs vest based on each NEO’s continued service over a three-year period. The PSUs vest based on the achievement of three-year pre-established goals (2017-2019) for average adjusted operating return on equity and average adjusted operating earnings per share, modified by relative total shareholder return as previously described.

In March 2017, the Committee approved grants of PBRSUs and PSUs for the NEOs as outlined below. For a discussion of 2018 long-term incentive award targets, see "2018 Compensation Decisions" below.

2018 PROXY STATEMENT	67

COMPENSATION DISCUSSION AND ANALYSIS

LONG-TERM INCENTIVE GRANTED IN 2017				(for 2016 Performance)
Executive	Long-Term Incentive Target		Individual Performance		2017 Long-Term Incentive Grant(2)
Mr. McKenney(1)	$5,250,000	X	105%	=	$5,512,500
Mr. McGarry	900,000	X	111%	=	$1,000,000
Mr. Simonds	900,000	X	111%	=	$1,000,000
Ms. Farrell	453,000	X	105%	=	$475,650
Ms. Iglesias	618,750	X	100%	=	$618,750

(1)	Mr. McKenney’s target was set as a dollar amount, rather than as a percentage of salary as for the other NEOs.

(2)
The grant date fair value of the long-term incentive grant (as reported in the Summary Compensation Table on page 76) was calculated based on the Monte Carlo PSU valuation. The long-term incentive granted in March 2017 was calculated based on the closing stock price of the grant date.

Executive	Grant Date Fair Market Value	Performance Share Units Granted (Mar. 2017)	Restricted Stock Units Granted (Mar. 2017)
Mr. McKenney	$5,499,957	55,154	55,154
Mr. McGarry	999,992	10,028	10,028
Mr. Simonds	999,992	10,028	10,028
Ms. Farrell	475,664	4,770	4,770
Ms. Iglesias	618,763	6,205	6,205
Vesting of 2015 Performance Share Units (PSUs)
The long-term incentive mix for our NEOs' 2015 awards included 50% in the form of PSUs, which vested based on performance over a three-year performance period that ended on December 31, 2017.
The table below provides an overview of the three-year goals for the 2015 PSU grant as well as their actual achievement levels.

2015 PERFORMANCE SHARE UNIT (PSU) AWARDS
Corporate Performance Factors	Component Weighting	Threshold	Target	Maximum	Actual
Average 3-year Adjusted Operating Return on Equity (2015-2017)	50%	8.12%	10.83%	12.45%	11.33%
Average 3-year After-Tax Adjusted Operating EPS (2015-2017)	50%	$2.82	$3.76	$4.33	$3.93
Relative Total Shareholder Return	Modifier Percentile	-20% @ 35th	0 @ 50th	+20% @ 75th	@ 87.5th
Based on the above performance, and after taking into account the factors described below, in February 2018, the Committee certified the results for this grant and approved a payout. The business goals were achieved at 115.1%, with relative TSR at the 87.5th percentile which resulted in a 20% increase for a final payout of 138.1%.

68	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

When setting the performance measures and weightings for the 2015 PSU grant, the Committee determined that certain items not included in the financial plan for fiscal years 2015 to 2017 would be excluded from the calculation of the company’s performance, for purposes of the performance share units, should they occur. The list of items is the same list used for our annual incentive plan, the details of which can be found under "Items Excluded When Determining Company Performance," beginning on page 62.
Applying these criteria, the Committee adjusted targets for the impact of the following nine items that were not included in the financial plans from which the targets were initially derived:

•	The effect of unplanned debt issuance; favorable conditions in debt markets allowed us to accelerate debt issuance that was planned for the future which was an advantage to shareholders;

•	The effect of revaluation of the net deferred tax liability as a result of tax reform;

•
The effect of unplanned acquisition expenses and operating earnings related to Starmount Life Insurance Company, National Dental Plan Limited and associated companies, Pramerica Życie TUiR SA and other acquisition expenses;

•	The effect of a reserve increase related to the settlement with a third party regarding unclaimed death benefits (UDB);

•
The effect of a change to the presentation of the Company's prior period adjusted operating earnings as a result of the inclusion of amortization of prior period actuarial gains or losses, a component of net periodic benefit cost for our pension and other postretirement benefit plans;

•	The effect of an unplanned reinsurance treaty;

•	The impact of a loss from a guaranty fund assessment;

•	The effect of differences between actual stock repurchases and the amount assumed in the financial plan; and

•	The effect of differences between actual foreign currency rates and the exchange rates assumed in the financial plan.
The Committee elected to make an additional adjustment in consideration of the IDI reserve release which reduced the payout calculation from 139.9% to 138.1%.
2018 Compensation Decisions
At its February 2018 meeting, after consideration of company and individual performance during 2017, each executive’s responsibilities, tenure and market data, the Committee made decisions with respect to our NEOs’ base salaries and annual and long-term incentive targets for 2018 as outlined below. The decisions also reflect the continued execution of a multi-year program for all newly-promoted executives to adjust their pay to full competitive norms as performance and experience in the job grows.

2018 PROXY STATEMENT	69

COMPENSATION DISCUSSION AND ANALYSIS

2018 ANNUAL BASE SALARY DECISIONS
Name	2018	2017	Change
Mr. McKenney	$1,000,000	$1,000,000	–
Mr. McGarry	630,000	630,000	–
Mr. Simonds	630,375	615,000	+2.5%
Ms. Farrell	460,000	460,000	–
Ms. Iglesias	525,200	505,000	+4.0%
The base salary increases noted above, were approved in recognition of each NEO’s individual performance in 2017 as well as consideration of their comparison to market benchmarks.
Annual and long-term incentive targets were set based on consideration of each NEO’s current target, the approximate median of the appropriate comparator group, and each individual’s target relative to other NEOs given their respective levels of responsibility.

2018 ANNUAL INCENTIVE TARGET DECISIONS
Name	2018	2017	Change
Mr. McKenney	200%	175%	+25 pts
Mr. McGarry	110%	100%	+10 pts
Mr. Simonds	100%	90%	+10 pts
Ms. Farrell	120%	120%	–
Ms. Iglesias	90%	75%	+15 pts

2018 LONG-TERM INCENTIVE TARGET DECISIONS
Name	2018	2017	Change
Mr. McKenney	$6,500,000	$5,500,000	+18.2%
Mr. McGarry	200%	175%	+25 pts
Mr. Simonds	175%	160%	+15 pts
Ms. Farrell	110%	110%	–
Ms. Iglesias	130%	125%	+5 pts
The Committee believes the 2018 compensation decisions position all of our NEOs’ targeted total direct compensation within an appropriate range of the market median given each executive’s performance and time in their current position.

70	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Retirement and Workplace Benefits
We provide a benefits package for employees, including all NEOs, and their dependents, portions of which are paid for, in whole or in part, by the employee.
Among the retirement benefits we offer are:
The Unum Group Defined Contribution Retirement Plan. On January 1, 2014, Unum replaced its defined benefit pension plans, which were frozen to further accruals as of December 31, 2013, with an enhanced defined contribution retirement offering. This includes: (1) a non-contributory tax-qualified defined contribution plan for all regular U.S. employees who meet eligibility requirements and are generally scheduled to work at least 1,000 hours per year, which is offered within our existing tax-qualified 401(k) retirement plan (401(k) Plan), and (2) a separate, non-qualified defined contribution plan (Non-Qualified Plan) for employees whose benefits under the tax-qualified plan are limited by the Internal Revenue Code (the "Code"). New hires are automatically enrolled in the 401(k) and Non-Qualified Plan at a 5% deferral rate 45 days after hire but are able to make adjustments to their deferral rate. Base pay and annual incentives are included in covered earnings for these defined contribution plans, but long-term incentive awards are not. Unum provides the following contributions:

•	A 5% match contribution (for elected deferrals provided through the 401(k) and Non-Qualified Plans);

•	A 4.5% contribution (provided through the 401(k) and Non-Qualified Plans); and

•
For employees who meet certain age and service requirements, a 3.5% transition contribution on covered earnings and an additional 3.5% transition contribution for covered earnings above $70,000 (provided through the 401(k) Plan and, for those eligible employees whose earnings exceed the qualified plan limits, the Non-Qualified Plan)

The transition contributions are being provided to eligible employees to more closely align with the benefits which were accrued under the frozen defined benefit plans. This benefit is provided to those employees who, due to their age and years of service, would not have the same opportunity to adjust to the new defined contribution plan as other employees. Transition contributions will be made to active eligible employees until December 31, 2020.
The Unum Group Defined Benefit Retirement Plan. We sponsor both a tax-qualified defined benefit pension plan and a non-qualified defined benefit pension plan for employees whose benefits under the tax-qualified plan are limited by the Code. Base pay and annual incentives are counted in eligible earnings for purposes of the defined benefit pension plans, but long-term incentive earnings are not. As noted above, during 2013, we amended the terms of our defined benefit pension plans (tax-qualified and non-qualified) to freeze the further accrual of retirement benefits provided under those plans as of December 31, 2013. For a more complete description of pension benefits for our NEOs, see page 82.
The other workplace benefits we offer include: life, health, dental, vision, voluntary products and disability insurance; dependent and healthcare reimbursement accounts; health savings accounts; tuition reimbursement; an employee stock purchase plan; paid time off; holidays; and a matching gifts program for charitable contributions.
In April 2000, we purchased corporate owned life insurance (COLI) on all officers who gave their approval. In the event of a covered officer’s death while still employed, we will provide a death benefit to the officer’s beneficiary in the amount of $200,000. Mr. McGarry is the only NEO who was an officer at the company at such time, and is covered under a COLI policy.

2018 PROXY STATEMENT	71

COMPENSATION DISCUSSION AND ANALYSIS

Perquisites and Other Personal Benefits
We provide a limited number of perquisites to our employees, including all NEOs, which are described below:

•
One of our largest employee locations is in Tennessee, which has no state income tax. Due to the frequency of travel between our corporate offices and other locations, employees often incur non-resident state taxes in multiple states. Therefore, when any employee travels to other company locations outside of his or her primary state of employment and incurs state income tax based on another state’s law, we provide a tax gross-up for the non-resident state taxes.

•
The company has entered into an aircraft time-sharing agreement with Mr. McKenney effective as of May 21, 2015, pursuant to which he agrees to reimburse the company for the costs of his personal use of the corporate aircraft. Mr. McKenney did not use this benefit during 2017.

•
A tax gross-up is provided to employees who incur income on company-sponsored events where attendance is expected, including a limited number of events we host each year to recognize the contributions of various employees. These functions serve specific business purposes, and in some cases the attendance of an NEO and his or her spouse or guest is expected. If so, we attribute income to the NEO for these costs when required under Internal Revenue Service regulations. For more information, see the All Other Compensation table on page 77.

Severance and Change in Control Arrangements
We have the following severance and change in control contracts and plans covering the NEOs.
Severance Benefits
The company provides severance benefits to all employees in the event of involuntary termination, other than for death, disability or cause.
Mr. McKenney’s severance benefits are provided under a severance agreement dated effective as of April 1, 2015. This agreement replaced his prior change in control severance agreement (described below) and provides comparable severance benefits in the event of his termination of employment within two years after a change in control, except that if termination is by the company other than for cause, death or disability or is a resignation by Mr. McKenney for good reason, the severance payment is three times salary plus bonus, and medical and other benefits will continue for three years after termination. The agreement also eliminated the golden parachute excise tax gross-up provided under his prior agreement and instead provides for "best net after-tax" provisions that cut back payments to avoid potential excise taxes, but only if the after-tax value is greater than providing full payments (which would be subject to excise tax that would be borne by Mr. McKenney). The agreement also provides for severance when termination of employment is not related to a change in control, and in such circumstances the severance payment is two times salary and bonus, and medical and other benefits will continue for two years after termination.
The remaining NEOs are covered under our Separation Pay Plan for Executive Vice Presidents. In general, we provide severance in order to give our employees competitive benefits with respect to the possibility of an involuntary termination of their employment.
When termination of employment is accompanied by severance payments, the former executive is required to release claims he or she may have against us. The release contains restrictions on the former executive with respect to confidentiality, solicitation of company employees, competition, and disparagement. We also agree

72	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

to indemnify the former executive for certain actions taken on the company’s behalf during his or her employment.
Change in Control Severance Agreements
Each NEO, other than Mr. McKenney, is covered by a change in control severance agreement with the company. These agreements provide an enhanced severance benefit in the event of a termination following a change in control. This ensures that shareholders have the benefit of our NEOs’ focused attention during the critical times before and after a major corporate transaction regardless of any uncertainty with respect to their future employment. Details about these agreements can be found in the "Terminations Related to a Change in Control" section beginning on page 86.
None of the NEOs have an excise tax gross-up provision in their agreements.
As described above, change in control benefits are available to Mr. McKenney under his severance agreement.
Compensation Policies and Practices
Equity Grant Practices
Equity grants awarded under the long-term incentive program are approved at the February meeting of the Committee, which typically occurs two to three weeks after the company’s annual earnings are released to the public. The March 1, 2017 grant was approved at the February 2017 meeting of the Committee. The closing stock price on the grant date is used to determine the number of units awarded.
Stock Ownership and Retention Requirements
Ensuring that senior officers have a significant ownership stake in the company aligns the long-term interests of management and shareholders and promotes a culture of ownership and accountability. We require certain senior officers, including each NEO, to:

•	Hold a multiple of the officer’s base salary in Unum shares (including unvested restricted stock units) throughout employment; and

•
Retain a fixed percentage of the net shares (shares after the payment of taxes and the costs of exercise and commissions) received as compensation for a specified period of time. These holding period requirements apply to shares acquired upon the exercise of options and the vesting of PBRSUs and PSUs even if the stock ownership requirements have been met. Exceptions to this requirement may be made only by the Board.

The following table presents the stock ownership and retention requirements for our NEOs. Newly promoted or newly hired senior officers have five years to achieve the ownership requirement. Not meeting the requirements may impact future equity grants. All of our NEOs exceeded the requirements as of December 31, 2017.

2018 PROXY STATEMENT	73

COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP AND RETENTION REQUIREMENTS				(as of December 31, 2017)
				Ownership as % of Salary		Retention Requirements
Executive	Common Stock(1)	Restricted Stock Units(2)	Total Current Ownership	Owned	Required	Retention %(3)	Holding Period(4)
Mr. McKenney	$10,940,840	$7,434,905	$18,375,745	18.4x	6x	75%	3 years
Mr. McGarry	2,566,437	1,352,984	3,919,421	6.2x	3x	60%	1 year
Mr. Simonds	2,120,565	1,473,632	3,594,197	5.8x	3x	60%	1 year
Ms. Farrell	2,049,208	693,810	2,743,018	6.0x	3x	60%	1 year
Ms. Iglesias	663,455	1,438,996	2,102,451	4.2x	3x	60%	1 year

(1)
Amount includes shares held in certificate form, brokerage accounts, and 401(k) Plan accounts. Shares were valued using a closing stock price of $54.89 on December 29, 2017, the last trading day of the year.

(2)
Shares/units were valued using a closing stock price of $54.89 on December 29, 2017, the last trading day of the year. Performance-based restricted stock units (PBRSUs) vest over three years (see the Vesting Schedule for Unvested Restricted Stock Units table on page 81).

(3)
Retention percentage is the net percentage of shares to be held after the payment of taxes and the costs of exercise and commissions. Retention requirements apply to shares acquired upon the exercise of options and the vesting of PBRSUs and PSUs.

(4)	After this holding period, the officer would then be able to sell the shares as long as his or her ownership requirement is met or would be reached in the time period allotted.
Hedging, Pledging and Insider Trading Policies
We have a policy that no director or executive officer, which includes our NEOs, may purchase or sell options, puts, calls, straddles, equity swaps or other derivatives that are directly linked to our stock.
In addition, our insider trading policy prohibits directors, executive officers (including NEOs) and employees from buying or selling our stock while in possession of material nonpublic information about the company and from conveying any such information to others. Under this policy, additional trading restrictions apply to the NEOs and other "corporate insiders," who are generally permitted to buy or sell our stock only during predetermined window periods following earnings announcements, and only after they have pre-cleared the transactions with our general counsel or designee. Also under this policy, no corporate insider may make "short sales" of our stock, and no director or executive officer may pledge our stock as security for a loan.
Recoupment Policy
If the company makes a material restatement of its financial results, then the Board will, to the extent permitted by applicable law, seek recoupment of performance-based compensation paid to certain senior officers if it determines that:

•	The senior officer has committed or engaged in fraud or willful misconduct that resulted, either directly or indirectly, in the need to make such restatement; and

•	Such performance-based compensation paid or awarded to the senior officer would have been a lesser amount if calculated using the restated financial results.
The amount of performance-based compensation to be recouped will be determined by the Board after taking into account the relevant facts and circumstances. Performance-based compensation includes annual cash

74	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

incentive awards, bonuses and all forms of equity compensation. The company’s right to recoup compensation is in addition to other remedies that may be available under applicable law.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally places a limit of $1 million per year on the amount of deductible compensation paid to certain "covered employees," which includes our named executive officers. Section 162(m) exempted from this limitation "qualified performance-based compensation" with respect to taxable years beginning on or before December 31, 2017. Recent changes to the Code provide for a transition rule that continues to exempt qualified performance-based compensation that is payable pursuant to a binding written agreement in effect on November 2, 2017 but otherwise generally repeals the exemption for performance-based compensation.
Historically, our annual incentive payout and long-term incentive grants were intended to be deductible under Section 162(m). The Committee did, however, reserve the right to, in its sole discretion, pay compensation that was not deductible under Section 162(m) if it determined that paying such compensation was needed in order to attract, retain or provide incentives to our NEOs, or was otherwise desirable. Given complexities in the tax rules, it is also possible that compensation intended to qualify for the "qualified performance-based compensation" exception did not so qualify.
In light of the repeal of the performance-based compensation exception to Section 162(m), the Committee expects compensation granted or paid in 2018 and future tax years will not be fully deductible for income tax purposes. While, the Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation, even though some compensation awards may result in non-deductible compensation expenses, the Committee intends to maintain strong pay-for-performance alignment of executive compensation arrangements notwithstanding loss of deductibility repeal of the exemption for performance-based compensation.
We account for stock-based payments under the requirements of ASC Topic 718. A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 11 of the Consolidated Financial Statements in Part II, Item 8 of our 2017 Form 10-K. Each year, the company provides a report to the Committee of the expense for stock-based payments. Additionally, in the event the Committee is considering new equity-based compensation programs or changes to existing programs, the accounting implications of the program or change are presented and discussed as part of the decision process.

REPORT OF THE HUMAN CAPITAL COMMITTEE
The Human Capital Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
2017 Human Capital Committee:
Cynthia L. Egan, Chair
Theodore H. Bunting, Jr.
Kevin T. Kabat
Ronald P. O’Hanley

2018 PROXY STATEMENT	75

COMPENSATION TABLES

COMPENSATION TABLES
2017 Summary Compensation Table

		Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compen- sation		Change in Pension Value & Non-qualified Deferred Compensation Earnings		All Other Compen- sation		TOTAL
Name and Principal Position(1)	Year	($)	($)	($)(2)		($)	($)		($)		($)		($)
Richard P. McKenney
President and Chief Executive Officer, and a Director	2017	1,000,000	—	5,720,021	(3)	—	2,415,000	(4)	119,000	(5)	429,925	(6)	9,683,946
	2016	994,231	—	5,176,835		—	2,100,937		84,000		315,316		8,671,319
	2015	905,000	—	3,051,050		—	1,527,033		—		247,931		5,731,014
John F. McGarry
Executive Vice President and Chief Financial Officer	2017	623,077	—	1,040,004	(3)	—	822,462	(4)	322,000	(5)	231,242	(6)	3,038,785
	2016	588,461	—	912,245		—	744,404		273,000		196,724		2,714,834
	2015	517,860	—	629,287		—	509,513		—		221,024		1,877,684
Michael Q. Simonds
Executive Vice President, President and Chief Executive Officer, Unum US	2017	611,538	—	1,040,004	(3)	—	792,554	(4)	248,000	(5)	132,521	(6)	2,824,617
	2016	594,231	—	953,678		—	676,532		168,000		127,479		2,519,920
	2015	566,346	—	961,052		—	564,888		—		113,967		2,206,253
Breege A. Farrell
Executive Vice President and Chief Investment Officer	2017	458,385	—	494,697	(3)	—	651,822	(4)	47,000	(5)	112,834	(6)	1,764,738
	2016	451,500	—	448,816		—	598,689		38,000		99,493		1,636,498
	2015	444,618	—	443,024		—	557,551		—		109,762		1,554,955
Lisa G. Iglesias
Executive Vice President and General Counsel	2017	502,692	—	643,520	(3)	—	452,423	(4)	—	(5)	105,505	(6)	1,704,140
	2016	492,692	—	639,854		—	424,946		—		91,033		1,648,525
	2015	470,077	—	1,149,997		—	381,291		—		40,410		2,041,775

(1)
Mr. McKenney was named President in April 2015 and subsequently assumed the role of CEO following Mr. Watjen's retirement in May 2015. Before that, he served as Unum's Executive Vice President and Chief Financial Officer. Mr. McGarry, who had previously served as President and Chief Executive Officer of the Closed Block Operations, succeeded Mr. McKenney as Chief Financial Officer in April 2015. As a result of these promotions, the Committee approved adjustments to their compensation packages to reflect their new responsibilities. Their compensation for 2016 reflects their first full year of compensation in their current positions, whereas the compensation for 2015 reflects pro-ration of payments based on the portion of the year that they held their current and prior positions.

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COMPENSATION TABLES

(2)
"Stock Awards" consists of performance share units (PSUs) and performance-based restricted stock units (PBRSUs). The number of shares payable under the PSU awards will be based on the actual performance, modified (+/- 20%) based on relative total shareholder return, and may result in the ultimate award of 40-180% of the initial number of PSUs issued, with the potential for no award if company performance goals are not achieved during the three-year performance period. The value of PSUs, assuming the highest possible outcomes of performance conditions (180%) to which 2017 awards are subject, determined based on the award amount at the time of grant and thus excluding dividend equivalent units that accrue during the performance period, would be: $4,949,961 for Mr. McKenney; $899,993 for Mr. McGarry; $899,993 for Mr. Simonds; $428,098 for Ms. Farrell; and $556,886 for Ms. Iglesias.

(3)
These awards were comprised of 50% PSUs and 50% PBRSUs granted on March 1, 2017 for performance in 2016. The grant date fair value of stock awards for the PSUs was calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation (ASC 718) as the number of units multiplied by the Monte Carlo simulation value of $53.85 on the grant date. The grant date fair value of stock awards for the PBRSUs was calculated in accordance with ASC 718 as the number of units multiplied by the closing market price of $49.86 on the grant date.

(4)	Amounts reflect the annual incentive awards paid in March 2018 for performance in 2017. These are discussed in further detail beginning on page 65 under the Annual Incentive Awards heading.

(5)
The amounts shown reflect the actuarial present value increases from December 31, 2016 through December 31, 2017. Pension values may fluctuate from year-to-year depending on a number of factors, including age at benefit commencement and the assumptions used to determine the present value, such as the discount rate and mortality rate. The assumptions used by the company in calculating the change in pension value are described beginning on page 84 and are consistent with those set forth in Note 9 of our Consolidated Financial Statements in Part II, Item 8 of our 2017 Form 10-K, except as otherwise provided in footnotes to the Pension Benefits table on page 84.

(6)	"All Other Compensation" amounts are set forth in the following table.

2017 ALL OTHER COMPENSATION
	Mr. McKenney	Mr. McGarry	Mr. Simonds	Ms. Farrell	Ms. Iglesias
Employee and Spouse/Guest Attendance at Company Business Functions(a)	52,009	—	4,178	—	4,597
Total Perquisites	$52,009	$—	$4,178	$—	$4,597
Matching Gifts Program(b)	10,000	3,200	200	10,000	10,000
Company Matching Contributions Under our Qualified and Non-Qualified Defined Contribution Retirement Plan(c)	155,047	68,374	64,404	52,854	46,382
Non-Resident State Taxes(d)	43,677	1,420	1,515	2,355	2,385
Company Contributions to the Qualified and Non-Qualified Defined Contribution Retirement Plan(e)	139,542	154,811	57,963	47,568	41,744
Tax Reimbursement Payments(f)	29,650	114	4,261	57	397
Foreign Assignment(g)	—	3,323	—	—	—
Total All Other Compensation	$429,925	$231,242	$132,521	$112,834	$105,505

(a)
Spouses or guests sometimes accompany the NEO at company business functions. When their attendance is expected, a tax gross up payment is provided. Where applicable, these payments have been included under "Tax Reimbursement Payments." Additionally, when these trips included travel on the corporate aircraft, the incremental cost was calculated to determine amounts to be reported. For purposes of compensation disclosure, the use of company aircraft is valued using an incremental cost that takes into account fuel costs, landing fees, parking, weather monitoring and maintenance fees per hour of flight. Crew travel expenses are included based on the actual amount incurred for a particular trip. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of the aircraft, are excluded. Amounts represent the imputed income each NEO incurred for such attendance plus the incremental cost of the aircraft when the aircraft was used.

(b)
Amounts represent those provided through our Matching Gifts Program, available to all full-time employees and non-employee directors. During 2017, the company matched eligible gifts from a minimum of $50 to an aggregate maximum gift

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COMPENSATION TABLES

of $10,000 per employee/non-employee director, per calendar year. Amounts listed only represent company matching gifts made to qualified non-profit organizations and educational institutions on behalf of the NEOs, and do not represent total charitable contributions made by them during the year.

(c)
Amounts represent the aggregate matching contributions into our 401(k) Plan as well as matching contributions into our Non-Qualified Plan. Matching contributions under our 401(k) Plan are provided to all eligible employees participating in the plan as described beginning on page 71 in the Retirement and Workplace Benefits section. The company matched contributions dollar-for-dollar up to 5% of eligible earnings in 2017. Matching contributions under our Non-Qualified Plan are provided to eligible officers participating in the plan as described beginning on page 71 in the Retirement and Workplace Benefits section. The company matched contributions dollar-for-dollar up to 5% of eligible earnings in 2017.

(d)
Many of our employees are required to travel to other company locations outside of their primary state of employment. While working in a state other than their primary state of employment, employees may become subject to state income taxes in that state if days worked or earnings accrued exceed an amount specified under state law. When this happens, we pay the state income tax on behalf of those employees (including our NEOs) and gross up the income amount for FICA and Medicare taxes (gross ups on these amounts are included in "Tax Reimbursement Payments"). The employee remains responsible for any taxes they would have incurred had they worked only in their primary state of employment.

(e)
These amounts represent the aggregate of company and transition contributions under our 401(k) and Non-Qualified Plans as described beginning on page 71 in the Retirement and Workplace Benefits section. Full-time employees with one year of service with the company receive 4.5% of their salary and annual incentive contributed into their 401(k) Plan. Full-time employees who, as of December 31, 2013, had either: (i) reached a minimum of 60 points (age plus service) and at least 15 years of service or (ii) reached the age of 50 with 10 years of service with the company, receive an additional contribution into their 401(k) and Non-Qualified Plans through the transition contributions, as disclosed above in the Retirement and Workplace Benefits section.

(f)
Amounts represent tax payments made by us on behalf of each NEO relating to Employee and Spouse/Guest Attendance at Company Business Functions and Non-Resident State Taxes. In 2017, Mr. McGarry also received a tax reimbursement payment related to his foreign assignment, which ended in 2012.

(g)
This amount includes tax equalization and foreign tax preparation benefits. We provided expatriate tax benefits to Mr. McGarry in connection with his non-permanent relocation, at the company's request, to the United Kingdom, consistent with the company's expatriate assignment policy. Under the company's expatriate assignment policy, the employee is responsible for the amount of taxes he would have incurred if he had continued to live and work in his home country. These taxes were paid in British Pounds and have been converted to U.S. dollars at a rate of GBP£1 = US$1.2347. Additionally, we provide all expatriate employees (including executives) foreign tax preparation services while they are on assignment outside their home countries and for the three-year period after they return. Mr. McGarry was the only NEO to receive this benefit in 2017.

78	2018 PROXY STATEMENT

COMPENSATION TABLES

2017 Grants of Plan-Based Awards

Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)			All Other Stock Awards (Number of Shares of Stock or Units)	Grant Date Fair Value of Stock Awards
	Threshold	Target	Max	Threshold	Target	Max	(#)(4)	($)
Mr. McKenney
—	437,500	1,750,000	3,281,250
3/1/2017							55,154	2,749,978	(5)
3/1/2017				22,062	55,154	99,277		2,970,043	(6)
Mr. McGarry (2)
—	155,769	623,077	1,168,269
3/1/2017							10,028	499,996	(5)
3/1/2017				4,011	10,028	18,050		540,008	(6)
Mr. Simonds
—	137,596	550,385	1,031,972
3/1/2017							10,028	499,996	(5)
3/1/2017				4,011	10,028	18,050		540,008	(6)
Ms. Farrell
—	137,516	550,062	1,031,366
3/1/2017							4,770	237,832	(5)
3/1/2017				1,908	4,770	8,586		256,865	(6)
Ms. Iglesias
—	94,255	377,019	706,911
3/1/2017							6,205	309,381	(5)
3/1/2017				2,482	6,205	11,169		334,139	(6)

(1)
These amounts reflect the threshold, target, and maximum award under the annual incentive plan. The threshold is 25% of the amount shown in the Target column and reflects the payout that would have been earned based on threshold achievement of each of the performance measures. Target amounts are based on the individuals’ earnings for 2017 and their annual incentive target. The maximum award is 187.5% of such target (150% plan maximum multiplied by 125% individual maximum).

(2)
Mr. McGarry’s performance-based restricted stock units (PBRSUs) and performance share units (PSUs) are no longer subject to risk of forfeiture because he met the age and years of service requirements for retirement eligibility under the plans from which the awards were granted. His PBRSUs will continue to vest ratably over the three-year vesting period on each anniversary of the grant date. The actual amount of PSUs that will vest will be determined based on the achievement of the three-year performance goals, modified by relative TSR, as described in further detail in the Long-term Incentive Targets section beginning on page 61.

(3)
The vesting of PSUs ranges from 40% to 180% of target based on the performance and market conditions described beginning on page 61. The grant date fair value of each PSU was calculated in accordance with Accounting Standards Codification (ASC) 718 using a Monte Carlo simulation based on historical volatility, risk-free rates of interest, and pairwise correlation coefficients. The actual amount that will be issued will be determined based on the achievement of the three-year performance goals (2017-2019), modified by relative TSR, as described in further detail in the Long-Term Incentive Targets section beginning on page 61.

(4)
The grant of PBRSUs made on March 1, 2017 for Messrs. McKenney, McGarry, and Simonds as well as Mses. Farrell and Iglesias were based on the achievement of a threshold of statutory after-tax operating earnings and individual performance

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COMPENSATION TABLES

for 2016 and vests ratably over three years. These awards were granted under the Stock Incentive Plan of 2017. Details are provided in the Long-Term Incentive Awards Granted in 2017 Table and related footnotes beginning on page 68.

(5)	The grant date fair value of stock awards for the PBRSUs granted on March 1, 2017 was calculated as the number of units multiplied by the closing market price of $49.86 on the grant date.

(6)
As noted above, the grant date fair value of PSUs granted on March 1, 2017 was calculated in accordance with ASC 718 using a Monte Carlo simulation based on historical volatility, risk-free rates of interest, and pairwise correlation coefficients as of March 1, 2017. The Monte Carlo valuation per share was $53.85.

2017 Outstanding Equity Awards at Fiscal Year-End

Option Awards				Stock Awards
Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
(# Exercisable)	(# Unexercisable)	($)		(#)	($)	(#)	($)
Mr. McKenney
39,760	—	24.25	2/20/2021	135,450	7,434,851	272,680	14,967,405
Mr. McGarry
—	—	—	—	24,649	1,352,984	48,614	2,668,422
Mr. Simonds
—	—	—	—	26,847	1,473,632	49,991	2,744,006
Ms. Farrell
—	—	—	—	12,639	693,755	23,620	1,296,502
Ms. Iglesias
—	—	—	—	26,216	1,438,996	32,585	1,788,591

(1)
The amounts in this column represent the aggregate value of performance-based restricted stock units (PBRSUs), including dividend equivalents, shown in the "Number of Shares or Units of Stock That Have Not Vested" column based on the closing price of $54.89 on December 29, 2017, the last trading day of the year.

(2)
This column reflects PSU awards that were granted on February 23, 2016 and March 1, 2017. They vest at the end of the respective performance period, subject to the level of achievement of applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item 402(f)(2), the values for these awards in the "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested" and the "Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested" columns are reported at maximum levels since the company’s performance and relative total shareholder return for 2016 and 2017 awards exceeded the target. Actual shares to be issued under PSUs granted in connection with the 2016-2018 and 2017-2019 performance periods are not yet determinable and may differ from the performance level required to be disclosed in this table. The PSUs that were granted in 2015 (for the 2015-2017 performance period) vested on December 31, 2017 and are shown in the "2017 Option Exercises and Stock Vested" table.

(3)
The amounts in this column represent the aggregate value of PSUs (including dividend equivalents) shown in the "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested" column based on the closing price of $54.89 on December 29, 2017, the last trading day of the year.

80	2018 PROXY STATEMENT

COMPENSATION TABLES

Vesting Schedule for Unvested Performance Based Restricted Stock Units

		Number of Restricted Shares/Units Vesting(1)
Vesting Date	Grant Date	Mr. McKenney	Mr. McGarry(2)	Mr. Simonds	Ms. Farrell	Ms. Iglesias
January 8, 2018	1/8/2015	—	—	—	—	8,909
February 23, 2018	2/23/2016	31,544	5,559	5,811	2,735	3,898
February 24, 2018	2/24/2015	15,505	3,199	4,884	2,252	3,102
March 1, 2018	3/1/2017	18,446	3,354	3,354	1,595	2,075
February 23, 2019	2/23/2016	32,500	5,727	5,988	2,818	4,017
March 1, 2019	3/1/2017	18,448	3,354	3,354	1,595	2,076
March 1, 2020	3/1/2017	19,007	3,456	3,456	1,644	2,139
Total		135,450	24,649	26,847	12,639	26,216

(1)	These performance-based restricted stock units (PBRSUs) include dividend equivalents earned through December 31, 2017.

(2)	Mr. McGarry’s PBRSUs are no longer subject to the risk of forfeiture because he meets the age and years of service requirement for retirement eligibility.
2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards(3)
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(4) (#)	Value Realized on Vesting(5) ($)
Mr. McKenney	60,318	1,439,210	124,111	6,435,747
Mr. McGarry	—	—	25,423	1,318,728
Mr. Simonds	—	—	35,638	1,858,978
Ms. Farrell	—	—	17,787	922,839
Ms. Iglesias	—	—	15,659	728,307

(1)	A portion of the underlying shares were withheld to cover taxes due upon exercise.

(2)	The amount is calculated as the number of shares acquired multiplied by the market price at the time of exercise less the option exercise/strike price.

(3)	Reflects the performance-based restricted stock units (PBRSUs) and performance share units (PSUs) that vested during 2017.

(4)	Includes the total number of unrestricted shares acquired upon the vesting of PBRSUs and PSUs. A portion of these shares were withheld to cover taxes due upon vesting.

(5)
The amount is calculated as the number of vested PBRSUs and PSUs multiplied by the closing price on the vesting date (based on the closing stock price of $54.89 on December 29, 2017, the last trading day of the year). Included in the amounts for Messrs. McKenney, McGarry, and Simonds as well as Ms. Farrell are PSUs which were granted in 2015 (for the 2015-2017 performance period) and which vested on December 31, 2017 and were distributed on February 20, 2018 on which date the closing stock price was $52.34 per share.

2018 PROXY STATEMENT	81

POST-EMPLOYMENT COMPENSATION

POST-EMPLOYMENT COMPENSATION
Pension Benefits
The Unum Group Pension Plan and the Unum Group Supplemental Pension Plan (the Excess Plan) were frozen on December 31, 2013. Benefits earned under these plans have been determined based on service and eligible earnings through December 31, 2013. NEOs hired prior to this date participated in both the Unum Group Pension and Supplemental Pension Plans. Benefits earned before the freeze will be paid to executives under the terms of the plans as the employees terminate employment or retire.

FROZEN DEFINED BENEFIT PLANS
Unum Group Pension Plan (Qualified Plan)
Provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Code. The Qualified Plan was designed to provide tax-qualified pension benefits for most employees. On June 12, 2013, the Human Capital Committee approved a change to the terms of the Qualified Plan to freeze the further accrual of retirement benefits provided to employees on December 31, 2013.

Unum Group Supplemental Pension Plan (Excess Plan)
Provides unfunded, non-qualified benefits for compensation that exceeds the Code limits applicable to the Qualified Plan. On June 12, 2013, the Human Capital Committee approved a change to the terms of the Excess Plan to freeze the further accrual of retirement benefits provided to employees on December 31, 2013.

Plan Descriptions
Following are details of how each of the frozen plan benefits are calculated. These formulas incorporate base pay received in each plan year during which the employee accrued credited service through December 31, 2013, and payments received from the regular annual incentive plan and any field or sales compensation plans through that date. Not included are other bonuses, long-term incentive awards, commissions, prizes, awards, or allowances for incidentals.
Qualified Plan
In calculating the basic pension benefits in our Qualified Plan, three criteria are used:

FROZEN QUALIFIED PLAN CRITERIA
Credited service
Measures of the time individuals are employed at the company. One year of credited service is granted for each plan year in which 1,000 hours of employment are completed. No additional credited service will accrue to any participant after December 31, 2013.

Highest average earnings
The average of the highest 5 years of compensation (whether or not consecutive) during the earlier of the last 10 years of employment or as of the date the plan was frozen on December 31, 2013.
Social Security covered compensation
The average of the taxable wage bases in effect for each calendar year during the 35-year period ending when the plan was frozen on December 31, 2013.

82	2018 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

The basic benefit is provided as an annual single life annuity and is calculated as follows:

(1)	Can range from 3%, if the sum of an employee’s age and years of credited service is less than 30, to 8%, if the sum equals or exceeds 95.

(2)	Equal to 9.0 for retirement at age 65 and increased by 0.2 for each whole year retirement occurs prior to age 65.
All frozen pension benefits are indexed on the first day of each plan year (January 1st) following December 31, 2013 using the National Average Wage rate of increase published by the Social Security Administration in the preceding year (minimum of 2.75% and maximum of 5%). As of January 2017, the retirement benefits will be indexed using the Internal Revenue Service regulations.
Benefits provided under the frozen Qualified Plan are based on pensionable earnings through December 31, 2013 up to the 2013 compensation limit of $255,000 under the Internal Revenue Code. In addition, benefits may not exceed $220,000 (payable as a single life annuity beginning at any age from 62 through Social Security Normal Retirement Age) under the Internal Revenue Code.
Excess Plan
As described above in the Frozen Defined Benefit Plans table, the Excess Plan disregards the annual benefit limit under Section 415 of the Code. The Excess Plan takes into account pension benefits outside of the current Qualified Plan and is calculated as follows:
Retirement Age
Participants in the pension plans outlined above are eligible to retire as early as age 55. Under the Qualified and Excess Plans, participants may retire early at age 55 with 5 years of vesting service. However, if a participant begins receiving a benefit prior to the normal retirement age of 65, the normal retirement benefit will be reduced based on the applicable early reduction factors defined in the plan. The benefit formula is shown under the Qualified and Excess plans beginning on page 82. Mr. McGarry is the only NEO currently eligible for early retirement under the Qualified and Excess plans.

2018 PROXY STATEMENT	83

POST-EMPLOYMENT COMPENSATION

Current Value of Pension Benefits
Pension benefits payable to each NEO are summarized in the following table:

PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(2)	Payments During Last Fiscal Year
		(#)	($)	($)
Mr. McKenney	Qualified	4.42	112,000	—
	Excess	4.42	615,000	—
Mr. McGarry	Qualified	28.00	1,203,000	—
	Excess	28.00	1,775,000	—
Mr. Simonds	Qualified	16.25	567,000	—
	Excess	16.25	752,000	—
Ms. Farrell	Qualified	3.00	112,000	—
	Excess	3.00	274,000	—
Ms. Iglesias(1)	Qualified	—	—	—
	Excess	—	—	—

(1)	No amounts are shown for Ms. Iglesias because the plans were frozen to further accruals on December 31, 2013, before her employment began.

(2)
The "Present Value of Accumulated Benefits" is based upon a measurement date of December 31, 2017, which is the same measurement date used for financial statement reporting purposes for the company’s audited financial statements as found in Note 9 to the Consolidated Financial Statements contained in the company’s 2017 Form 10-K. All calculations utilize credited service and pensionable earnings as of the pension freeze date, December 31, 2013, in addition to the following assumptions:

Retirement Age: Assumes age 65.
Discount Rate: 3.80%
Salary Increase Rate: Not applicable.
Social Security Indexing Rate: 3.5% to index the Qualified and Excess Plan benefits from the measurement date to commencement date.
Pension Increase Rate: Not applicable.
Pre-Retirement Decrements: None.
Post-Retirement Mortality Table: RP-2014 Mortality Tables projected using fully generational two-dimensional Scale MP-2017.

84	2018 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

Non-Qualified Deferred Compensation
We have one active non-qualified defined contribution plan (Non-Qualified Plan) that allows for deferrals of compensation by our NEOs. We also maintain one other non-qualified plan that allowed for deferrals of compensation and is an inactive plan originally maintained by a predecessor company in which Mr. McGarry is the only NEO participant. The last year that compensation deferrals occurred under this inactive plan was 2000.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Plan	Executive Contributions in Last FY(2)	Registrant Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(5)
		$	$	$	$	$
Mr. McKenney	Non-Qualified DC	141,547	268,939	217,387	—	1,407,751
Mr. McGarry(1)	Inactive NQ Plan	—	—	9,654	—	45,194
	Non-Qualified DC	109,748	187,184	153,940	—	1,033,584
Mr. Simonds	Non-Qualified DC	50,904	96,717	117,579	—	661,619
Ms. Farrell	Non-Qualified DC	55,095	74,772	86,454	—	568,285
Ms. Iglesias	Non-Qualified DC	98,646	62,476	35,591	—	313,241

(1)
Mr. McGarry has a balance under one inactive deferred compensation plan. This plan is a non-qualified defined contribution plan and includes 100% Unum stock to be paid out in cash. The change in market value and dividends earned is included in the "Aggregate Earnings in Last FY" amount. The value of the balance is shown in the "Aggregate Balance at Last FYE" column.

(2)	These amounts are included in the Summary Compensation Table in the "Salary" and "Non-Equity Incentive Plan Compensation" columns for 2017 for each NEO.

(3)
These amounts represent company contributions through our Non-Qualified Plan, as described in the Retirement and Workplace Benefits section beginning on page 71. The amounts are included in the "All Other Compensation" column of the Summary Compensation Table for 2017 for each NEO.

(4)
These amounts were not included in the Summary Compensation Table because investment earnings were not preferential or above market. The investment options under the non-qualified retirement plans are the same choices available to all employees that are eligible to participate in the 401(k) Plan and NEOs do not receive preferential earnings on their investments.

(5)
This column includes amounts that were reported in prior year’s Summary Compensation Table in the "Salary," "Non-Equity Incentive Plan Compensation," or "All Other Compensation" columns, as applicable, to the extent that the NEO was an NEO at the time. These amounts are as follows: $686,925 for Mr. McKenney; $403,380 for Mr. McGarry; $329,239 for Mr. Simonds; $326,556 for Ms. Farrell; and $110,893 for Ms. Iglesias.

2018 PROXY STATEMENT	85

POST-EMPLOYMENT COMPENSATION

Other Post-Employment Payments
The discussion below outlines estimated benefits payable to our NEOs under various termination scenarios as of December 31, 2017.
The following terminology will be used throughout the discussion of the various termination scenarios:

TERMINATION DEFINITIONS
Termination with cause

One or more of the following factors is present: the failure to substantially perform duties; the willful engagement in illegal conduct or gross misconduct harmful to the company; or the conviction of a felony (or plea of "guilty" or "no contest").

Termination without cause

One or more of the following factors is present: poor performance, other than for misconduct or cause (as defined above); job elimination; job requalification; or the decision to fill the position with a different resource consistent with the direction of the company.

Resignation for good reason

One or more of the following events have preceded the resignation of the NEO: assignment to a position inconsistent with his or her existing position or any other action that diminishes such position; reduction of his or her base salary or annual incentive target; failure to continue any material employee benefit or compensation plan in which he or she participates; or relocation to an office more than 50 miles from his or her location.

Change in control

A change in control occurs when one of the following situations exists: (a) the incumbent directors cease to be a majority for two years; (b) an entity acquires 20% of our voting stock (30% in some instances); (c) we consummate certain transactions such as a merger or disposition of substantially all of our assets; or (d) shareholders approve a plan of liquidation or distribution.

In the event of any termination of employment, all named executive officers would receive benefits to which they are entitled, including unpaid base salary through the date of termination, accrued vacation, and accrued benefits under the retirement plans.
Terminations Related to a Change in Control
As outlined in the Severance and Change in Control Arrangements section beginning on page 72, Mr. McKenney has a severance agreement that specifically addresses post-employment payments, including in the event of a termination of employment in connection with a change in control. The remaining NEOs are covered by change-in control severance agreements. In the event of termination within two years following the occurrence of a change in control, NEOs would receive the following benefits:

•
Three times the sum of his annual base salary and the average annual incentive paid to him in the three years prior to the date of termination for Mr. McKenney; two times the sum of annual base salary and annual incentive (the greater of the current year target or the prior year annual incentive paid) for the remaining NEOs;

•	Prorated annual incentive through the date of termination of employment;

•	Health and welfare benefits for up to three years for Mr. McKenney and up to two years for the remaining NEOs;

86	2018 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

•	Payment of all deferred compensation;

•	Outplacement services (20% of base salary, maximum of $50,000);

•
Vesting of equity awards as follows: A change in control would not trigger the vesting of grants unless a termination of employment for death or, disability, by the company without cause, or by the executive for good reason were to occur within two years following the change in control. Upon termination, the stock options would remain exercisable until the earlier of the expiration date or the 90th day after termination of employment;

•
Grants of performance share units would be deemed earned at target performance and be settled at the earlier of the end of the performance period or a termination of employment due to death, disability, or retirement, by the company without cause or by the executive for good reason within two years after the change in control; and

•
In the event of a change in control and termination, the change in control payments would be reduced if such reduction would result in greater after-tax proceeds to the executive absent such a reduction. Otherwise, the executive officer receives payment of all change in control benefits and is responsible for paying any excise tax imposed on the payment.

Terminations Not Related to a Change in Control
There are instances in which an NEO’s employment may be terminated that do not involve a change in control. The company may terminate for cause or without cause. Additionally, termination of employment may occur upon an NEO’s voluntary resignation, retirement, death, or becoming disabled.
In the event of the death, disability or retirement (if eligible) of an NEO, all of the NEO’s unvested PBRSUs and stock options would vest and the stock options would remain exercisable until the earlier of the expiration date or, as applicable, the third anniversary of the date of death or the fifth anniversary of the date of retirement. In the event of termination of employment as a result of job elimination or requalification (or, in the case of Mr. McKenney, resignation for good reason), the NEOs would vest in a pro-rata portion of earned PSUs and in the event of termination of employment as a result of death, disability, or retirement, the NEOs would vest in earned PSUs, in each case on the date that such awards would otherwise be settled. However, to the extent necessary to avoid the imposition of penalty taxes under Internal Revenue Code Section 409A, stock would not be distributed until at least six months after the date of termination.

2018 PROXY STATEMENT	87

POST-EMPLOYMENT COMPENSATION

NEOs receive additional benefits depending upon the termination scenario as outlined in the following table:

TERMINATION BENEFITS AVAILABLE TO CEO AND OTHER NEOs UNDER NON-CHANGE IN CONTROL SCENARIOS
Benefits Received	Termination for Cause or Voluntary Resignation	Termination Without Cause or Resignation with Good Reason*	Disability	Death	Retirement
Severance (1)		CEO, NEOs
Prorated Annual Incentive (2)		CEO	CEO, NEOs	CEO, NEOs	If Retirement Eligible
Early Vesting of Equity (3)		CEO	CEO, NEOs	CEO, NEOs	If Retirement Eligible
Benefit Continuation (4)		CEO
Outplacement Services (5)		CEO, NEOs
Disability Benefits (6)			CEO, NEOs
Group Life Ins. Benefits (7)				CEO, NEOs
Corporate Owned Life Ins. (7)				NEO
 * Mr. McKenney is the only NEO entitled to benefits in the event of a resignation for good reason absent a change in control.

(1)
If Mr. McKenney is terminated without cause or resigns with good reason, he will receive severance of two times the sum of his annual base salary and the average annual incentive paid to him in the three years prior to the date of termination, or if applicable, such lesser number of calendar years ending after April 1, 2015, with the bonus for the first calendar year annualized. Other NEOs who are terminated without cause will receive eighteen months of base salary. See the following table for termination benefits related to a change in control.

(2)
Annual incentive will be prorated based on the date of termination of employment. For all NEOs other than Mr. McKenney, the NEO will be eligible for prorated annual incentive in the event of death, disability, or retirement only if such termination occurs on or after the last pay period in March.

(3)
If Mr. McKenney is terminated without cause, a prorated portion of his unvested equity awards, with the exception of his performance share units (PSUs) will accelerate vesting under the terms of the award agreements. In the event of his death, disability, or retirement or if he is terminated without cause or resigns for good reason, Mr. McKenney would be eligible to receive a prorated portion of the PSUs based on actual performance at the end of the three-year performance cycle. For the remaining NEOs, absent a change in control their unvested equity will accelerate only in the event of death, disability, or retirement (if eligible); however, they will be eligible to continue to vest in outstanding PSUs upon such a termination.

(4)	If Mr. McKenney is terminated without cause or resigns with good reason, he will receive health and welfare benefits for up to 2 years.

(5)	Outplacement services are equal to 20% of base salary (maximum of $50,000).

(6)	Monthly benefits from the company’s long-term disability plan until the earlier of age 65 or death.

(7)
Group life insurance benefits are $50,000 for each full-time employee; Corporate owned life insurance benefits as applicable (if Mr. McGarry is an active employee on the date of his death, his beneficiaries as defined in the policy will receive $200,000).

88	2018 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

Termination Payments
Termination payments are provided to NEOs as outlined in the following table and vary with the circumstances under which the termination occurs. In the event of termination as a result of death, payments will be made to the named executive officer’s beneficiary.
Consistent with SEC requirements, all termination scenarios in the table assume a termination date of December 31, 2017. Accordingly, all calculations in the following table were made using the closing market price of our common stock as of December 29, 2017 ($54.89 per share). We have excluded amounts received as an annuity under our retirement plans and the "in-the-money" value of vested unexercised stock options held by NEOs since these amounts are not impacted by a termination. The amounts shown in the table also do not include distributions of plan balances under a non-qualified deferred compensation plan. Those amounts are shown in the Non-Qualified Deferred Compensation table on page 85.
The amounts in the following table are hypothetical based on the rules of the SEC. Actual payments depend on the circumstances and timing of any termination. The information provided in this table constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

2018 PROXY STATEMENT	89

POST-EMPLOYMENT COMPENSATION

TERMINATION TABLE
Termination Scenario	Mr. McKenney	Mr. McGarry	Mr. Simonds	Ms. Farrell	Ms. Iglesias
	($)	($)	($)	($)	($)
Termination for Cause or Voluntary Resignation
	—	—	—	—	—
Total	$—	$—	$—	$—	$—
Termination Without Cause or Resignation with Good Reason (CEO)
Severance	6,217,399	945,000	922,500	690,000	757,500
Prorated Annual Incentive(1)	2,108,699	—	—	—	—
Early Vesting of Equity(2)	19,126,786	—	—	—	—
Benefit Continuation	88,472	—	—	—	—
Outplacement Services	50,000	50,000	50,000	50,000	50,000
Total	$27,591,356	$995,000	$972,500	$740,000	$807,500
Disability
Prorated Annual Incentive(1)	2,108,699	822,462	792,554	651,822	452,423
Early Vesting of Equity(2)(3)	19,126,786	3,531,900	4,061,736	1,904,333	2,432,696
Disability Benefits	358,714	140,500	435,181	188,087	298,630
Total	$21,594,199	$4,494,862	$5,289,471	$2,744,242	$3,183,749
Death
Prorated Annual Incentive(1)	2,108,699	822,462	792,554	651,822	452,423
Early Vesting of Equity(2)(3)	19,126,786	3,531,900	4,061,736	1,904,333	2,432,696
Group Life Ins. Benefits	50,000	50,000	50,000	50,000	50,000
Corporate Owned Life Ins.	—	200,000	—	—	—
Total	$21,285,485	$4,604,362	$4,904,290	$2,606,155	$2,935,119
Termination Related to a Change in Control
Severance	9,326,098	2,748,808	2,583,064	2,117,378	1,859,892
Prorated Annual Incentive(1)	2,108,699	630,000	553,500	552,000	378,750
Early Vesting of Equity	19,126,786	3,531,900	4,061,736	1,904,333	2,432,696
Benefit Continuation	132,708	80,299	97,331	70,616	93,722
Outplacement Services	50,000	50,000	50,000	50,000	50,000
DC Enhancement(4)	279,000	310,000	116,000	95,000	—
Total	$31,023,291	$7,351,007	$7,461,631	$4,789,327	$4,815,060
Retirement
Prorated Annual Incentive(5)	—	—	—	—	—
Early Vesting of Equity(2)(3)(6)	—	3,531,900	—	—	—
Total	$—	$3,531,900	$—	$—	$—

(1)
In these scenarios, per the terms of Mr. McKenney’s severance agreement, he would be entitled to a prorated annual incentive. The amount is to be calculated using the average annual bonuses paid for the three most-recent calendar years, or if applicable, such lesser number of calendar years ending after his promotion, with such bonus for the first calendar year annualized.

(2)
In the event of job elimination, the prorated early vesting of equity awards would be as follows: Mr. McKenney $4,881,093, Mr. Simonds $1,001,029, Ms. Farrell $469,858, and Ms. Iglesias $1,124,751. These NEOs would also be eligible to receive a prorated portion of their unvested PSUs in the event of job elimination or requalification. The prorated amount would be calculated based on their termination date and the vesting of those units would be based on achievement of the prospective three-year goals, modified by relative total shareholder return. Assuming a job elimination date of December 31, 2017, the prorated number of units that each NEO would be eligible to receive would be as follows: Mr. McKenney 82,358.33, Mr. Simonds 15,127.31, Ms. Farrell 7,136.27, and Ms. Iglesias 9,972.67. Mr. McGarry is eligible for retirement status under the

90	2018 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

terms of the Stock Incentive Plan of 2012 and the Stock Incentive Plan of 2017. Therefore, he would receive full vesting of his unvested PBRSUs, as noted in the Retirement section of this table. He would also be eligible to earn the full amount of PSUs based on his retirement status. The PSUs would vest based on the achievement of the prospective three-year goals, modified by relative total shareholder return.

(3)
The amounts reported include PBRSUs and PSUs that would accelerate vesting in the event of disability, death or retirement. The PSUs granted in 2016 and 2017 may be fully earned, in the event of disability, death or retirement, based on the satisfaction of the performance goals. In each of these scenarios the awards would not be payable until the end of the applicable performance period. In accordance with Regulation S-K, Item 402(j), the PSUs reported in connection with the PSU awards granted in 2016 and 2017 are reported at target levels since the company’s performance and relative shareholder return to date for these awards is not yet determinable.  Actual shares to be issued under PSUs granted in connection with the 2016 and 2017 awards may differ from the performance level required to be disclosed in this table.

(4)
Defined Contribution (DC) enhancement is a lump sum payment representing the amount resulting from multiplying the company’s non-contributory retirement plan contributions times two additional years of eligible earnings for Mr. McKenney, Mr. McGarry, Mr. Simonds, and Ms. Farrell.

(5)
Messrs. McKenney, McGarry, and Simonds as well as Mses. Farrell and Iglesias did not meet the eligibility criteria for retirement status under the terms of the Annual Incentive Plan as of December 31, 2017 and therefore would not have been eligible for a prorated annual incentive payment in the event of retirement.

(6)
Mr. McGarry has the age and service to be eligible for retirement under the terms of the Stock Incentive Plan of 2012 and the Stock Incentive Plan of 2017 and therefore would be entitled to the accelerated vesting of equity in the event of retirement. Mr. McKenney, Mr. Simonds, Ms. Farrell and Ms. Iglesias did not meet the eligibility criteria as of December 31, 2017. The amounts shown in the table represent the value of the shares at a market price of $54.89, the closing price of our stock on the last trading day of the year.

2018 PROXY STATEMENT	91

CEO PAY RATIO

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer.
The 2017 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2017, other than our chief executive officer, was [●]. The 2017 annual total compensation of Richard McKenney, our chief executive officer, was $9,683,946. The ratio of these amounts was 1-to-[●].
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records. For these purposes, we identified the median compensated employee using base salary or hourly wages earned during fiscal 2017 and cash bonus paid for fiscal 2017. We annualized base salary or hourly wages, as applicable, for employees who were not designated as temporary or seasonal employees but who did not work for the entire year. We did not exclude any employees based on the allowable "De Minimis Exemption" clause in the SEC regulations.

92	2018 PROXY STATEMENT

OWNERSHIP OF COMPANY SECURITIES

OWNERSHIP OF COMPANY SECURITIES
The following table shows the number of shares of our common stock beneficially owned by each of our directors and named executive officers and by all directors and executive officers as a group, as of March 15, 2018. The table and related footnotes also include information about stock options, deferred share rights and restricted stock units (RSUs) credited to the accounts of directors and executive officers under various compensation and benefit plans. Based upon the representations made by each director and executive officer, we do not believe that any shares held by them are pledged as security. Except as otherwise indicated below, the beneficial owners have sole voting and investment power with respect to the shares beneficially owned.

BENEFICIAL OWNERSHIP OF COMMON STOCK				(as of March 15, 2018)
Name	Shares of Common Stock(1)	Shares Subject to Exercisable Options(2)	Shares Subject to Settleable Rights or Units(3)(4)(5)	Total Shares Beneficially Owned	Percent of Class
Theodore H. Bunting, Jr.	16	—	18,477	18,493	*
E. Michael Caulfield	3,890	—	31,830	35,719	*
Susan D. DeVore	—	—	—	—	*
Joseph J. Echevarria	—	—	11,034	11,034	*
Cynthia L. Egan	6,978	—	—	6,978	*
Pamela H. Godwin	32,737	—	9,613	42,351	*
Kevin T. Kabat	27,434	—	11,386	38,820	*
Timothy F. Keaney	23,477	—	3,349	26,826	*
Gloria C. Larson	—	—	72,847	72,847	*
Ronald P. O'Hanley	4,918	—	5,326	10,244	*
Francis J. Shammo	4,279	—	3,257	7,536	*
Richard P. McKenney	278,355	39,760	—	318,115	*
John F. McGarry	59,459	—	24,330	83,790	*
Michael Q. Simonds	52,943	—	—	52,943	*
Breege A. Farrell	49,371	—	—	49,371	*
Lisa G. Iglesias	25,362	—	—	25,362	*
All directors and executive officers as a group (20 persons)	638,054	39,760	201,274	879,088	*

(1)
Includes shares credited to the accounts of certain current and former executive officers, including Mr. McGarry – 3,098 shares, under the company’s 401(k) Plan. Does not include shares credited to the accounts of certain executive officers under an inactive non-qualified defined contribution plan because, though measured in share value, they will be settled only in cash.

(2)	Represents the number of shares underlying stock options that may be exercised within 60 days after March 15, 2018.

2018 PROXY STATEMENT	93

OWNERSHIP OF COMPANY SECURITIES

(3)
Represents the number of shares underlying deferred share rights and RSUs payable solely in shares (including dividend equivalent rights accrued on such rights or units) that may be settled within 60 days after March 15, 2018, including deferred share rights and RSUs that may be settled upon the termination of a director’s service on the Board. For each non-employee director other than Ms. DeVore, Mr. Echevarria, Ms. Egan, Mr. O’Hanley and Mr. Shammo, the amount includes shares underlying unvested RSUs that would vest upon retirement because the director meets the years of service requirement. Also does not include shares underlying RSUs (including dividend equivalent rights accrued thereon) that will not vest or cannot be settled within 60 days after March 15, 2018.

(4)
As of March 15, 2018, the total number of shares underlying deferred share rights (including dividend equivalent rights accrued thereon) held by our non-employee directors, including those rights which cannot be settled in shares or within 60 days after March 15, 2018 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Bunting	—	Mr. Kabat	8,978
Mr. Caulfield	14,445	Mr. Keaney	2,292
Ms. DeVore	—	Ms. Larson	43,316
Mr. Echevarria	6,061	Mr. O'Hanley	5,326
Ms. Egan	—	Mr. Shammo	—
Ms. Godwin	10,585

(5)
As of March 15, 2018, the total number of shares underlying RSUs (including dividend equivalent rights accrued thereon) held by our directors and executive officers, including those units which will not vest, or be settleable in shares, within 60 days after March 15, 2018 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Bunting	18,477	Mr. Kabat	22,275	Mr. McKenney	137,186
Mr. Caulfield	17,384	Mr. Keaney	3,349	Mr. McGarry	24,330
Ms. DeVore	730	Ms. Larson	29,531	Mr. Simonds	24,328
Mr. Echevarria	8,321	Mr. O'Hanley	3,349	Ms. Farrell	11,215
Ms. Egan	8,361	Mr. Shammo	6,606	Ms. Iglesias	15,309
Ms. Godwin	10,472			All directors and executive officers as a group	383,939
Security Ownership of Certain Shareholders
Detailed information about the shareholders known to us to beneficially own more than 5% of our common stock can be found in the table below, including beneficial ownership based on sole and/or shared voting power and investment (dispositive) power. Information is given as of the dates noted in the footnotes below.

BENEFICIAL OWNERSHIP
Name of Beneficial Owner	Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock Outstanding
The Vanguard Group, Inc.(1)	100 Vanguard Blvd. Malvern, PA 19355	24,734,732	11.02%
FMR LLC(2)	245 Summer Street Boston, MA 02210	19,504,945	8.69%
BlackRock, Inc.(3)	55 East 52nd Street New York, NY 10022	16,736,174	7.50%
State Street Corporation(4)	One Lincoln Street Boston, MA 02111	11,606,825	5.17%

(1)
This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 9, 2018, which reflects beneficial ownership as of December 31, 2017. The Vanguard Group, Inc. reported that, in its capacity as investment adviser, it had sole voting power with respect 319,032 shares of our common stock, shared voting power with respect to 42,265 shares of our common stock, sole dispositive power with respect to 24,384,527 shares of our common stock, and shared dispositive power with respect to 350,205 shares of our common stock.

94	2018 PROXY STATEMENT

OWNERSHIP OF COMPANY SECURITIES

(2)
This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by FMR LLC on February 13, 2018, which reflects beneficial ownership as of December 31, 2017. FMR LLC reported that, in its capacity as a parent holding company, it had sole voting power with respect to 2,527,816 shares of our common stock, sole dispositive power with respect to 19,504,945 shares of our common stock, and shared voting and dispositive power with respect to none of our shares. The Schedule 13G/A includes shares beneficially owned by subsidiaries controlled by or through FMR LLC, Abigail P. Johnson, Director, Vice Chairman and Chief Executive Officer of FMR LLC, and/or members of the family of Abigail P. Johnson, and Fidelity Low-Priced Stock Fund.

(3)
This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. on January 23, 2018, which reflects beneficial ownership as of December 31, 2017. BlackRock, Inc. reported that, in its capacity as the parent holding company or control person of the subsidiaries listed therein, it had sole voting power with respect to 14,215,103 shares of our common stock, sole dispositive power with respect to 16,736,174 shares of our common stock, and shared voting and dispositive power with respect to none of our shares.

(4)
This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by State Street Corporation on February 13, 2018, which reflects beneficial ownership as of December 31, 2017. State Street Corporation reported that, in its capacity as the parent holding company or control person of the subsidiaries listed therein, it had shared voting power with respect to 11,606,825 shares of our common stock, shared dispositive power with respect to 11,606,825 shares of our common stock, and sole voting and dispositive power with respect to none of our shares.

Section 16(a) — Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers, and beneficial holders of more than 10% of our common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in our common stock. Based solely upon a review of those forms provided to us and any written representations that no other reports were required, we believe each of our directors and executive officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year.

2018 PROXY STATEMENT	95

ITEMS TO BE VOTED ON

ITEMS TO BE VOTED ON
Election of Directors
(Item 1 on the Proxy Card)
Our Board of Directors currently has 12 members. One current member, Pamela H. Godwin, will retire from the Board at the 2018 Annual Meeting. Accordingly, the Board has reduced the number of Board members to 11 effective as of the 2018 Annual Meeting. All nominees will stand for election to one-year terms of office.
Upon the recommendation of the Governance Committee, the Board of Directors has nominated Theodore H. Bunting, Jr., E. Michael Caulfield, Susan D. DeVore, Joseph J. Echevarria, Cynthia L. Egan, Kevin T. Kabat, Timothy F. Keaney, Gloria C. Larson, Richard P. McKenney, Ronald P. O’Hanley and Francis J. Shammo for election to one-year terms expiring at the 2019 Annual Meeting. Each nominee currently serves on the Board and has agreed to continue to serve if elected. The Board has no reason to believe that any nominee will be unable to serve if elected. However, if any nominee becomes unable or unwilling to serve before the 2018 Annual Meeting, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. Information concerning these nominees is provided under the section titled "Director Nominees" beginning on page 19.
The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees for director: Theodore H. Bunting, Jr., E. Michael Caulfield, Susan D. DeVore, Joseph J. Echevarria, Cynthia L. Egan, Kevin T. Kabat, Timothy F. Keaney, Gloria C. Larson, Richard P. McKenney, Ronald P. O’Hanley and Francis J. Shammo.
Advisory Vote to Approve Executive Compensation ("Say-on-Pay")
(Item 2 on the Proxy Card)
As required by Section 14A of the Securities Exchange Act of 1934 ("Exchange Act"), we are asking you to approve an advisory resolution on the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives you the opportunity to endorse or not endorse our 2017 executive compensation programs and policies for the named executive officers through the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the company’s proxy statement for the 2018 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.
For additional detail concerning the compensation of our named executive officers, please refer to the Compensation Discussion and Analysis beginning on page 44 and the compensation tables that follow.
We currently hold a Say-on-Pay vote every year. Although your vote is not binding on the Board of Directors or the Human Capital Committee, the Human Capital Committee will review the voting results and seek to understand the factors that influenced the vote. As it did last year, the Human Capital Committee will consider constructive feedback obtained through this process in making future decisions about our executive compensation programs and policies. Shareholders will next have an opportunity to cast a Say-on-Pay vote in 2019.
The Board unanimously recommends that you vote FOR approval of named executive officer compensation, as provided in the resolution above.

96	2018 PROXY STATEMENT

ITEMS TO BE VOTED ON

Ratification of Appointment of Independent Registered Public Accounting Firm
(Item 3 on the Proxy Card)
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm (independent auditor) retained to audit our financial statements. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for 2018. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent auditor is in the best interests of the company and its shareholders.
The Board is seeking shareholder ratification of the appointment even though it is not legally required, as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider the shareholders’ views in the future selection of the company’s independent auditor.
Representatives of Ernst & Young LLP are expected to be present at the 2018 Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
The Board unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.
Independent Auditor Fees
The Audit Committee is responsible for the audit fee negotiations associated with the company’s retention of Ernst & Young LLP. Aggregate fees billed for audit and other services rendered by Ernst & Young LLP for our fiscal years ended December 31, 2017 and 2016 are presented in the table below.
INDEPENDENT AUDITOR FEES

Types of Fees	2017	2016
Audit Fees	$7,864,000	$7,932,000
Audit-Related Fees	407,000	424,000
Tax Fees[1]	615,000	127,000
All Other Fees	—	—
Total	$8,886,000	$8,483,000
1The year-over-year increase in Tax Fees was primarily due to work related to tax reform, a foreign earnings project, and the addition of tax return preparation services in 2017.
Audit Fees. This category includes fees associated with the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting, and services provided in connection with statutory and regulatory filings.
Audit-Related Fees. This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements or internal control over financial reporting. These services principally include accounting consultations, control reviews, and audit-related services for our employee benefit plans.
Tax Fees. This category consists of fees for tax compliance and advisory services.

2018 PROXY STATEMENT	97

ITEMS TO BE VOTED ON

All Other Fees. This category consists of fees for services not included in any of the above categories.
Policy for Pre-Approval of Audit and Non-Audit Services
The Audit Committee has a policy requiring advance approval of all audit and permissible non-audit services performed by the independent auditor. Under this policy, the Audit Committee sets pre-approved limits for specifically defined audit and non-audit services. The Committee considers whether such services are consistent with SEC rules on auditor independence. Specific approval by the Committee is required if fees for any particular service or aggregate fees for services of a similar nature exceed the pre-approved limits. The Committee has delegated to its chair the authority to approve permitted services, and the chair must report any such decisions to the Committee at its next scheduled meeting.
Approval of an Amended and Restated Certificate of Incorporation, Including the Elimination of Supermajority Voting Requirements
(Item 4 on the Proxy Card)
Our certificate of incorporation contains provisions requiring the affirmative vote of at least 80% of outstanding shares to remove a director, amend our bylaws, approve business combinations with interested shareholders, or amend any provisions containing these voting requirements. Our Board is committed to good governance and recognizes that such supermajority voting requirements are no longer viewed as a good governance practice because of the restrictions they impose on shareholders. The elimination of these supermajority voting requirements would reinforce the Board's accountability to shareholders, provide shareholders with greater ability to participate in the corporate governance of the company, and demonstrate the Board's commitment to continued strong governance.
As detailed below, the Board is requesting that shareholders approve amendments to the certificate of incorporation to eliminate supermajority voting requirements in favor of a simple majority voting standard requiring the affirmative vote of the holders of the majority of the votes entitled to be cast.

•
Removal of Directors. Currently, Article Fifth of the certificate of incorporation provides that a director may be removed from office only by a supermajority vote of shareholders. The Board proposes to amend this section to provide for a simple majority voting standard.

•
Amendments to Bylaws. Currently, Article Sixth of the certificate of incorporation requires a supermajority vote for shareholders to amend the bylaws of the company. The Board proposes to amend this section to provide for a simple majority voting standard.

•
Certain Business Combinations. Currently, Article Seventh of our certificate of incorporation provides that approval of certain business combinations requires a supermajority vote. The Board proposes to eliminate this section to provide for simple majority voting standard.

•
Amendments to the Certificate of Incorporation. Currently, Article Ninth of our certificate of incorporation requires a supermajority vote for shareholders to amend any section of the certificate of incorporation that requires a supermajority vote. The Board proposes to eliminate this section and provide for simple majority voting standard for any amendments to the certificate of incorporation.

In addition to eliminating supermajority voting requirements, the Board also proposes to eliminate historical references to a classified board structure that no longer exists, as well as other technical, non-material changes.

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ITEMS TO BE VOTED ON

The Board has unanimously adopted and declared the advisability of, and is submitting for shareholder approval a new Amended and Restated Certificate of Incorporation that would include the elimination of supermajority voting requirements in the above referenced sections, the elimination of historical references to a classified board structure that no longer exists, and other technical, non-material changes. The text of the proposed Amended and Restated Certificate of Incorporation, marked to show the amendments, is included in this Proxy Statement as Appendix B. We ask that our shareholders vote to approve this Amended and Restated Certificate of Incorporation. If approved, we would promptly file the Amended and Restated Certificate of Incorporation with the Secretary of Delaware, at which time it will become effective. If approved, the Board also expects to adopt conforming amendments to the company's bylaws following the 2018 Annual Meeting.
The Board unanimously recommends that you vote FOR the approval of the Amended and Restated Certificate of Incorporation.

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ABOUT THE 2018 ANNUAL MEETING

ABOUT THE 2018 ANNUAL MEETING
Proxies
We are soliciting proxies on behalf of the Board of Directors in connection with the 2018 Annual Meeting. This means we are asking you to sign a proxy designating individuals (known as proxies) to vote on your behalf at the 2018 Annual Meeting and at any later meeting to which the meeting may be adjourned or postponed. By use of a proxy, you can vote whether or not you attend the 2018 Annual Meeting.
Because we are soliciting your proxy, we are required to send you either our proxy materials or a Notice of Internet Availability of proxy materials (described in the next section). Our proxy materials include this proxy statement and our annual report to shareholders, which contains audited consolidated financial statements for our fiscal year ended December 31, 2017. If you received a printed copy of our proxy materials by mail, you also received a proxy card or voting instruction form for the 2018 Annual Meeting.
Internet availability of proxy materials
We are furnishing proxy materials to our shareholders primarily over the Internet. In most cases, we are mailing only a brief Notice of Internet Availability of proxy materials, rather than a full set of printed materials. The Notice of Internet Availability contains instructions on how to access our proxy materials and vote online. It also includes instructions on how to request paper or email delivery of our proxy materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email until you elect otherwise. Our proxy materials may also be viewed on our investor relations website under the "SEC Filings" heading at www.investors.unum.com.
Attending the 2018 Annual Meeting in person
If you attend the 2018 Annual Meeting in person, you must present valid, government issued photo identification, such as a driver’s license, and an admission ticket or proof of ownership of our shares as of the close of business on March 26, 2018, the record date. If you are a shareholder of record, your Notice of Internet Availability or the top half of your proxy card is your admission ticket. If you are a beneficial owner, you will need proof of ownership to enter the meeting. Examples of proof of ownership include your Notice of Internet Availability, or a recent brokerage statement or letter from the holder of record (your broker, bank or other nominee) confirming your beneficial ownership on the record date. For your safety and that of other shareholders, we reserve the right to inspect all personal items prior to admission. If you arrive at the 2018 Annual Meeting without proper documentation or refuse to comply with our security procedures, you may not be admitted. Each shareholder may appoint only one proxy holder or representative to attend the 2018 Annual Meeting on his or her behalf and we reserve the right to restrict admission to a single individual representing a shareholder.
You are a "shareholder of record" if your shares are registered directly in your name with our registrar and transfer agent, Computershare Trust Company, N.A.
You are a "beneficial owner" if your shares are held through a broker, bank or other nominee (i.e., held in street name). In this case, the broker, bank or nominee is the shareholder of record.

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ABOUT THE 2018 ANNUAL MEETING

Directions
Directions to the location of the 2018 Annual Meeting in Chattanooga, Tennessee are provided in Appendix C and are also available on our website at www.unum.com/directions.
Webcast
A live webcast of the 2018 Annual Meeting will be available on our investor relations website at www.investors.unum.com. To register, access the webcast on the website and provide the information requested. The webcast will begin at 10:00 a.m. Eastern Daylight Time on Thursday, May 24, 2018, and will be archived on the website through June 7, 2018.
Persons entitled to vote at the 2018 Annual Meeting
Shareholders of record as of the close of business on March 26, 2018, the record date, are entitled to vote their shares at the 2018 Annual Meeting. There were approximately 221,171,524 shares of our common stock outstanding on the record date. Each of those shares is entitled to one vote on each item of business to be voted on at the 2018 Annual Meeting.
If you are a beneficial owner, you are not entitled to vote in person at the 2018 Annual Meeting without a legal proxy from the broker, bank or other nominee that is the shareholder of record of your shares. You must ask your broker, bank or other nominee to furnish you with the legal proxy before the 2018 Annual Meeting. You must then bring that document with you to the 2018 Annual Meeting and submit it with a signed ballot that will be provided to you there.
Voting items and Board recommendations; Vote required; Abstentions and broker non-votes
You may either vote for, against or abstain on each of the voting items to be acted on at the 2018 Annual Meeting. The table below summarizes, for each voting item, the voting recommendation of the Board of Directors, the vote threshold required for approval, and the effect of abstentions and broker non-votes (i.e., shares held in street name that cannot be voted on certain matters by the shareholder of record if the beneficial owner has not provided voting instructions).

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ABOUT THE 2018 ANNUAL MEETING

VOTING ITEMS
Items to be Voted on	Board Voting Recommendation	Vote Required for Approval	Effect of Abstention	Effect of Broker Non-Vote
Item 1: Election of 11 directors for terms expiring in 2019	FOR each nominee	Majority of votes cast with respect to the nominee	No effect because not counted as vote cast	No effect because not counted as vote cast
Item 2: Advisory vote to approve executive compensation	FOR	Majority of shares represented and entitled to vote	Same effect as AGAINST because is entitled to vote	No effect because not entitled to vote
Item 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018	FOR	Majority of shares represented and entitled to vote	Same effect as AGAINST because is entitled to vote	Not applicable; may be discretionarily voted by broker
Item 4: Approval of an Amended and Restated Certificate of Incorporation, including the elimination of supermajority voting requirements	FOR	Majority of outstanding shares entitled to vote	Same effect as AGAINST because is entitled to vote	Same effect as AGAINST because is entitled to vote
Voting your shares
If you are a shareholder of record, you may vote your shares using any of the following methods:

•	In person – Attend the 2018 Annual Meeting and vote in person.

•
Mail – If you received a paper copy of our proxy materials, mark, date and sign the proxy card and mail it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43126, Providence, Rhode Island 02940-5138, using the accompanying pre-addressed, stamped envelope, so that it is received no later than the close of business on May 24, 2018.

•
Internet or telephone – Visit www.envisionreports.com/unm to vote over the Internet or call toll free 1-800-652-VOTE (8683) to vote using a touchtone telephone, in either case no later than 2:00 a.m. Eastern Daylight Time, May 25, 2018. You will need the control number found on the Notice of Internet Availability or the proxy card.

For shareholders of record, votes submitted by mail, over the Internet or by telephone will be voted at the 2018 Annual Meeting by the proxies named in the proxy card in the manner you indicate. If you sign and return a proxy card without marking specific voting instructions, the proxies will vote your shares FOR each director nominee and FOR each other voting item, as recommended by the Board of Directors.
If you are a beneficial owner, please refer to the Notice of Internet Availability or voting instruction form provided to you by your broker, bank or other nominee for details on how to provide voting instructions to such person. If your broker, bank or other nominee does not receive voting instructions from you, whether your shares can be voted by such person depends on the type of item being considered for vote. The only item of business at the 2018 Annual Meeting for which your broker, bank or other nominee has discretion to vote your shares without your voting instructions is the ratification of the appointment of our independent registered public accounting firm (Item 3). Unless it receives your voting instructions, your broker, bank or other nominee will not have discretion to vote your shares (resulting in a "broker non-vote") on any other item of business at the 2018 Annual Meeting (Items 1, 2 and 4), including the election of directors. To ensure that your shares are

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ABOUT THE 2018 ANNUAL MEETING

voted on each of the important matters being voted on at the 2018 Annual Meeting, we encourage you to provide instructions to your broker, bank or nominee on how to vote your shares. As noted above, beneficial owners may vote in person at the 2018 Annual Meeting only if they bring a legal proxy obtained from their broker, bank or other nominee.
Changing your vote and revoking your proxy
If you are a shareholder of record and wish to change your vote after submitting a proxy, you may revoke that proxy by submitting a new proxy (either by mailing a new proxy card or by providing new voting instructions over the Internet or by telephone, in each case by the deadlines under "Voting your shares" above), by giving written notice of revocation to our Corporate Secretary, or by attending the 2018 Annual Meeting and voting in person.
If you are a beneficial owner, you may revoke a previously submitted proxy by submitting new voting instructions in the manner specified by your broker, bank or other nominee. If you obtain a legal proxy from your broker, bank or other nominee, you may also revoke a previously submitted proxy by voting in person at the 2018 Annual Meeting and submitting it with a signed ballot that will be provided to you there.
Quorum
A quorum is required to transact business at the 2018 Annual Meeting and is reached if the holders of a majority of the shares issued and outstanding and entitled to vote at the meeting are present in person or represented by proxies. Abstentions, broker non-votes and signed but unmarked proxy cards will count for purposes of determining whether a quorum is present at the 2018 Annual Meeting.
Inspectors of election
Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of the election.
Other business
We are not aware of any business to be conducted at the 2018 Annual Meeting, other than as described in this proxy statement. If you submit a proxy, the individuals named on the proxy card will use their own judgment to determine how to vote your shares on any business not described in this proxy statement that is properly brought before the 2018 Annual Meeting.
Voting results
We will report the final voting results of the 2018 Annual Meeting on a Form 8-K to be filed with the SEC within four business days after the meeting. The Form 8-K will be available on our investor relations website under the "SEC Filings" heading at www.investors.unum.com or on the SEC’s website at www.sec.gov.

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ADDITIONAL INFORMATION

ADDITIONAL INFORMATION
Cost of proxy solicitation
We pay the cost of soliciting proxies from our shareholders. Proxies are solicited by mail, and may also be solicited personally, electronically or by telephone by our directors, officers or employees, though none will receive additional compensation for doing this. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the 2018 Annual Meeting. We will pay Innisfree a fee of $20,000 and reasonable out-of-pocket expenses for its services. We also reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Shareholder proposals and nominations for our 2019 Annual Meeting
If you intend to submit a proposal for inclusion in the proxy statement for our 2019 Annual Meeting pursuant to SEC Rule 14a-8, it must be received by the Corporate Secretary at our principal executive offices (at the address provided below) no later than the close of business on December 13, 2018. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement if the proposal does not satisfy the requirements of SEC Rule 14a-8.
Our bylaws include a proxy access right, permitting a shareholder, or a group of up to 20 shareholders, who has maintained continuous qualifying ownership of at least 3% of our outstanding shares of capital stock entitled to vote in the election of directors for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board or two directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our bylaws. Notice of proxy access director nominees must be received by the Corporate Secretary at our principal executive offices (at the address provided below) no earlier than November 13, 2018 and no later than the close of business on December 13, 2018. However, in the event that that the 2019 Annual Meeting is to be held on a date that is more than 30 days before or after May 24, 2019 (the anniversary date of the 2018 Annual Meeting), then such notice must be received no later than the close of business on the 180th day prior to the date of the 2019 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made.
Our bylaws also establish advance notice procedures with respect to proposals and director nominations submitted by a shareholder for presentation directly at an Annual Meeting, rather than for inclusion in our proxy statement. To be properly brought before our 2019 Annual Meeting, a notice of the proposal or the shareholder wishes to present at the meeting other than pursuant to SEC Rule 14a-8 or nomination the shareholder wishes to present at the meeting other than pursuant to our proxy access bylaw must be received by the Corporate Secretary at our principal executive offices (at the address provided below) no earlier than the close of business on January 24, 2019 and no later than the close of business on February 25, 2019. However, in the event that that the 2019 Annual Meeting is to be held on a date that is more than 30 days before or more than 70 days after May 24, 2019 (the anniversary date of the 2018 Annual Meeting), then such notice must be received no earlier than the close of business on the 120th day prior to the date of the 2019 Annual Meeting and no later than the close of business on the later of the 90th day prior to the date of the 2019 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made.
All such proposals and director nominations must satisfy the requirements set forth in our bylaws, a copy of which is available on our investor relations website under the "Corporate Governance" heading at www.investors.unum.com and may also be obtained at no cost from the Office of the Corporate Secretary. The

104	2018 PROXY STATEMENT

ADDITIONAL INFORMATION

chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws. If a shareholder fails to meet these deadlines, the persons named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Annual Meeting.
Communications with the Board of Directors
Shareholders and interested parties may communicate with our Chairman of the Board, or any other director by contacting the Office of the Corporate Secretary as described below.
In accordance with a process approved by our Board of Directors, the Corporate Secretary reviews all correspondence received by the company and addressed to non-management directors. A log and copies of the correspondence are provided to the Chairman, who determines whether further distribution is appropriate and to whom it should be sent. Any director may at any time review this log and request copies of correspondence. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of our internal auditors and handled in accordance with procedures established by the Audit Committee. Copies of correspondence relating to corporate governance matters are also provided to the chair of the Governance Committee.
The Board has instructed that certain items unrelated to the duties and responsibilities of the Board be excluded from the process, including mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, and matters related to claims or employment.
Eliminating duplicate proxy materials
A single proxy statement and annual report to shareholders, along with individual proxy cards, or individual Notices of Internet Availability will be delivered in one envelope to multiple shareholders having the same last name and address and to shareholders with multiple accounts registered at our transfer agent with the same address, unless contrary instructions have been received from an affected shareholder. This is known as "householding" and it enables us to reduce the costs and environmental impact of the 2018 Annual Meeting. We will deliver promptly upon written or oral request a separate copy of the proxy statement, annual report to shareholders or Notice of Internet Availability to any shareholder residing at a shared address to which only one copy was delivered. If you are a shareholder of record and would like to receive separate copies of our proxy materials, whether for this year or future years, please contact Computershare Investor Services by calling toll-free 800-446-2617 or by writing to them at P.O. Box 43069, Providence, Rhode Island 02940-3069. The same phone number and address may be used to request delivery of a single copy of our proxy materials if you share an address with another shareholder and are receiving multiple copies. If you are a beneficial owner, you should contact your broker, bank or other nominee.
Contacting the Office of the Corporate Secretary
You may contact the Office of the Corporate Secretary by calling toll-free 800-718-8824 or by writing to:
Office of the Corporate Secretary
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402

2018 PROXY STATEMENT	105

ADDITIONAL INFORMATION

Principal executive offices
Our principal executive offices are located at 1 Fountain Square, Chattanooga, Tennessee 37402. Our main telephone number is 423-294-1011.
Annual Report on Form 10-K
Upon request, we will provide to you by mail a free copy of our Annual Report on Form 10-K (including financial statements and financial statement schedules) for the fiscal year ended December 31, 2017. Please direct your request to the Office of the Secretary at the address provided above. The Annual Report on Form 10-K may also be accessed on our investor relations website under the "SEC Filings" heading at www.investors.unum.com or on the SEC’s website at www.sec.gov.
Incorporation by reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) and "Report of the Human Capital Committee" shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

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APPENDIX A

APPENDIX A
Reconciliation of Non-GAAP Financial Measures
We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•
After-tax adjusted operating income or loss and adjusted operating earnings per share, which excludes realized investment gains or losses, and certain other items, which are discussed in "Executive Summary" in Part II Item 7 of our Annual Report on Form 10-K for the respective years ended December 31, 2017 and 2016, as applicable;

•
Adjusted operating return on equity, which is calculated using after-tax adjusted operating income or loss and excludes from equity the unrealized gain or loss on securities and net gain on cash flow hedges; and

•	Book value per common share, which is calculated excluding accumulated other comprehensive income (AOCI).
Effective December 31, 2017, to more clearly differentiate between the GAAP and non-GAAP financial measures, we changed the naming convention for our non-GAAP financial measures from "operating" measures to "adjusted operating" measures, which includes a change from "after-tax operating income" to "after-tax adjusted operating income", and "operating return on equity" to "adjusted operating return on equity". The definition of these labels remains unchanged.
Realized investment gains or losses and unrealized gains or losses on securities and net gains on cash flow hedges depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our company. Book value per common share excluding certain components of AOCI, certain of which tend to fluctuate depending on market conditions and general economic trends, are important measures. We also exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace the comparable GAAP measures in the determination of overall profitability. For a reconciliation of the most directly comparable GAAP measures to these non-GAAP financial measures, refer to this Appendix.

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APPENDIX A

	After-Tax Adjusted Operating Income (Loss)	Average Allocated Equity(1)	Adjusted Operating Return on Equity

Year Ended December 31, 2017
Unum US	$656.2	$4,130.2	15.9%
Unum UK	92.1	607.3	15.2%
Colonial Life	211.2	1,308.1	16.2%
Core Operating Segments	959.5	6,045.6	15.9%
Closed Block	86.4	3,290.1
Corporate	(69.7)	(893.3)
Total	$976.2	$8,442.4	11.6%

Year Ended December 31, 2016	$915.6	$8,140.8	11.2%
Year Ended December 31, 2015	$893.2	$7,961.1	11.2%
(1) Excludes unrealized gain on securities and net gain on cash flow hedges and is calculated using the stockholders' equity balances presented below.

	12/31/2017	12/31/2016	12/31/2015	12/31/2014
Total Stockholders' Equity	$9,574.9	$8,968.0	$8,663.9	$8,521.9
Excluding:
Net Unrealized Gain on Securities	607.8	440.6	204.3	290.3
Net Gain on Cash Flow Hedges	282.3	327.5	378.0	391.0
Total Adjusted Stockholders' Equity	$8,684.8	$8,199.9	$8,081.6	$7,840.6

	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended
	12/31/2017	12/31/2016	12/31/2015
Average Stockholders' Equity Excluding Net Unrealized Gain on Securities and Net Gain on Cash Flow Hedges	$8,442.4	$8,140.8	$7,961.1

108	2018 PROXY STATEMENT

APPENDIX A

	Year Ended December 31
	2017		2016		2015
	(in millions)	per share *	(in millions)	per share *	(in millions)	per share *
Net Income	$994.2	$4.37	$931.4	$3.95	$867.1	$3.50
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $15.0; $8.4; $(17.7))	25.3	0.11	15.8	0.07	(26.1)	(0.11)
Loss from Guaranty Fund Assessment (net of tax benefit of $7.2; $-; $-)	(13.4)	(0.06)	—	—	—	—
Unclaimed Death Benefits Reserve Increase (net of tax benefit $13.6; $-; $-)	(25.4)	(0.11)	—	—	—	—
Net Tax Benefit from Impacts of TCJA	31.5	0.14	—	—	—	—
After-tax Adjusted Operating Income	$976.2	$4.29	$915.6	$3.88	$893.2	$3.61

	Year Ended December 31
	2014		2013		2012
	(in millions)	per share *	(in millions)	per share *	(in millions)	per share *
Net Income	$402.1	$1.57	$847.0	$3.19	$888.1	$3.15
Excluding:
Net Realized Investment Gain (net of tax expense of $3.3; $2.9; $19.1)	12.8	0.05	3.9	0.02	37.1	0.13
Costs Related to Early Retirement of Debt (net of tax benefit of $2.8; $-; $-)	(10.4)	(0.04)	—	—	—	—
Reserve Charges for Closed Block (net of tax benefit of $244.4; $-; $-)	(453.8)	(1.77)	—	—	—	—
Pension Settlement Loss (net of tax benefit of $22.5; $-; $-)	(41.9)	(0.16)	—	—	—	—
Unclaimed Death Benefits Reserve Increase (net of tax benefit of $-; $33.4; $-)	—	—	(62.1)	(0.24)	—	—
Group Life Waiver of Premium Benefit Reserve Reduction (net of tax expense of $-; $29.8; $-)	—	—	55.2	0.21	—	—
After-tax Adjusted Operating Income	$895.4	$3.49	$850.0	$3.20	$851.0	$3.02
*Assuming Dilution.

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APPENDIX A

	Year Ended December 31
	2011		2010		2009
	(in millions)	per share *	(in millions)	per share *	(in millions)	per share *
Net Income	$283.6	$0.94	$877.6	$2.69	$847.3	$2.55
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $(1.3); $9.0; $11.5)	(3.6)	(0.01)	15.7	0.05	0.2	—
Reserve Charges for Closed Block (net of tax benefit of $265.0; $-; $-)	(492.1)	(1.62)	—	—	—	—
Deferred Acquisition Costs for Closed Block (net of tax benefit of $68.5; $-; $-)	(127.5)	(0.42)	—	—	—	—
Special Tax Items	22.7	0.08	(10.2)	(0.03)	—	—
After-tax Adjusted Operating Income	$884.1	$2.91	$872.1	$2.67	$847.1	$2.55

	Year Ended December 31
	2008		2007**		2006**
	(in millions)	per share *	(in millions)	per share *	(in millions)	per share *
Net Income	$553.4	$1.62	$679.3	$1.91	$411.0	$1.23
Excluding:
Income from Discontinued Operations	—	—	6.9	0.02	7.4	0.02
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $(161.8); $(22.0); $0.7)	(304.1)	(0.89)	(43.2)	(0.12)	1.5	0.01
Regulatory Reassessment Charges (net of tax benefit of $-; $31.3; $129.0)	—	—	(34.5)	(0.10)	(267.4)	(0.79)
Debt Extinguishment Costs (net of tax benefit of $-; $20.5; $8.9)	—	—	(38.3)	(0.11)	(16.9)	(0.05)
Other (net of tax expense (benefit) of $-; $-; $(5.8))	—	—	—	—	(12.7)	(0.04)
Special Tax Items	—	—	2.2	0.01	95.8	0.28
After-tax Adjusted Operating Income	$857.5	$2.51	$786.2	$2.21	$603.3	$1.80

110	2018 PROXY STATEMENT

APPENDIX A

	Year Ended December 31
	2005**
	(in millions)	per share *
Net Income	$513.6	$1.64
Excluding:
Income from Discontinued Operations	9.6	0.03
Net Realized Investment Loss (net of tax benefit of $2.4)	(4.3)	(0.02)
Regulatory Reassessment Charges (net of tax benefit of $1.1)	(51.6)	(0.16)
Other (net of tax expense of $1.7)	4.0	0.01
Special Tax Items	42.8	0.14
After-tax Adjusted Operating Income	$513.1	$1.64
*Assuming Dilution.
**Does not reflect the impact of ASU 2010-26.

	12/31/2017		12/31/2016		12/31/2015
	(in millions)	per share	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,574.9	$43.02	$8,968.0	$39.02	$8,663.9	$35.96
Excluding:
Net Unrealized Gain on Securities	607.8	2.73	440.6	1.92	204.3	0.84
Net Gain on Cash Flow Hedges	282.3	1.27	327.5	1.42	378.0	1.57
Subtotal	8,684.8	39.02	8,199.9	35.68	8,081.6	33.55
Excluding:
Foreign Currency Translation Adjustment	(254.5)	(1.15)	(354.0)	(1.54)	(173.6)	(0.72)
Subtotal	8,939.3	40.17	8,553.9	37.22	8,255.2	34.27
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(508.1)	(2.28)	(465.1)	(2.02)	(392.6)	(1.63)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$9,447.4	$42.45	$9,019.0	$39.24	$8,647.8	$35.90

2018 PROXY STATEMENT	111

APPENDIX A

	12/31/2014		12/31/2013		12/31/2012
	(in millions)	per share	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$8,521.9	$33.78	$8,639.9	$33.23	$8,604.6	$31.84
Excluding:
Net Unrealized Gain on Securities	290.3	1.15	135.7	0.52	873.5	3.23
Net Gain on Cash Flow Hedges	391.0	1.55	396.3	1.52	401.6	1.48
Subtotal	7,840.6	31.08	8,107.9	31.19	7,329.5	27.13
Excluding:
Foreign Currency Translation Adjustment	(113.4)	(0.45)	(47.1)	(0.18)	(72.6)	(0.26)
Subtotal	7,954.0	31.53	8,155.0	31.37	7,402.1	27.39
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(401.5)	(1.59)	(229.9)	(0.88)	(574.5)	(2.13)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,355.5	$33.12	$8,384.9	$32.25	$7,976.6	$29.52

	12/31/2011		12/31/2010		12/31/2009
	(in millions)	per share	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$8,168.0	$27.91	$8,483.9	$26.80	$8,045.0	$24.25
Excluding:
Net Unrealized Gain on Securities	614.8	2.11	416.1	1.31	382.7	1.16
Net Gain on Cash Flow Hedges	408.7	1.39	361.0	1.14	370.8	1.12
Subtotal	7,144.5	24.41	7,706.8	24.35	7,291.5	21.97
Excluding:
Foreign Currency Translation Adjustment	(117.6)	(0.41)	(107.1)	(0.34)	(75.3)	(0.23)
Subtotal	7,262.1	24.82	7,813.9	24.69	7,366.8	22.20
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(444.1)	(1.51)	(318.6)	(1.00)	(330.7)	(1.00)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$7,706.2	$26.33	$8,132.5	$25.69	$7,697.5	$23.20

	12/31/2008
	(in millions)	per share
Total Stockholders' Equity (Book Value)	$5,941.5	$17.94
Excluding:
Net Unrealized Loss on Securities	(837.4)	(2.53)
Net Gain on Cash Flow Hedges	458.5	1.38
Subtotal	6,320.4	19.09
Excluding:
Foreign Currency Translation Adjustment	(172.8)	(0.52)
Subtotal	6,493.2	19.61
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(406.5)	(1.23)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$6,899.7	$20.84

112	2018 PROXY STATEMENT

APPENDIX B

APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
UNUM GROUP

The present name of the corporation is Unum Group. The corporation was incorporated under the name "Provident Companies, Inc." by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on March 22, 1995. This Amended and Restated Certificate of Incorporation of the corporation restates and integrates and further amends the provisions of the corporation's amended and restated ~~restated~~ certificate of incorporation as heretofore amended (the “Existing Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Existing Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
FIRST:    The name of the corporation is Unum Group (the "Corporation").
SECOND:    The address of the registered office of the Corporation in the state of Delaware is ~~2711 Centerville Road, Suite 400~~251 Little Falls Drive, in the city of Wilmington, county of New Castle, 19808. The name of the Corporation's registered agent at that address is Corporation Service Company.
THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code ~~(the "GCL")~~.
FOURTH:    A. The total number of shares of capital stock which the Corporation shall have authority to issue is 750,000,000 shares, consisting of 725,000,000 shares of Common Stock par value $.10 per share (the "Common Stock") and 25,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock").
B.    Shares of Preferred Stock may be issued from time to time in one or more ~~classes or~~ series as may be determined from time to time by the Board of Directors of the Corporation (the "Board of Directors"), each such ~~class or~~ series to be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for ~~classes or~~ series provided for by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such ~~class or~~ series and the preferences and relative, participating, optional and other special rights of each such ~~class or~~ series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other ~~classes or~~ series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular ~~class or~~

2018 PROXY STATEMENT	113

APPENDIX B

series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such ~~class or~~ series, if any, and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions of such ~~class or~~ series, including, but without limiting the generality of the foregoing, the following:
(1)The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such ~~class or~~ series, and such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;
(2)The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such ~~class or~~ series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;
(3)The right, if any, of the holders of Preferred Stock of such ~~class or~~ series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;
(4)Whether or not Preferred Stock of such ~~class or~~ series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;
(5)The rights, if any, of the holders of Preferred Stock of such ~~class or~~ series upon the voluntary or involuntary liquidation of the Corporation;
(6)The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such ~~class or~~ series; and
(7)The voting powers, if any, of the holders of such ~~class or~~ series of Preferred Stock.
C.    Except as otherwise provided in this Certificate of Incorporation, the Board of Directors shall have authority to authorize the issuance (or delegate the power to authorize the issuance of shares in accordance with applicable law), from time to time, without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value ~~(unless issued as such a dividend or distribution or in connection with such a split or combination)~~ shall not be less than such par value. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.
D.    Except as provided in this Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.
FIFTH:    A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

114	2018 PROXY STATEMENT

APPENDIX B

B.    The Board of Directors shall consist of not less than three nor more than fifteen directors. The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors~~, subject to Article III, Section 11 of the By-Laws of the Corporation~~.
~~C.    Subject to the rights of the holders of any Preferred Stock to elect directors:~~
~~(1)Until the election of directors at the 2016 annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”), the Board of Directors shall be divided into three classes of directors, designated as Class I, Class II and Class III, each of which shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Subject to Sections C(2), C(3) and D of this Article FIFTH, each class of directors shall be elected for a three-year term, and the terms of each class shall be staggered so that only one class of directors will be elected at each Annual Meeting.~~
~~(2)At each Annual Meeting commencing with the 2014 Annual Meeting, successors to the class of directors whose terms expire at that Annual Meeting shall be elected for a one-year term.~~
~~(3)From and after the election of directors at the 2016 Annual Meeting, the Board of Directors shall cease to be classified.~~
~~D.    If prior to the 2016 Annual Meeting the number of directors is increased in accordance with the terms of this Certificate of Incorporation or the By-Laws, then, except to the extent that an increase in the authorized number of directors occurs in connection with the rights of the holders of Preferred Stock to elect additional directors, any newly created directorship resulting from such increase shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director elected to fill such newly created directorship shall hold office for a term that shall coincide with the remaining term of the class of directors into which such director was elected. From and after the 2016 Annual Meeting, any additional director elected to fill a newly created directorship resulting from an increase in the number of directors shall hold office for a term expiring at the next Annual Meeting. In no case will a decrease in the number of directors shorten the term of any incumbent director.~~
C.    A director shall hold office until the ~~Annual Meeting for the year in which his or her term expires~~ next annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to the director's prior death, resignation, disqualification or removal from office. In no case will a decrease in the number of directors shorten the term of any incumbent director.
D.    The stockholders shall have the right to remove any or all of the directors at any time~~, but only~~ by the affirmative vote of the holders of ~~eighty percent (80%)~~a majority of the votes entitled to be cast ~~by the holders~~at an election of ~~all outstanding shares of Voting Stock (as hereinafter defined)~~directors voting together as a single class~~; provided, however, that until the 2016 Annual Meeting, directors may be removed only for cause~~.
E.    Any vacancy on the Board of Directors that results from a newly created directorship or for any other reason shall be filled only by the affirmative vote of a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled by any other person or persons. Any director elected to fill a vacancy ~~not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor~~or newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders.
F.    Notwithstanding the foregoing, whenever the holders of any one or more ~~classes or~~ series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features

2018 PROXY STATEMENT	115

APPENDIX B

of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto (including the resolutions adopted by the Board of Directors pursuant to Section B of Article FOURTH)~~, and such directors so elected shall not be divided into classes pursuant to Section C of this Article FIFTH unless expressly provided by such terms~~. Election of directors need not be by written ballot unless the By-Laws so provide.
G.    The Board of Directors may from time to time determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation, except as and to the extent expressly provided by law with reference to the right of stockholders to examine the original or duplicate stock ledger, or otherwise expressly provided by law, or except as expressly authorized by resolution of the Board of Directors.
H.    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the By-Laws.
I.    Except as may be otherwise determined by the Board of Directors in fixing the terms of any ~~class or~~ series of Preferred Stock pursuant to Article FOURTH hereof, no action shall be taken by stockholders of the Corporation except at an annual or special meeting of stockholders of the Corporation and the right of stockholders to act by written consent in lieu of a meeting is specifically denied.
SIXTH:    A.    The Board of Directors shall have concurrent power with the stockholders as set forth in this Certificate of Incorporation to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
B.    ~~Subject to Article III, Section 11 of the By-Laws, the~~The Board of Directors may amend the By-Laws of the Corporation upon the affirmative vote of the number of directors which shall constitute, under the terms of the By-Laws, the action of the Board of Directors. Stockholders may ~~not~~ amend the By-Laws of the Corporation ~~except~~ upon the affirmative vote of at least ~~eighty percent (80%)~~a majority of the votes entitled to be cast ~~by~~on the ~~holders of all outstanding shares of Voting Stock~~matter, voting together as a single class.
~~SEVENTH:    A.    In addition to any affirmative vote required by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise, except as otherwise expressly provided in Section B of this Article SEVENTH, the Corporation shall not engage, directly or indirectly, in any Business Combination (as hereinafter defined) with an Interested Stockholder (as hereinafter defined) without the affirmative vote of (i) not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class, and (ii) not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock which are beneficially owned by persons other than such Interested Stockholder voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.~~
~~B.    The provisions of Section A of this Article SEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, this Certificate of Incorporation, the By-Laws or the Corporation, or otherwise, if such Business Combination shall have been approved by a majority (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).~~
~~C.    For the purposes of this Certificate of Incorporation:~~

116	2018 PROXY STATEMENT

APPENDIX B

~~1.The term "Business Combination" shall mean:~~
~~(a)any merger or consolidation of this Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or~~
~~(b)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) between the Corporation or any Subsidiary and any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder the value of which would constitute, immediately prior to such transaction, a Substantial Part (as hereinafter defined) of the assets of the Corporation; or~~
~~(c)the adoption of any plan or proposal for the liquidation or dissolution of, or similar transaction involving, the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or~~
~~(d)any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or~~
~~(e)any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).~~
~~2.The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.~~
~~3.The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.~~
~~4.The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan or any trust or any other entity formed for the purposes of holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or any Subsidiary, in each case when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding share of Voting Stock.~~

2018 PROXY STATEMENT	117

APPENDIX B

~~5.A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~
~~6.The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Act"), (the term "registrant" in Rule 12b-2 meaning in this case the Corporation).~~
~~7.The term "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.~~
~~8.The term "Continuing Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors. In order for a Business Combination or other action to be approved, or a fact or other matter to be determined, "by a majority of the Continuing Directors" hereunder, there must be one or more Continuing Directors then serving on the Board of Directors.~~
~~9.The term "Substantial Part" means assets having an aggregate Fair Market Value (as hereinafter defined) in excess of ten percent (10%) of the book value of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving assets constituting any such Substantial Part.~~
~~10.The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price, during the 30-day period immediately preceding the date in question, of a share of such stock on the Composite Tape for New York Stock Exchange, Inc. Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or , if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock, during the 30-day period preceding the date in question, on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the~~

118	2018 PROXY STATEMENT

APPENDIX B

~~date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.~~
~~D.    A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article SEVENTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by this Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value in excess of the amount set forth in Paragraph 1(b) of Section C of this Article SEVENTH. Any such determination made in good faith shall be binding and conclusive on all parties.~~
~~E.    Nothing contained in this Article SEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.~~
SEVENTH:    ~~When considering a merger, consolidation, Business Combination~~When considering a merger; consolidation; sale; lease or exchange of all or substantially all of its assets or property; or similar transaction, the Board of Directors, committees of the Board of Directors, individual directors and individual officers may, in considering the best interests of the Corporation and its stockholders, consider the effects of any such transaction upon the employees, customers and suppliers of the Corporation, and upon communities in which offices of the Corporation are located.
~~NINTH:    Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), (i) the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles FIFTH and SIXTH, and (ii) the affirmative vote of the holders of (x) not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class, and (y) not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock which are beneficially owned by persons other than Interested Stockholders, if any, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with Articles SEVENTH and NINTH; provided, however, that, with respect to Articles FIFTH, SIXTH, SEVENTH, and NINTH such special voting requirements shall not apply to, and such special votes shall not be required for, any amendment, repeal or adoption recommended by the Board of Directors if a majority of the directors then in office are persons who would be eligible to serve as Continuing Directors.~~
EIGHTH:    No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal of modification of this Article ~~TENTH~~EIGHTH by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
NINTH:    Subject to the provisions of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now

2018 PROXY STATEMENT	119

APPENDIX B

or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ~~23rd~~[●] day of May, ~~2013~~2018.

UNUM GROUP

By:    ___________________________
Name:
Office:

120	2018 PROXY STATEMENT

unum®

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Daylight Time, on May 24, 2018.

Vote by Internet

- Go to **www.envisionreports.com/unm**
- Or scan the QR code with your smartphone
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Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — You must sign the card on the reverse side for your vote to be counted.

The Board of Directors recommends a vote FOR each of the nominees listed.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Theodore H. Bunting, Jr.	☐	☐	☐	02 - E. Michael Caulfield	☐	☐	☐	03 - Susan D. DeVore	☐	☐	☐
04 - Joseph J. Echevarria	☐	☐	☐	05 - Cynthia L. Egan	☐	☐	☐	06 - Kevin T. Kabat	☐	☐	☐
07 - Timothy F. Keaney	☐	☐	☐	08 - Gloria C. Larson	☐	☐	☐	09 - Richard P. McKenney	☐	☐	☐
10 - Ronald P. O'Hanley	☐	☐	☐	11 - Francis J. Shammo	☐	☐	☐				

The Board of Directors recommends a vote FOR Proposals 2, 3, and 4.

Proposal	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the company's named executive officers.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for 2018.	☐	☐	☐
4. To approve an Amended and Restated Certificate of Incorporation, including the elimination of supermajority voting requirements.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 3 7 2 2 4 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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2018 PROXY STATEMENT	121

Admission Ticket

UNUM GROUP

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2018

10:00 a.m. Eastern Daylight Time

1 Fountain Square

Chattanooga, Tennessee 37402

This admission ticket admits only the named shareholder.

If you plan on attending the Annual Meeting in person, please bring this Admission Ticket or proof of ownership of the company's common stock and valid government-issued photo identification (such as a driver's license or passport).

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a company shareholder.

For your safety, we reserve the right to inspect all personal items prior to admission to the Annual Meeting.

Your compliance is appreciated.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Unum Group

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Annual Meeting of Shareholders

May 24, 2018

10:00 a.m., Eastern Daylight Time

1 Fountain Square, Chattanooga, Tennessee 37402

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNUM GROUP

The undersigned hereby appoints John F. McGarry and Lisa G. Iglesias, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in Unum Group, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. **If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors' recommendations provided on the reverse side of this card, and at their discretion on any other matters that may properly come before the meeting.**

This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held in the Unum Group 401(k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2, 3 AND 4. IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. IF STOCK IS HELD JOINTLY, SIGNATURES SHOULD APPEAR FOR BOTH NAMES. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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2018 PROXY STATEMENT	122